Exhibit 10.1

Execution Version

FIRST AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT AND LIMITED CONSENT TO CREDIT AGREEMENT, dated as of September 10, 2024 (this “Amendment”), is by and among the Term Lenders identified on the signature pages hereof (each of such Term Lenders together with its successors and permitted assigns, a “Required Lender” and, collectively, the “Required Lenders”), WHITEHAWK CAPITAL PARTNERS LP, a Delaware limited partnership, as administrative agent and collateral agent for the Term Lenders (in such capacity, together with its successors and assigns in such capacity, “Term Agent”), MediaCo Holding Inc, an Indiana corporation (“MediaCo”), and each other person party hereto that are designated as “Borrowers” (collectively with MediaCo, the “Borrowers” and each a “Borrower”).  Capitalized terms used but not defined herein shall have the meanings specified in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, Term Agent, the Term Lenders and the Borrowers have entered into financing arrangements pursuant to which the Term Lenders have made loans and advances and provided other financial accommodations to the Borrowers as set forth in that certain First Lien Term Loan Credit Agreement, dated as of April 17, 2024 (as amended, restated, amended and restated, supplemented and otherwise modified prior to the date hereof, the “Existing Credit Agreement” and as amended hereby, the “Credit Agreement”) and the other Loan Documents;

WHEREAS, the Borrowers have informed the Term Lenders that MediaCo intends to undertake an at-the-market offering (the “ATM Offering”) from time to time of up to $5,217,000 of shares (the “ATM Shares”) of MediaCo’s Class A common stock, par value $0.01 per share (the “Common Stock”), pursuant to that certain prospectus supplement, in substantially the form delivered to Term Agent on or prior to the date hereof (together with any further prospectuses, prospectus supplements, free writing prospectus or other documentation pursuant to the Securities Act of 1933, as amended, the “ATM Prospectus”);

WHEREAS, the Borrowers have requested that the Term Lenders (x) provide additional credit support in the form of additional Delayed Draw Term Loan Commitments for Delayed Draw Term Loans in an amount up to $7,500,000 (the “First Amendment Delayed Draw Term Loans”), (y) with respect to the Net Proceeds received by MediaCo in respect of the ATM Shares, waive the requirement under Section 1.7(c)(v) of the Credit Agreement that the Borrowers make a mandatory prepayment of the Loans in an amount equal to 100% of the Net Proceeds received as a result of any Equity Issuance by MediaCo and consent to MediaCo retaining such Net Proceeds in an amount up to $7,300,000 (the “Permitted Net Proceeds Retention Amount” and the consent with respect thereto, the “Specified Consent”) and (z) agree to certain other amendments to the Credit Agreement as provided herein.

WHEREAS, Term Lenders and Term Agent have agreed to provide the Specified Consent and the amendments to the Credit Agreement, in each case on the terms set forth herein;

WHEREAS, Section 8.1 of the Credit Agreement provides that, among other things, that the Borrowers and the Term Lenders, constituting at least the Required Lenders, may waive certain requirements and/or consent to certain deviations therefrom under the Credit Agreement and the other Loan Documents in writing; and

WHEREAS, by this Amendment, Term Agent, Required Lenders and each Borrower intend to evidence and effect such Specified Consent and the other amendments contemplated hereby;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements and covenants contained herein, the parties hereto agree as follows:

1.          Interpretation.  For purposes of this Amendment, all terms used herein which are not otherwise defined herein, including, but not limited to, those terms used in the recitals hereto, shall have the respective meanings assigned thereto in the Credit Agreement.

2.          Amendments of the Existing Credit Agreement.  Upon the First Amendment Effective Date, in accordance with the provisions hereof and notwithstanding anything to the contrary contained in the Existing Credit Agreement or the other Loan Documents, each party to this Amendment hereby agrees that, as of the First Amendment Effective Date, the Existing Credit Agreement is hereby amended as set forth in the marked terms on Annex I hereto.  In Annex I hereto, deletions of text in the Loan Agreement are indicated by struck-through text (indicated in the same manner as the following example: ~~stricken text~~) and insertions of text are indicated by bold, double-underlined text (indicated in the same manner as the following example: double-underlined text) as set forth on Annex I hereto.  Schedule 1.1 to the Existing Credit Agreement is hereby deleted in its entirety and replaced by the Schedule 1.1 included in Annex I, in which case such included Schedule shall constitute part of the Credit Agreement.

3.          Limited Consent.  Subject to the satisfaction of the conditions set forth in Section 4 below and in reliance upon the representations and warranties set forth in Section 3 below, Term Agent and Term Lenders, constituting the Required Lenders, hereby agree to provide the Specified Consent with respect to the retention of Net Proceeds in an amount not to exceed the Permitted Net Proceeds Retention Amount.  The foregoing is a limited consent and nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as modified hereby.  This is a limited consent and shall not be deemed to constitute a consent or waiver of any other term, provision or condition of the Credit Agreement or any other Loan Document, as applicable, or to prejudice any right or remedy that Term Agent or any Lender may now have or may have in the future under or in connection with the Credit Agreement or any other Loan Document.

In addition, the consent set forth in this Section 3 does not constitute or establish (and is not to be deemed to constitute or establish) a custom or a practice on the part of the Term Agent or any Lender and does not prejudice any rights of the Term Agent or any Lender in respect of any other departure from the terms of the Credit Agreement or any other Loan Document.

4.          Representations and Warranties.  Each Loan Party, jointly and severally, hereby:

(a)         reaffirms all representations and warranties made to Term Agent and Lenders under the Credit Agreement and all of the other Loan Documents and confirms that all are true and correct in all material respects as of the date hereof except to the extent that (i) such representations or warranties are qualified by a materiality standard, in which case they shall be true and correct in all respects and (ii) such representations or warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (or, if such representations or warranties are qualified by a materiality standard, in all respects as of such earlier date));

(b)          reaffirms all of the covenants contained in the Credit Agreement;

(c)          represents and warrants that no Default or Event of Default has occurred and is continuing;

(d)        represents and warrants that the execution, delivery and performance by each Loan Party of this Amendment and the consummation of the transactions contemplated hereby, are within such Loan Party’s powers, have been duly authorized by all necessary organizational action, and do not contravene (i) the charter or by-laws or other organizational or governing documents of such Loan Party or (ii) any law or any contractual restriction binding on or affecting any Loan Party, except, for purposes of this clause (ii), to the extent such contravention would not reasonably be expected to have a Material Adverse Effect;

2

(e)          represents and warrants that the charter or by-laws or other organizational or governing documents of each Loan Party have not been amended, supplemented or modified and are in full force and effect in the same form attached to that certain Secretary’s Certificate, dated as of April 17, 2024, and delivered by the Loan Parties to Term Agent on the Closing Date;

(f)        represents and warrants that no authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or any other third party is required for the due execution, delivery and performance by any Loan Party of any Loan Document to which it is a party that has not already been obtained if the failure to obtain such authorization, approval or other action could reasonably be expected to result in a Material Adverse Effect; and

(g)         represents and warrants that this Amendment has been duly executed and delivered by each Loan Party thereto.  This Amendment will constitute upon execution, the legal, valid and binding obligation of each Loan Party thereto enforceable against such Loan Party in accordance with its respective terms subject to the effect of any applicable bankruptcy, insolvency, reorganization or moratorium or similar laws affecting the rights of creditors generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.          Conditions Precedent.  This Amendment shall be effective upon the satisfaction of each of the following conditions precedent (the “First Amendment Effective Date”):

(a)          Term Agent shall have received counterparts of this Amendment, duly authorized, executed and delivered by Borrowers, Term Agent and the Lenders;

(b)         Term Agent shall have received a duly executed copy of that certain Limited Consent to Second Lien Term Loan Agreement dated as of September 10, 2024, by and among the Borrowers and HPS Investment Partners LLC, as Second Lien Agent, in form and in substance reasonably satisfactory to Term Agent;

(c)          Term Agent shall have received a duly executed copy of the SG Guaranty Agreement (as defined in the Credit Agreement), by the SG Guarantor in favor of the Term Agent, in form and in substance reasonably satisfactory to Term Agent;

(d)        Term Agent shall have received (x) corporate resolutions for each Loan Party approving the transactions contemplated hereby and the ATM Offering and (y) a good standing (or equivalent) certificate for each of MediaCo and each other Loan Party, from the relevant authority of its jurisdictions of organization, dated as of a recent date;

(e)           Term agent shall have received the ATM Prospectus;

(f)            No Default or Event of Default shall have occurred and be continuing;

(g)           The Term Lenders shall have received, in immediately available funds, the First Amendment DDTL Commitment Fee.

(h)          The Borrowers shall have reimbursed the Term Agent, for all reasonable and documented fees, costs and expenses incurred through the First Amendment Effective Date (including, without limitation, attorneys’ fees and expenses related to the preparation, negotiation, execution, delivery of this Amendment).

3

6.           [Reserved].

7.           General.

(a)          Effect of this Amendment.  Except as expressly provided herein, no other consents, waivers, changes or modifications to the Loan Documents are intended or implied, and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof.

(b)        Expenses.  Borrower agrees to pay on demand all expenses of Term Agent and Lenders in connection with the administration of this Amendment in accordance with Section 8.5 of the Credit Agreement.

(c)          Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to conflicts of laws principles thereof.

(d)        Submission to Jurisdiction; Service of Process; Waiver of Jury Trial.  SECTIONS 8.18 AND 8.19 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS LIMITED CONSENT MUTATIS MUTANDIS AND SHALL APPLY HERETO AS IF ORIGINALLY MADE A PART HEREOF.

(e)          Binding Effect.  This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

(f)         Counterparts, etc.  This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery of an executed counterpart of a signature page to this Amendment by telecopier or by electronic transmission of a pdf formatted counterpart shall be effective as delivery of a manually executed counterpart of this Amendment.

(g)           Loan Document.  This Amendment constitutes a Loan Document.

(h)          Reaffirmation.  Each of the undersigned Loan Parties acknowledges (i) all of its Obligations under the Credit Agreement and each other Loan Document to which it is a party are reaffirmed and remain in full force and effect on a continuous basis, (ii) its grant of security interests pursuant to the Loan Documents are reaffirmed and remain in full force and effect after giving effect to this Amendment, (iii) the Obligations include, among other things and without limitation, the due and punctual payment of the principal of, interest on, and premium (if any) on, the Obligations and (iv) the execution of this Amendment shall not, except as expressly set forth herein, operate as a waiver of any right, power or remedy of Term Agent or any Lender, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

4

(i)           Release.  In consideration of the agreements of Term Agent and Lenders contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Borrower, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably releases, remises and forever discharges Term Agent and Lenders, and their successors and assigns, and their present and former shareholders, affiliates, subsidiaries, divisions, predecessors, directors, officers, attorneys, employees, Term Agents and other representatives (Term Agent, each Lender and all such other Persons being hereinafter referred to collectively as the “Releasees” and individually as a “Releasee”), of and from all demands, actions, causes of action, suits, covenants, contracts, controversies, agreements, promises, sums of money, accounts, bills, reckonings, damages and any and all other claims, counterclaims, defenses, rights of set off, demands and liabilities whatsoever of every name and nature, known as of the date of this Amendment, both at law and in equity, which Borrower, or any of its successors, assigns, or other legal representatives may now or hereafter own, hold, have or claim to have against the Releasees or any of them for, upon, or by reason of any circumstance, action, cause or thing whatsoever which arises at any time on or prior to the day and date of this Amendment, in each case for or on account of, or in relation to, or in any way in connection with any of the Credit Agreement, or any of the other Loan Documents or transactions thereunder or related thereto.

[Signature Pages Follow]

5

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their authorized officers as of the day and year first above written.

BORROWERS:

MEDIACO HOLDING INC., as the Borrower Representative and a Borrower

By:	/s/ Ann Beemish
Name: Ann Beemish
Title: Executive Vice President, Chief Financial Officer and Treasurer

MEDIACO WQHT LICENSE LLC., as a Borrower

By:	/s/ Ann Beemish
Name: Ann Beemish
Title: Executive Vice President, Chief Financial Officer and Treasurer

MEDIACO WBLS LICENSE LLC., as a Borrower

By:	/s/ Ann Beemish
Name: Ann Beemish
Title: Executive Vice President, Chief Financial Officer and Treasurer

MEDIACO OPERATIONS LLC., as Borrower

By:	/s/ Ann Beemish
Name: Ann Beemish
Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Limited Consent to MediaCo Term Loan Agreement]

WHITEHAWK CAPITAL PARTNERS LP, as Term Agent

By:	/s/ Robert Louzan
Name:	Robert Louzan
Its Authorized Signatory

WHITEHAWK FINANCE LLC, as a Term Lender

By:	/s/ Robert Louzan
Name:	Robert Louzan
Its Authorized Signatory

[Signature Page to Limited Consent to MediaCo Term Loan Agreement]

Annex I

Conformed Credit Agreement

~~Execution Version~~Conformed through First Amendment and Consent, dated as of 9/10/24
****************************************

TERM LOAN AGREEMENT

Dated as of April 17, 2024

by and among

MEDIACO HOLDING INC.

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS BORROWERS,

THE FINANCIAL INSTITUTIONS PARTY HERETO,

as Term Lenders,

and

WHITEHAWK CAPITAL PARTNERS LP

as Term Agent

****************************************

TABLE OF CONTENTS

ARTICLE I. THE TERM LOANs		1
1.1	Amount of the Term Loans; Protective Overadvances	1
1.2	Borrowing Procedures	3
1.3	Evidence of Term Loan; Term Notes	3
1.4	Interest	3
1.5	Loan Accounts	4
1.6	Optional Prepayments of the Term Loan	5
1.7	Mandatory Repayments and Prepayments of the Term Loan	5
1.8	Fees	7
1.9	Payments by the Borrowers	10
1.10	Return of Payments; Procedures	12

ARTICLE II. CONDITIONS PRECEDENT		12

ARTICLE III. REPRESENTATIONS AND WARRANTIES		18
3.1	Corporate Existence and Power	18
3.2	Corporate Authorization; No Contravention	18
3.3	Governmental and Third-Party Authorization	19
3.4	Binding Effect	19
3.5	Litigation	19
3.6	No Default	20
3.7	ERISA Compliance.	20
3.8	Use of Proceeds; Margin Regulations	20
3.9	Ownership of Property; Liens	21
3.10	Taxes	21
3.11	Financial Condition	21
3.12	Environmental Matters	22
3.13	Regulated Entities	23
3.14	Solvency	23
3.15	Labor Relations	23
3.16	Intellectual Property	24
3.17	Brokers’ Fees; Transaction Fees	24
3.18	Insurance	24
3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock	24
3.20	Jurisdiction of Organization; Chief Executive Office	25
3.21	Locations of Inventory, Equipment and Books and Records	25
3.22	Deposit Accounts and Other Accounts	25
3.23	Government Contracts and Material Contracts	25
3.24	Customer Relations	25
3.25	Bonding	25
3.26	Full Disclosure	25
3.27	OFAC; Anti-Corruption	26
3.28	Patriot Act	26
3.29	Collateral Documents, Etc	26
3.30	Beneficial Ownership Certification.	26
3.31	FCC Licenses.	27
3.32	FCC Matters.	27
3.33	Studio and Tower Sites.	27
3.34	FCC Regulatory Fees	28

ARTICLE IV. AFFIRMATIVE COVENANTS		28
4.1	Financial Statements	28
4.2	Certificates; Other Information	29
4.3	Notices	31
4.4	Preservation of Corporate Existence, Etc	33
4.5	Maintenance of Property	34
4.6	Insurance	34
4.7	Performance of Obligations	35
4.8	Compliance with Laws	35
4.9	Inspection of Property and Books and Records; Field Exams; Appraisals	36
4.10	Use of Proceeds	37
4.11	Cash Management Systems	37
4.12	Landlord and Bailee Agreements	38
4.13	Further Assurances	38
4.14	Environmental Matters	39
4.15	Leases	40
4.16	Senior Ranking	40
4.17	Foreign Pension Plans and Benefit Plans	40
4.18	FCC License Subsidiaries	40
4.19	Post-Closing Obligations	40

ARTICLE V. NEGATIVE COVENANTS		41
5.1	Limitation on Liens	41
5.2	Disposition of Assets	42
5.3	Consolidations and Mergers	43
5.4	Acquisitions; Loans and Investments.	44
5.5	Limitation on Indebtedness	44
5.6	Employee Loans and Transactions with Affiliates	45
5.7	Margin Stock; Use of Proceeds	46
5.8	Contingent Obligations	46
5.9	Compliance with ERISA	47
5.10	Restricted Payments	47
5.11	Change in Business	49
5.12	Change in Structure; Foreign Subsidiaries	49
5.13	Changes in Accounting, Name or Jurisdiction of Organization	49
5.14	Amendments to Certain Indebtedness Documents	49
5.15	No Burdensome Agreements	49
5.16	OFAC; Patriot Act	50
5.17	Sale-Leasebacks	50
5.18	Hazardous Materials	50
5.19	Guaranty Under Material Indebtedness Agreement	50
5.20	Limitations on Business Activities of any FCC License Holder	50
5.21	[Reserved].	50
5.22	Financial Covenants.	51
5.23	Cure Right	52

ARTICLE VI. EVENTS OF DEFAULT		54
6.1	Events of Default	54
6.2	Remedies	57
6.3	Rights Not Exclusive	59

ARTICLE VII. TERM AGENT		59
7.1	Appointment and Duties	59
7.2	Binding Effect	60
7.3	Use of Discretion	60
7.4	Delegation of Rights and Duties	61
7.5	Reliance and Liability	61
7.6	Term Agent Individually	63
7.7	Term Lender Credit Decision	64
7.8	Expenses; Indemnities; Withholding	64
7.9	Resignation	65
7.10	Release of Collateral or Borrowers	66

ARTICLE VIII. MISCELLANEOUS		66
8.1	Amendments and Waivers	66
8.2	Notices	68
8.3	Electronic Transmissions	69
8.4	No Waiver; Cumulative Remedies	70
8.5	Costs and Expenses	70
8.6	Indemnity	71
8.7	Marshaling; Payments Set Aside	72
8.8	Successors and Assigns	72
8.9	Assignments and Participations; Binding Effect	73
8.10	Non-Public Information; Confidentiality	76
8.11	Set-off; Sharing of Payments	78
8.12	Counterparts; Facsimile Signature	79
8.13	Severability	79
8.14	Captions	79
8.15	Independence of Provisions	79
8.16	Interpretation	79
8.17	No Third Parties Benefited	79
8.18	Governing Law and Jurisdiction	80
8.19	Waiver of Jury Trial	81
8.20	Entire Agreement; Release; Survival	81
8.21	Patriot Act	82
8.22	Additional Waivers	82
8.23	Creditor-Debtor Relationship	83
8.24	Actions in Concert	84
8.25	Agency of the Borrower Representative for Each Other Borrower	84
8.26	Acknowledgment and Consent to Bail-In of Affected Financial Institutions	84
8.27	Erroneous Payments	85

ARTICLE IX. TAXES, YIELD PROTECTION AND ILLEGALITY		88
9.1	Taxes	88
9.2	Increased Costs and Reduction of Return	91
9.3	Certificates of Term Lenders	92
9.4	Effect of Benchmark Transition Event Etc	92
9.5	Consent to Intercreditor Agreement.	94
9.6	Intercreditor Agreement Governs.	95

ARTICLE X. DEFINITIONS; OTHER INTERPRETIVE PROVISIONS		95
10.1	Defined Terms	95

10.2	Other Interpretive Provisions	141
10.3	Accounting Terms and Principles	142
10.4	Payments	142
10.5	Divisions	143
10.6	Rates	143

EXHIBITS

Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Borrower Joinder Agreement
Exhibit E	Form of Notice of Borrowing
Exhibit F	Form of Term Note
Exhibit G-1	Form of Perfection Certificate
Exhibit G-2	Form of Perfection Certificate Supplement
Exhibit H	Form of Solvency Certificate
Exhibit I	Form of Borrowing Base Certificate
Exhibit J	Form of Landlord Waiver
Exhibit K-1	Form of Officer’s Certificate (Borrowing Date)
Exhibit K-2	Form of Officer’s Certificate (Delayed Draw Borrowing Date)
Exhibit L	Forms of U.S. Tax Compliance Certificates

SCHEDULES

Schedule 1.1	Commitments
Schedule 3.5	Litigation
Schedule 3.9	Ownership of Property; Liens
Schedule 3.12(e)	Environmental Matters
Schedule 3.15	Labor Relations
Schedule 3.16	Intellectual Property
Schedule 3.17	Brokers’ Fees; Transaction Fees
Schedule 3.18	Insurance
Schedule 3.19	Ventures, Subsidiaries and Affiliates; Outstanding Stock
Schedule 3.20	Jurisdiction of Organization; Chief Executive Office
Schedule 3.21	Locations of Inventory, Equipment and Books and Records
Schedule 3.22	Deposit Accounts and Other Accounts
Schedule 3.23	Government Contracts and Material Contracts
Schedule 3.24	Customer and Trade Relations
Schedule 3.25	Bonding
Schedule 3.31	FCC Licenses
Schedule 3.32	FCC Matters
Schedule 3.33	Studio and Tower Sites
Schedule 4.18	Post-Closing Obligations
Schedule 5.1	Liens
Schedule 5.4	Investments
Schedule 5.5	Indebtedness

Schedule 5.6	Transactions with Affiliates
Schedule 5.8	Contingent Obligations
Schedule 8.2	Addresses for Notices

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (including all exhibits hereto, as the same may be amended, modified and/or restated from time to time, this “Agreement”) is entered into as of April 17, 2024, by and among MEDIACO HOLDING INC., an Indiana corporation (“MediaCo”), the other Persons party hereto that are designated as “Borrowers” (collectively with MediaCo, the “Borrowers” and each a “Borrower”), WHITEHAWK CAPITAL PARTNERS LP a Delaware limited partnership (in its individual capacity, “WhiteHawk”), as administrative agent and collateral agent (in such capacities, the “Term Agent”) for the financial institutions from time to time party to this Agreement (collectively, the “Term Lenders” and individually each a “Term Lender”) and for itself, and the Term Lenders.

W I T N E S S E T H:

WHEREAS, the Borrowers have requested, and the Term Lenders have agreed to make available to the Borrowers, term loan facilities consisting of (i) an initial term loan to be funded on the Closing Date in an amount up to $35,000,000 and (ii) delayed draw term loans in an aggregate amount up to $10,000,000 upon and subject to the terms and conditions set forth in this Agreement to (x) with respect to the Initial Term Loan (a) finance the Estrella Acquisition, and (b) fund certain fees and expenses as provided herein and the other Loan Documents and (y) with respect to the Delayed Draw Term Loans, for general corporate purposes and working capital; and

WHEREAS, the Loan Parties desire to secure all of their Obligations under the Loan Documents by granting to the Term Agent, for the benefit of the Secured Parties, a security interest in and Lien upon substantially all of their Property (other than any Excluded Assets);

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties hereto agree as follows:

ARTICLE I.
THE TERM LOANS

1.1          Amount of the Term Loans; Protective Overadvances.

(a)          Term Loans.

(i)          Initial Term Loan. Subject to the terms and conditions of this Agreement including Section 2.1, each Term Lender agrees (severally, not jointly or jointly and severally) to make initial Term Loans on the Closing Date (the “Initial Term Loans”) to Borrower, in an aggregate principal amount not to exceed the amount of such Term Lender’s Initial Term Loan Commitment; provided, that after giving effect to the making of the Initial Term Loan, in no event shall the aggregate Initial Term Loans exceed the lesser of the Borrowing Base or the Initial Term Loan Commitments then in effect.  Each Term Lender’s Initial Term Loan Commitment shall be permanently reduced immediately and without further action upon the making of the Initial Term Loan in an amount equal to the amount of such Term Lender’s Pro Rata Percentage of such Initial Term Loan.  Any principal amount of the Initial Term Loan which is repaid or prepaid may not be reborrowed.

(ii)          Delayed Draw Term Loans.  Subject to the terms and conditions of this Agreement, including Section 2.2, and in reliance upon the representations and warranties of the Borrowers contained herein, each Term Lender agrees (severally, not jointly or jointly and severally) to make additional Term Loans (the “Delayed Draw Term Loans” and such loans comprising the “DDTL Facility”) during the DDTL Availability Period to Borrowers, in an aggregate principal amount not to exceed the amount of such Term Lender’s then outstanding Delayed Draw Term Loan Commitment; provided, that after giving effect to the making of such Delayed Draw Term Loan, in no event shall the aggregate Term Loans outstanding exceed the Borrowing Base then in effect.  Each Term Lender’s Delayed Draw Term Loan Commitment shall be permanently reduced immediately and without further action upon the making of the Delayed Draw Term Loan in an amount equal to the amount of such Term Lender’s Pro Rata Percentage of such Delayed Draw Term Loan.  Any principal amount of the Delayed Draw Term Loan which is repaid or prepaid may not be reborrowed.

(b)          [Reserved].

(c)          [Reserved].

(d)         Protective Overadvances.  Notwithstanding anything to the contrary contained in this Agreement, the Term Agent may require the Term Lenders to make advances (a “Protective Overadvance”) so long as the Term Agent determines, in its sole discretion, such Protective Overadvance is necessary or desirable to preserve or protect any Collateral, or to enhance the collectability or repayment of Obligations, or to pay any other amounts chargeable to Borrowers under any Loan Documents, including costs, fees and expenses.  If a Protective Overadvance is made pursuant to the preceding sentence, then each Term Lender shall be obligated to make such Protective Overadvance based upon its Pro Rata Percentage thereof.  All Protective Overadvances shall (i) bear interest at the default rate under Section 1.3(c), (ii) be due and payable upon demand of the Term Agent or of the Required Lenders, and (iii) constitute Obligations hereunder and be secured by the Collateral.  Any Protective Overadvances made under this clause (d) shall be made by the Term Agent as determined by the Term Agent in its sole discretion.

1.2          Borrowing Procedures

(a)          Procedure for Borrowing Term Loans.

(i)          Initial Term Loan. Borrower Representative shall deliver to Term Agent a written request substantially in the form of Exhibit E (a “Notice of Borrowing”) executed by a Responsible Officer of the Borrower Representative no later than for each Notice of Borrowing requesting an Adjusted Term SOFR Rate Term Loan, 12:00 p.m. New York City time at least three (3) Business Days prior to the Closing Date (or such later date as Term Agent may agree), specifying (i) the principal amount of the proposed Initial Term Loan, which shall be in the amount of the lesser of (x) the aggregate Initial Term Loan Commitments and (y) the Borrowing Base, (ii) the initial Interest Period with respect thereto, and (iii) the Borrower(s) of the Initial Term Loan.  Term Agent and the Term Lenders may act without liability upon the basis of written notice believed by the Term Agent in good faith to be from any Borrower (or from any Responsible Officer thereof designated in writing purportedly from any Borrower to Term Agent).  Term Agent and each Term Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request an Initial Term Loan on behalf of any Borrower until Term Agent receives written notice to the contrary.  Term Agent and the Term Lenders shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or the use of the proceeds of such proposed Term Loan.

(ii)          Not more than five (5) times during the DDTL Availability Period, the Borrower may deliver to Term Agent a Notice of Borrowing executed by a Responsible Officer no later than 12:00 p.m. New York City time at least ten (10) Business Days prior to the proposed Delayed Draw Borrowing Date, or, in each case, such later date as Term Agent may agree, specifying (i) the principal amount of the proposed Delayed Draw Term Loan, which shall be requested in amounts no less than $1,000,0000 and a multiple thereof, but shall not exceed the remaining unfunded Delayed Draw Term Loan Commitment, (ii)  the initial Interest Period with respect thereto, (iii) the Borrower(s) of the Delayed Draw Term Loan, and (iv) the proposed Delayed Draw Borrowing Date; provided that Borrower Representative shall not request, and no Term Lender shall be required to fund more than two (2) Delayed Draw Term Loans per Fiscal Quarter.  Term Agent and the Term Lenders may act without liability upon the basis of written notice believed by the Term Agent in good faith to be from any Borrower (or from any Responsible Officer thereof designated in writing purportedly from any Borrower to Term Agent).  Term Agent and each Term Lender shall be entitled to rely conclusively on any Responsible Officer’s authority to request a Delayed Draw Term Loan on behalf of any Borrower until the Term Agent receives written notice to the contrary.  Term Agent and the Term Lenders shall have no duty to verify the authenticity of the signature appearing on any Notice of Borrowing or the use of the proceeds of such proposed Loan.

(b)        Notice of Borrowing Irrevocable.  Each Notice of Borrowing pursuant to this Section 1.2 shall be irrevocable and Borrower shall be bound to make a Borrowing in accordance therewith.

1.3         Evidence of Term Loan; Term Notes.  The portion of the Term Loan made by each Term Lender is evidenced by this Agreement and, if requested by such Term Lender, a Term Note payable to such Term Lender in an amount equal to such Term Lender’s Term Loan.

1.4          Interest.

(a)          Except as otherwise set forth herein, all Loans and other Obligations each shall bear interest at the Adjusted Base Rate or the Adjusted Term SOFR Rate, as applicable, plus the Applicable Margin on the unpaid principal amount thereof.  Interest on Loans shall accrue from the date made and interest on other Obligations shall accrue from the date such other Obligations are due and payable (including as the result of any Mandatory Prepayment Event, Bankruptcy Event or otherwise) until, in all cases, paid in full in cash in immediately available funds.

(b)          Subject to Sections 1.4(c) and 9.4, the Term Loan shall bear interest on the outstanding principal amount thereof from the date when made at a rate per annum equal to Adjusted Term SOFR Rate for such Interest Period plus the Applicable Margin.  Each determination of an interest rate by the Term Agent shall be conclusive and binding on the Borrowers and the Term Lenders in the absence of manifest error.  All computations of fees and interest payable under this Agreement shall be made on the basis of a 360-day year and actual days elapsed.  Interest and fees shall accrue during each period during which interest, or such fees are computed from the first day thereof to the last day thereof.  All Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period.

(c)          Interest on the Term Loan shall be paid in cash in arrears on each Interest Payment Date.  Interest shall also be paid in cash on the date of any payment or prepayment of the Term Loan (on the amount so paid or prepaid) and on each Termination Date with respect to the applicable Loan subject to such Termination Date.

(d)          At the election of the Term Agent or the Required Lenders while any Event of Default exists (or automatically, after a Bankruptcy Event occurs), the Borrowers shall pay interest (after as well as before entry of judgment thereon to the extent permitted by law) on the Term Loan under the Loan Documents from and after the occurrence of such Event of Default at a rate per annum which is determined by adding three percent (3.00%) per annum to the interest rate then in effect.  All such interest shall be payable on demand of the Term Agent or the Required Lenders.

1.5          Loan Accounts.

(a)          The Term Agent, on behalf of the Term Lenders, shall record on its books and records the amount of the Term Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding.  The Term Agent shall deliver to the Borrower Representative, at the reasonable request of the Borrower Representative, a loan statement setting forth such record for the period so requested.  Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loan made by the Term Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so, or any failure to deliver such loan statement shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder (and under any Term Note) to pay any amount owing with respect to the Term Loan or provide the basis for any claim against the Term Agent or any Term Lender.

(b)         The Term Agent, acting as a non-fiduciary agent of the Borrowers solely for Tax purposes and solely with respect to the actions described in this Section 1.5(b), shall establish and maintain at its address referred to in Section 8.2 (or at such other address as the Term Agent may notify the Borrower Representative) (A) a record of ownership (the “Register”) in which the Term Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of the Term Agent and each Term Lender in the Term Loan and any assignment of any such interest or right and (B) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Term Lenders (and each change thereto pursuant to Section 8.9), (2) the outstanding amount of the Term Loan, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Term Agent from any Borrower and its application to the Obligations.

(c)          The Borrowers, the Term Agent and the Term Lenders shall treat each Person whose name is recorded in the Register as a Term Lender for all purposes of this Agreement. The Register is intended to comply with the requirements set forth under United States Treasury Regulations 5f.103-1(c).  Information contained in the Register with respect to any Term Lender shall be available for access by the Borrower Representative during normal business hours and from time to time upon at least one Business Day’s prior notice.  No Term Lender shall, in such capacity, have access to or be otherwise permitted to review any information in the Register other than information with respect to such Term Lender unless otherwise agreed by the Term Agent.

1.6          Optional Prepayments of the Term Loan.

(a)          Optional Prepayments.  The Borrowers may, upon prior written notice to the Term Agent from the Borrower Representative, at any time or from time to time voluntarily prepay the Term Loan in whole or in part; provided that (i) such notice must be received by the Term Agent not later than 4:00 p.m., New York time, two (2) Business Days prior to any date of prepayment of any portion of the Term Loan, and (ii) such prepayment shall be accompanied by interest on the amount so prepaid and, if such prepayment results in a MOIC Trigger Event, any related Exit Fee in accordance with Section 1.8.  Any amounts prepaid pursuant to this Section 1.6 in respect of the principal amount of the Term Loan shall be applied to the principal repayment installments thereof in inverse order of maturity.

(b)         Notice.  Once provided, any notice of a prepayment of the Term Loan shall be revocable by the Borrower Representative to the extent repayment is contingent upon receipt of proceeds from a financing, and the Term Agent will promptly notify each applicable Term Lender thereof and of such Term Lender’s Pro Rata Percentage of such prepayment.  The payment amount specified in such notice shall be due and payable on the date specified therein.  Together with each prepayment under this Section 1.6, if such prepayment results in a MOIC Trigger Event, the Borrowers shall pay any related Exit Fee.

1.7          Mandatory Repayments and Prepayments of the Term Loan.

(a)        Amortization. Beginning with the fiscal month ending first full month after 3rd anniversary of Closing Date, and on the last day of each fiscal month thereafter (or, if such date is not a Business Day, on the immediately preceding Business Day), the Borrowers shall make monthly payments of principal on the Term Loans in an amount equal to 0.83333% of the initial aggregate principal amount of the Term Loans.  Each such repayment shall be accompanied by interest on the amount so repaid.

(b)         Excess Cash Flow. Commencing with the Fiscal Year ending December 31, 2024 and for each Fiscal Year thereafter, within five (5) Business Days after financial statements are required to be delivered pursuant to Section 4.1(a) and the related Compliance Certificate is required to be delivered pursuant to Section 4.2(b), the Borrowers shall repay the Term Loan as hereafter provided in an aggregate amount equal to 50% of Excess Cash Flow for the Fiscal Year, covered by such financial statements minus the sum of (x) the aggregate amount of voluntary prepayments made pursuant to Section 1.6(a) during such period together with any Exit Fee plus (y) the aggregate amount of amortization payments made pursuant to Section 1.7(a) during such period. For the avoidance of doubt, any prepayments of the principal amount of the Term Loan pursuant to this Section 1.7(b) shall be accompanied by interest on the amount so repaid.

(c)          Mandatory Prepayments.  If at any time or from time to time:

(i)             a Loan Party or any of its Subsidiaries shall make Dispositions (other than a Disposition permitted by Sections 5.2 (a), (b), (d) or (f));

(ii)            a Loan Party or any of its Subsidiaries shall suffer Events of Loss;

(iii)           a Loan Party or any of its Subsidiaries shall issue or incur Indebtedness other than Permitted Indebtedness;

(iv)           a Change in Control shall occur; or

(v)          any Equity Issuance by MediaCo resulting in cash proceeds; provided that, on and after the First Amendment Effective Date, notwithstanding anything to the contrary herein, the Borrowers shall not be required to make a mandatory prepayment on the Loans under this clause (v) in an amount received from the sale of the ATM Shares of MediaCo in connection with the ATM Offering not to exceed the Permitted Net Proceeds Retention Amount.

(the events described in clauses (i) through (v) of this clause (c) being collectively referred to herein as “Mandatory Prepayment Events”),

then (A) the Borrower Representative shall promptly notify the Term Agent in writing of such Mandatory Prepayment Event (including the amount of the estimated Net Proceeds to be received by a Loan Party and/or such Subsidiary in respect thereof) and (B) within two (2) Business Days (or immediately in the case of any issuance or incurrence of Indebtedness that is not Permitted Indebtedness or a Change in Control, as the case may be), after receipt by a Loan Party and/or such Subsidiary of any Net Proceeds of such Mandatory Prepayment Event, the Borrower Representative shall deliver, or cause to be delivered, an amount equal to 100% of such Net Proceeds to the Term Agent for distribution to the Term Lenders as a prepayment of the Term Loan, which prepayment shall be applied in accordance with Section 1.9(c)(i) or Section 1.9(c)(ii), as the case may be; provided, however, that so long as no Default or Event of Default shall have occurred and be continuing, (A) (x) up to $500,000 in Net Proceeds in the aggregate during any Fiscal Year received under either clauses (i) (solely to the extent related to a Disposition of Intellectual Property under Section 5.2(e)) or clause (ii) shall not be required to be so applied and (y) up to $200,000 in Net Proceeds in the aggregate during any Fiscal Year received under clause (i) (solely to the extent related to a Disposition under Section 5.2(c)) shall not be required to be so applied and (C) up to $250,000 in Net Proceeds in the aggregate received under either clause (i) or (ii) shall not be required to be so applied; provided further that (B) the Loan Parties shall be permitted to use such Net Proceeds to replace, repair, restore or rebuild the assets subject to an Event of Loss or to replace or purchase similar assets in the case of a Disposition, provided that (i) no Event of Default has occurred and is continuing and (ii) any such Net Proceeds arising from such Event of Loss or Disposition not used to so replace or purchase similar assets following such Disposition, or replace, repair, restore or rebuild the assets subject to such Event of Loss, as the case may be, within 180 days (or within ninety (90) days after being committed if committed to be so reinvested within such 180 day period) after the receipt of such Net Proceeds shall be applied to the prepayment of the Term Loan in accordance with Section 1.9(c)(i) or Section 1.9(c)(ii), as the case may be.  For the avoidance of doubt, any prepayments of the principal amount of the Term Loan pursuant to this Section 1.7(c) shall be subject to the Exit Fee (to the extent resulting in a MOIC Trigger Event) and shall be accompanied by interest on the amount so repaid.

(d)          Borrowing Base Ratio.  No later than the second Business Day following each date upon which a Borrowing Base Certificate is due to be delivered pursuant to Section 4.1, Borrower shall prepay Loans as set forth in Section 2.14(a) in an aggregate amount sufficient to cause the Borrowing Base Ratio, as of the last day of such fiscal month, on a pro forma basis giving effect to such prepayment, to be no less than 100%.  For the avoidance of doubt, any prepayments of the principal amount of the Term Loan pursuant to this Section 1.7(d) shall be subject to the Exit Fee (to the extent such principal payment results in a MOIC Trigger Event) and shall be accompanied by interest on the amount so repaid.

(e)          No Implied Consent or Waiver of Default.  Provisions contained in this Section 1.7 for the application of proceeds of certain transactions shall not be deemed to constitute consent of the Term Lenders to transactions that are not otherwise permitted by the terms hereof or the other Loan Documents or waiver of any Default or Event of Default.

1.8          Fees.

(a)          Fee Letter.  The ~~Borrowers~~Borrower Representative shall pay to the Term Agent, for its own account or for the account of any other Person entitled thereto (as applicable), in Dollars, fees in the amounts and at the times specified in the Fee Letter.

(b)          Unused Line Fee.  The Borrower Representative shall pay to Term Agent, for the ratable account of the Delayed Draw Term Lenders, a fee (the “Unused Line Fee”) in an amount equal to 1.00% per annum times the Average Delayed Draw Availability during the immediately preceding month (or portion thereof), which Unused Line Fee shall be due and payable monthly in arrears on the first day of each month from and after the Closing Date up to the end of the DDTL Availability Period.

(c)          First Amendment DDTL Commitment Fee. Borrower Representative shall pay to the Term Agent, for the ratable account of the Term Lenders, the First Amendment DDTL Commitment Fee on or prior to the First Amendment Effective Date.

(~~c~~d)          Exit Fee.

(i)          To the extent any MOIC Trigger Event occurs prior to the date that is the eighteen (18) month anniversary of the Closing Date, the Borrower Representative shall pay to the Term Agent for the account of the Term Lenders a fee equal to an amount necessary to meet the Minimum MOIC Amount. To the extent any MOIC Trigger Event occurs on or after the eighteen (18) month anniversary of the Closing Date, the Borrower Representative shall pay to the Term Agent for the account of the Term Lenders a fee in an amount equal to $1,200,000 (the “MOIC Fee”, together with the Minimum MOIC Amount, the “Exit Fee”); provided that the MOIC Fee shall not be payable with respect to any MOIC Trigger Event that does not relate to the Initial Term Loans.

The Exit Fee shall be fully earned on the Closing Date and due and payable immediately upon the occurrence of any MOIC Trigger Event. The Exit Fee shall be in addition to any reimbursement obligations or other amounts payable in connection with the Loan Documents.

(ii)          Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that if the Term Loans and/or the related Obligations are accelerated for any reason, including because of default or the commencement of any Insolvency Proceeding or by operation of law or otherwise, the Exit Fee shall automatically be due and payable upon the occurrence of the events set forth in Sections 1.8(~~c~~d)(i) in accordance with the terms hereof as though such Indebtedness was voluntarily prepaid or repaid at such time and shall constitute part of the Obligations, whether due to acceleration pursuant to the terms of this Agreement (in which case it shall be due immediately, upon the giving of notice to the Borrower Representative in accordance with Section 6.2(b), or automatically, in accordance with Section 6.2(a), by operation of law or otherwise (including, without limitation, on account of any Bankruptcy Event or any other MOIC Trigger Event (including without limitation, a Bankruptcy Event occurring automatically upon any Borrower or any other Loan Party becoming insolvent within the meaning of 11 U.S.C. §101(32)), in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Term Lenders or profits lost by the Term Lenders as a result of such acceleration, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Term Lenders as a result thereof)). Any Exit Fee payable pursuant to the Loan Documents shall be presumed to be the liquidated damages sustained by each Term Lender as the result of the applicable MOIC Trigger Event and each Borrower agrees that the Exit Fee is reasonable under the circumstances currently existing.  All parties to this Agreement agree and acknowledge that the Term Lenders will have suffered damages on account of the MOIC Trigger Event and that, in view of the difficulty in ascertaining the amount of such damages, the Exit Fee constitutes reasonable compensation and liquidated damages to compensate the Term Lenders on account thereof. In the event the Obligations are reinstated in connection with or following any applicable MOIC Trigger Event, it is understood and agreed that the Obligations shall include any Exit Fee payable in accordance with the Loan Documents. The Exit Fee shall also be payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means. If the Exit Fee becomes due and payable pursuant to the Loan Documents and is not paid when due, the Exit Fee shall be deemed to be principal of the Term Loans and Obligations under the Loan Documents and interest shall accrue on the full principal amount of the Term Loans (including on the Exit Fee) from and after the applicable MOIC Trigger Event. In the event that any Exit Fee is determined not to be due and payable by order of any court of competent jurisdiction, including, without limitation, by operation of the Bankruptcy Code, despite such a triggering event having occurred, the Exit Fee shall nonetheless constitute Obligations under this Agreement and the Loan Documents for all purposes hereunder and thereunder. EACH BORROWER HEREBY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE EXIT FEE AND ANY DEFENSE TO PAYMENT, WHETHER SUCH DEFENSE MAY BE BASED IN PUBLIC POLICY, AMBIGUITY, OR OTHERWISE. Each Borrower, Term Agent and the Term Lenders acknowledge and agree that any Exit Fee due and payable in accordance with the Loan Documents does not and shall not be deemed to constitute unmatured interest, whether under Section 502(b)(2) of the Bankruptcy Code or otherwise. Each Borrower further acknowledges and agrees, and waives any argument to the contrary, that payment of such amount does not constitute a penalty or an otherwise unenforceable or invalid obligation. The parties have agreed on the Exit Fee because it captures the attractiveness of the Investment and the opportunity cost to each Lender for its capital Investment because each Lender is an investment fund with limited ability to recycle capital and the Exit Fee reflects the parties’ view on risk return. All parties to this Agreement agree (and each person that accepts or assumes an interest in the Term Loans or Obligations from time to time by their acceptance or assumption of such Term Loan or interest through an Assignment agrees) that the Exit Fee is not to be construed as part of a headline interest rate, but instead compensation specifically reflecting the Term Lenders’ agreement to forego receiving additional compensation, fees and pricing on the Closing Date in return for the Borrower Representative’s agreement (on behalf of itself and each other Borrower) to pay the Exit Fee and that the payment of such amounts reflect each Term Lender’s capital anticipated to be returned for the specific investment of the Term Lender’s capital after taking into account the relative risk of the investment and agreement to receive a cash payment of that portion of their compensation at a date later than the Closing Date. Each Borrower expressly acknowledges and agrees that, prior to executing this Agreement, it has had the opportunity to review, evaluate, and negotiate the Exit Fee and the calculations thereof with its advisors, and that (i) the Exit Fee are each reasonable and each is the product of an arm’s-length transaction between sophisticated business people, ably represented by counsel, (ii) the Exit Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made, (iii) there has been a course of conduct between the Term Lenders and the Loan Parties giving specific consideration in this transaction for such agreement to pay the Exit Fee, (iv) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this Section 1.8(~~c~~d), (v) the Borrower Representative’s (on behalf of itself and each other Borrower) agreement to pay the Exit Fee is a material inducement to the Term Lender’s agreement to fund the Term Loans, and (vi) the Exit Fee represent a good faith, reasonable estimate and calculation of the lost profits, losses or other damages of the Term Lenders and that it would be impractical and extremely difficult to ascertain the actual amount of damages to the Term Lenders or profits lost by the Term Lenders as a result of any such applicable MOIC Trigger Event.

1.9          Payments by the Borrowers.

(a)          The Borrower promises to repay to the Term Agent for the ratable account of the Term Lenders all amounts owed hereunder (including the MOIC Amount with respect to the Loans) in full indefeasibly in immediately available funds in cash on the Termination Date or earlier, if otherwise required by the terms hereof.  All payments (including prepayments) to be made by each Borrower on account of principal, interest, fees and other amounts required hereunder shall be made without set-off, recoupment, counterclaim or deduction of any kind, and shall, except as otherwise expressly provided herein, be made to the Term Agent (for the ratable account of the Persons entitled thereto) and shall be made in Dollars and by wire transfer in immediately available funds (which shall be the exclusive means of payment hereunder), no later than 4:00 p.m. (New York time) on the date due. Any payment which is received by the Term Agent later than 4:00 p.m. (New York time) may in the Term Agent’s discretion be deemed to have been received on the immediately succeeding Business Day and any applicable interest or fee shall continue to accrue.

(b)          If any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made, and shall be deemed to be due, on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(c)          (i) Subject to Section 1.9(c)(ii) and the Intercreditor Agreement, all payments received by the Term Agent and the Term Lenders in respect of any Obligation shall be applied to the Obligations as follows:

first, to the payment of any Protective Overadvance funded by the Term Agent or any Term Lender;

second, to payment of interest, fees (including, without limitation, any Exit Fee), costs and expenses and any other amounts then due and payable by the Borrowers under this Agreement and the other Loan Documents;

third, to payment of the principal of the Term Loan;

fourth, any remainder shall be for the account of the Borrowers or whoever may be lawfully entitled thereto.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Term Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied.

(ii)          Notwithstanding any provision herein to the contrary, (A) during the continuance of an Event of Default, the Term Agent may, and shall upon the direction of Required Lenders, apply any and all payments received by the Term Agent and the Term Lenders in respect of any Obligation in accordance with clauses first through sixth below, and (B) without limiting the foregoing, all amounts collected or received by the Term Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, shall be applied as follows:

first, pro rata, to the payment of any Protective Overadvance funded by the Term Agent or any Term Lender and fees, costs and expenses, including Attorney Costs, of the Term Agent payable or reimbursable by the Borrowers under the Loan Documents;

second, to payment of Attorney Costs of the Term Lenders payable or reimbursable by the Borrowers under this Agreement (subject to any limitations set forth herein (including Section 8.5));

third, to payment of all accrued unpaid interest on the Obligations and fees (including, without limitation, any Exit Fee) owed to the Term Agent and the Term Lenders;

fourth, to payment of principal of the Term Loan;

fifth, to payment of any other amounts owing constituting Obligations; and

sixth, any remainder shall be for the account of the Borrowers or whoever may be lawfully entitled thereto.

In carrying out the foregoing, (A) amounts received shall be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (B) each of the Term Lenders or other Persons entitled to payment shall receive an amount equal to its Pro Rata Percentage of amounts available to be applied.

1.10          Return of Payments; Procedures.

(a)          Return of Payments.

(i)          If the Term Agent pays an amount to a Term Lender under this Agreement in the belief or expectation that a related payment has been or will be received by the Term Agent from the Borrowers and such related payment is not received by the Term Agent, then the Term Agent will be entitled to recover such amount from such Term Lender on demand without setoff, counterclaim or deduction of any kind.

(ii)          If the Term Agent determines at any time that any amount received by the Term Agent under this Agreement or any other Loan Document must be returned to any Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, the Term Agent will not be required to distribute any portion thereof to any Term Lender.  In addition, each Term Lender will repay to the Term Agent on demand any portion of such amount that the Term Agent has distributed to such Term Lender, together with interest at such rate, if any, as the Term Agent is required to pay to the Borrowers or such other Person, without setoff, counterclaim or deduction of any kind, and the Term Agent will be entitled to set-off against future distributions to such Term Lender any such amounts (with interest) that are not repaid on demand.

(b)          Procedures.  The Term Agent is hereby authorized by each Borrower and each Secured Party to establish reasonable procedures (and to amend such procedures in a reasonable manner from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto.  Without limiting the generality of the foregoing, the Term Agent is hereby authorized to establish reasonable procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion on, E-Systems.

ARTICLE II.
CONDITIONS PRECEDENT

2.1          Conditions Precedent to the Initial Term Loan.  The obligation of each Term Lender to make its portion of the Initial Term Loan on the Closing Date is subject to satisfaction or waiver of the following conditions in a manner reasonably satisfactory to the Term Agent:

(a)          The Borrower Representative shall deliver a Notice of Borrowing to Term Agent at least three (3) Business Days prior to the Closing Date, or such later date as the Term Agent may agree in its sole discretion.

(b)          Loan Documents.  The Term Agent shall have received on or before the Closing Date, each in form and substance satisfactory to the Term Agent, duly executed copies of the following:

(i)            this Agreement;

(ii)           the Fee Letter;

(iii)          the Intercreditor Agreement;

(iv)          the Collateral Documents (other than any Mortgages which shall be delivered in accordance with Section 4.19) (including, without limitation, any certificates evidencing any certificated Stock being pledged thereunder, together with undated Stock powers executed in blank, and all other Loan Documents, each duly executed by the applicable parties thereto);

(v)          (a) the Estrella Acquisition Agreement, (b) the Option Agreement, (c) the Network Affiliation Agreements and (d) such organizational documents relating to the foregoing as may be requested by the Term Agent (the “Estrella Transaction Documents”); and

(vi)          the Second Lien Term Loan Agreement;

(c)          Payment Direction Letter; Funds Flow Memorandum; Etc.  The Term Agent shall have received a letter of direction from the Borrower Representative directing where the proceeds of the Initial Term Loan are to be made and attaching a funds-flow memorandum setting forth the sources and uses of such proceeds, which funds-flow memorandum shall be in form and substance reasonably satisfactory to the Term Agent (the “Funds Flow Memorandum”) and shall contain the details of how funds from each source are to be transferred to particular uses and the wire transfer instructions for the particular uses of such funds.  The Borrower Representative shall have identified, in writing, not later than five (5) Business Days (or such shorter period as may be agreed by the Term Agent) prior to the Closing Date, each Person (other than any Borrower) that will directly receive proceeds of the Initial Term Loan to be made on the Closing Date and the Term Agent shall have received such information required by the Term Agent or any Term Lender under its “know your customer” compliance procedures with respect to each such Person;

(d)          No Material Adverse Change.  Since December 31, 2023, no Material Adverse Effect shall have occurred;

(e)          No Litigation.  No action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority that would reasonably be expected to (i) materially and adversely affect the transactions contemplated hereby or (ii) result in a Material Adverse Effect;

(f)          Financial Statements. The Term Agent shall have received and be satisfied with the (a) audited balance sheet and related statement of income for MediaCo for the twelve (12) month period ended December 31, 2023, and (b) unaudited balance sheet and related statement of income of MediaCo and the Estrella Entities for the two (2) months ended February 29, 2024;

(g)          Minimum Liquidity at Closing.  The Term Agent shall have received a duly completed written calculation in form and substance reasonably acceptable to the Term Agent, dated as of Closing Date, certified by a Responsible Officer of the Borrower Representative, which shall evidence that after giving effect to the making of the Term Loan and the other transactions contemplated to be effective on the Closing Date and, on a pro forma basis, (x) Liquidity shall not be less than $1,000,000 and (y) the Term Agent, in its reasonable discretion, shall be satisfied that all accounts payable, leases, payments due under other Indebtedness and Taxes due and payable are paid current (excluding good faith disputes related thereto);

(h)          No Liens.  The Term Agent shall be reasonably satisfied that the Obligations do not give rise to any obligation of any Borrower or its Subsidiaries to grant any security interest or Lien in respect of any existing Indebtedness of such Borrower or its Subsidiaries or violate any of the terms, in any material respect, of the agreements with respect to such existing Indebtedness;

(i)          Approvals.  The Term Agent shall have received (i) satisfactory evidence that the Borrowers have obtained all required consents and approvals of all Persons (including all requisite Governmental Authorities or third parties), to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of transactions contemplated hereby and thereby or (ii) an officer’s certificate in form and substance reasonably satisfactory to the Term Agent affirming that no such material consents or approvals are required;

(j)          Payment of Fees.  The Borrowers shall have paid all fees required to be paid on the Closing Date (including, without limitation, the fees specified in the Fee Letter), and shall have reimbursed the Term Agent, for all reasonable and documented fees, costs and expenses of closing to the extent invoiced three (3) Business Days prior to the Closing Date;

(k)       Solvency.  The Term Agent shall have received a Solvency Certificate in the form of Exhibit H signed by a Responsible Officer of the Borrower Representative;

(l)          Perfection.  All filings, recordations and searches reasonably necessary or otherwise reasonably requested by the Term Agent in connection with the Liens to be granted to the Term Agent under the Loan Documents shall have been duly made, and all documents and instruments required to perfect the Term Agent’s security interest in the Collateral shall have been executed, delivered, in form to be filed, and all Taxes and fees directly related to filing and recording shall concurrently with such filing or recordation be duly paid, in each case other than with respect to any Mortgages subject to Section 4.19;

(m)         Borrowing Base Certificate.  The Term Agent shall have received a Borrowing Base Certificate for the month most recently ended prior to the Closing Date, setting forth that the Borrowing Base Ratio is no less than 100%;

(n)         Opinions of Counsel; Corporate Documents.  The Term Agent and the Term Lenders shall have received (i) customary opinions of counsel (including all applicable local counsel) to the Borrowers (which shall cover, among other things, authority, legality, validity, binding effect, perfection and enforceability of the Loan Documents and other matters as the Term Agent may reasonably require), and (ii) such customary corporate resolutions, certificates and other documents as the Term Agent shall reasonably require;

(o)          Representations and Warranties.  The representations and warranties of the Borrowers set forth in this Agreement and in any other Loan Document shall be true and correct in all material respects (or, in the case of any such representation or warranty already qualified by materiality, in all respects) on and as of the Closing Date (or, in the case of any such representation or warranty expressly stated to have been made as of a specific date, as of such specific date);

(p)          No Default.  No Default or Event of Default shall have occurred and be continuing or shall result after giving effect to the making of the Term Loan;

(q)         Governmental Regulations.  No material changes in governmental regulations or policies materially and adversely affecting the transactions contemplated hereby shall have occurred prior to the Closing Date;

(r)          Payoff Letter.  The Term Agent shall have received evidence satisfactory to it that the Indebtedness for borrowed money for the Borrowers, Loan Parties and Estrella Entities (other than any Indebtedness of the Borrowers and the Loan Parties permitted to remain outstanding hereunder) shall have been terminated and cancelled and all such Indebtedness shall have been fully repaid or converted into Indebtedness, Stock or Stock Equivalents permitted hereunder and any and all liens thereunder, if any, shall have been terminated and released;

(s)          Projections and Business Plan.  The Term Agent shall have received the projections and business plan of each of the Borrowers and their Subsidiaries and shall be reasonably satisfied in form, substance and detail, with them;

(t)          No Default or Breach of Material Contracts.  The Term Agent shall have received a certificate of a Responsible Officer of the Borrower Representative certifying that no breach or default (or event or condition, which after notice or lapse of time, or both, would constitute a breach or default) has occurred and is continuing under any Material Contract;

(u)          Control Agreement.  The Term Agent shall have received a Control Agreement in respect of Control Account held by MediaCo at Wells Fargo Bank, N.A. with the account number ending 6285 and 2190;

(v)        Estrella Acquisition.  The Term Agent shall have received evidence in form satisfactory to it that the Estrella Acquisition shall have been (or shall be concurrently) consummated on the Closing Date in accordance with the Estrella Acquisition Agreement, and no material terms or conditions of such Estrella Acquisition Agreement (other than any immaterial terms or conditions) shall have been waived without the consent of the Term Agent;

(w)          FCC Licenses.  Each FCC License and each Optioned License shall be in full force and effect;

(x)          Appraisal.  The Term Agent shall have received an Acceptable Appraisal in respect of (x) the FCC Licenses to be included in the Borrowing Base on or prior to the Closing Date and (y) with respect to the Optioned Licenses, in each case, the Specified Option Value;

(y)          Beneficial Ownership Certification. With respect to any Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, the Term Agent shall have received at least three (3) Business Days prior to the Closing Date a Beneficial Ownership Certification in relation to such Borrower; and

(z)          Officer’s Certificate. The Term Agent shall have received an Officer’s Certificate in the form of Exhibit K-1 signed by Responsible Officer of the Borrower Representative (on behalf of itself and each other Borrower) certifying that each of the factual conditions specified in this Section 2.1 have been satisfied.

2.2         Conditions Precedent to Delayed Draw Term Loans.  The obligation of the Term Lenders, who hold a Delayed Draw Term Loan Commitment, to make a Delayed Draw Term Loans (including any First Amendment Delayed Draw Term Loans) hereunder (or to extend any other credit hereunder) at any time during the DDTL Availability Period shall be subject to the following conditions precedent:

(a)          The Borrower Representative shall deliver a Notice of Borrowing to Term Agent at least ten (10) Business Days (or such shorter period as may be agreed by the Term Agent) prior to the proposed Delayed Draw Borrowing Date;

(b)          As of such Delayed Draw Borrowing Date, the Term Agent shall receive an Officer’s Certificate in the form of Exhibit K-2 signed by Responsible Officer of the Borrower Representative (on behalf of itself and each other Borrower) certifying that each of the conditions specified in this Section 2.2 have been satisfied as follows:

(i)          the representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such Delayed Draw Borrowing Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (other than those representations and warranties that are expressly qualified by a Material Adverse Effect or other materiality, in which case such representations and warranties shall be true and correct in all respects) on and as of such earlier date and the Secured Parties shall not have become aware of any material adverse new or inconsistent information or other matter that was not previously disclosed to the Secured Parties;

(ii)           Borrowers and their Subsidiaries are in compliance with the financial covenants set forth in Section 5.22 on a pro forma basis.

(iii)          both before and immediately after giving effect to the making of such Delayed Draw Term Loans, no event shall have occurred and be continuing or would result from the consummation of the applicable Delayed Draw Term Loan that would constitute a Default or Event of Default;

(iv)          with respect to any Borrowing of First Amendment Delayed Draw Term Loans, the SG Guaranty Agreement is in full force and effect and, before and after giving effect to such Borrowing of Delayed Draw Term Loans there is no Default or Event of Default thereunder;

(v)          with respect to any Borrowing of First Amendment Delayed Draw Term Loans, the Borrowers shall have delivered to the Term Agent and Term Lenders not later than the date that is two (2) Business Days prior to the date on which the initial Borrowing of First Amendment Delayed Draw Term Loans is to occur (or such later date as may be agreed by the Term Agent in its sole discretion), customary opinions of counsel (including all applicable local counsel) to the Borrowers (which shall cover, among other things, authority, legality, validity, binding effect, perfection and enforceability of the Loan Documents and other matters as the Term Agent may reasonably require);

(vi)          with respect to any Borrowing of First Amendment Delayed Draw Term Loans, not later than the date that is two (2) Business Days prior to the date on which the initial Borrowing of First Amendment Delayed Draw Term Loans is to occur (or such later date as may be agreed by the Term Agent in its sole discretion), the Term Agent shall have received a written opinion of Fried, Frank, Harris, Shriver & Jacobson LLP, in its capacity as counsel for the SG Guarantor, and addressed to the Term Agent and the Lenders, in form and in substance reasonably satisfactory to the Term Agent;

(~~iv~~vii)          After giving effect to the making of such Delayed Draw Term Loans, the Borrowing Base Ratio shall be no less than 100%; and

(~~v~~viii)          No event shall have occurred, and no condition shall exist which has or could be reasonably expected to have a Material Adverse Effect; and

(c)          (i) All fees required to be paid to the Term Agent and Term Lenders pursuant to Section 1.8 or the Fee Letter on or before the date of execution and delivery of this Agreement or as the context may require, such Borrowing, shall have been paid and (ii) all other reasonable and documented fees and expenses required to be paid to the Term Lenders or the Term Agent (including all reasonable and documented out-of- pocket expenses of the Term Agent and the Term Lenders (including the reasonable fees, charges and disbursements of counsel to the Secured Parties) required to be paid or reimbursed by the Loan Parties in accordance with and subject to the limitations set forth in Section 8.5) on or before or substantially concurrently with the applicable fees shall have been paid (or the Term Agent shall have received evidence in form and substance satisfactory to it that such fees will be paid substantially concurrently with the extension of credit).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

The Borrowers, jointly and severally, as an inducement for the Term Agent and Term Lenders to enter into this Agreement and to extend the Term Loans hereunder, represent and warrant to the Term Agent and each Term Lender that the following are true, correct and complete:

3.1          Corporate Existence and Power.  Each Borrower and each of its respective Subsidiaries:

(a)          is a corporation, limited liability company or limited partnership, as applicable, duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, organization or formation, as applicable;

(b)        has all requisite power and authority and all governmental licenses, authorizations, Permits, consents and approvals to (i) own its assets, (ii) carry on its business and (iii) execute, deliver, and perform its obligations under, the Loan Documents to which it is a party, except, in the case of clauses (b)(i) and (b)(ii), where the failure to have such consents would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect;

(c)          is duly qualified as a foreign corporation, limited liability company or limited partnership, as applicable, and licensed and in good standing, under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification or license, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(d)          is in compliance with all Requirements of Law, except where the failure to be in compliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

3.2          Corporate Authorization; No Contravention.  The execution, delivery and performance by each of the Borrowers of this Agreement, and by each Borrower and each of its Subsidiaries of any other Loan Document to which such Person is party, have been duly authorized by all necessary organizational action, and do not and will not:

(i)             contravene the terms of any of that Person’s Organization Documents;

(ii)          conflict with or result in the creation of any Lien (except Liens created pursuant to the Loan Documents) under any document evidencing any material Contractual Obligation to which such Person is a party or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject;

(iii)          conflict with or result in any breach or contravention of any document evidencing any Material Contract or any material order, injunction, writ or decree of any Governmental Authority to which such Person or its Property is subject; or

(iv)          violate any Requirements of Law in any material respect.

3.3        Governmental and Third-Party Authorization.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority including with or by the FCC or any other Person is necessary or required in connection with the execution, delivery or performance by, or exercise of remedies against, any Borrower or any Subsidiary of any Borrower of this Agreement or any other Loan Document except (a) for recordings and filings in connection with the Liens granted to the Term Agent under the Collateral Documents, (b) those obtained or made on or prior to the Closing Date or the applicable Delayed Draw Borrowing Date and (c) FCC filings in connection with the exercise of the Option Agreement or any use of remedies relating to the transfer of FCC Licenses and/or Optioned Licenses.

3.4         Binding Effect.  This Agreement and each other Loan Document to which any Borrower is a party constitute the legal, valid and binding obligations of each such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law.

3.5          Litigation.  Except as specifically disclosed in Schedule 3.5, there are no actions, suits or proceedings pending, or to the knowledge of each Borrower, threatened, at law, in equity, in arbitration or before any Governmental Authority, against any Borrower, any Subsidiary of any Borrower or any of their respective Property which:

(a)          purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby; or

(b)          could reasonably be expected to result in a Material Adverse Effect.

No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery or performance of this Agreement, any other Loan Document or directing that the transactions provided for herein or therein not be consummated as herein or therein provided.  No Borrower or any Subsidiary of any Borrower is the subject of an audit or, to each Borrower’s knowledge, any review or investigation by any Governmental Authority concerning the violation or possible violation of any Requirements of Law or any Permits maintained by the Borrowers or their Subsidiaries which would reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.

3.6          No Default.  No Default or Event of Default exists or would result from the incurring of any Obligations by any Borrower or the grant or perfection of the Term Agent’s Liens on the Collateral or the consummation of the transactions contemplated under this Agreement and the other Loan Documents.  No Borrower and no Subsidiary of any Borrower is in default under or with respect to (i) any Specified Agreement in any respect, (ii) any Material Contract or (iii) any other Contractual Obligation which, individually or together with all such defaults, would in the case of clauses (ii) or (iii) would reasonably be expected to have a Material Adverse Effect.

3.7          ERISA Compliance.

(a) None of the Borrowers or their respective Subsidiaries or any member of their respective Controlled Groups, maintains or contributes to any Title IV Plan or any Multiemployer Plan.  Each Benefit Plan, and each trust thereunder, intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law so qualifies.  Except those that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (x) each Benefit Plan is in compliance with applicable provisions of ERISA, the Code and other Requirements of Law, (y) there are no existing or pending (or to the knowledge of any Borrower, threatened) claims (other than routine claims for benefits in the normal course), sanctions, actions, lawsuits or other proceedings or investigation involving any Benefit Plan to which any Borrower incurs or otherwise has or could have an obligation or any Liability and (z) no ERISA Event is reasonably expected to occur.  On the Closing Date, no ERISA Event has occurred in connection with which Liabilities (contingent or otherwise) remain outstanding.

(b) Foreign Pension Plan and Benefit Plans. None of the Borrowers or any of their Subsidiaries maintain or contribute to, or are required to maintain or contribute to, any Foreign Benefit Plans and Foreign Pension Plans.

3.8          Use of Proceeds; Margin Regulations.  No Borrower and no Subsidiary of any Borrower is engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.  The Funds Flow Memorandum contains a description of the Borrowers’ sources and uses of funds on the Closing Date and each Delayed Draw Borrowing Date, and details how funds from each source are to be transferred to particular uses.

3.9        Ownership of Property; Liens.  As of the Closing Date, the Real Estate listed in Schedule 3.9 constitutes all of the Real Estate of each Borrower and each of their respective Subsidiaries. Each of the Borrowers and each of their respective Subsidiaries has good record and valid title in fee simple to, or valid leasehold interests in, all of its Real Estate, and good and valid title to all owned personal property and valid leasehold interests in all leased personal property, in each instance, necessary or used in the ordinary conduct of their respective businesses, except for Permitted Liens and such immaterial defects in title, or where, as to personal property, failure to own such personal property or have such leasehold interest would not be material.  As of the Closing Date and each Delayed Draw Borrowing Date, Schedule 3.9 also describes any purchase options, rights of first refusal or other similar contractual options granted by the Borrowers or a Subsidiary in favor of a third party in any Real Estate (x) required to be subject to a Mortgage or Landlord Waiver, (y) related to a main Station or (z) otherwise material to the operations of the Loan Parties.  As to any fee owned Real Estate, and to the knowledge of the Borrowers as to any leasehold Real Estate, all material permits required to have been issued or appropriate to enable the Real Estate to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are in full force and effect.

3.10        Taxes.  All U.S. federal, state, local and non-U.S. income and other material Tax returns, reports and statements (collectively, the “Tax Returns”) required to be filed by any Tax Affiliate have been filed with the appropriate Governmental Authorities, all such Tax Returns are true and correct in all material respects, and all material Taxes, assessments and other governmental charges and impositions reflected therein or otherwise due and payable have been timely paid prior to the date on which any Liability may be added thereto for non-payment thereof except for those contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the appropriate Tax Affiliate in accordance with GAAP. No assertion of any material claim for Taxes has been given or made by any Governmental Authority.  Proper and accurate amounts have been withheld by each Tax Affiliate from their respective employees for all periods in material compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities.

3.11        Financial Condition.

(a)          Each of (i) the audited balance sheet of MediaCo dated December 31, 2023, and the related audited statement of income or operations for the twelve (12) month period ended on that date for MediaCo, (ii) the unaudited interim balance sheet and related unaudited statement of income for the two (2) month period ended February 29, 2024, (iii) audited balance sheet and related statement of income and cash flows of the Estrella Entities for the fiscal years ended December 31, 2022, and (b) unaudited balance sheet and related statement of income and cash flows of the Estrella Entities for the two (2) month period ended February 29, 2024:

(x)          were prepared in accordance with GAAP consistently applied throughout the respective periods covered thereby, except as otherwise expressly noted therein, subject to, in the case of the unaudited interim financial statements, normal year-end adjustments and the lack of footnote disclosures; and

(y)          present fairly in all material respects the financial condition of MediaCo as of the dates thereof and results of operations for the periods covered thereby.

(b)          The pro forma unaudited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries dated March 31, 2024, delivered to the Term Agent and the Term Lenders on or before the Closing Date was prepared by the Borrowers giving pro forma effect to the transaction contemplated under this Agreement and the other Loan Documents and the transactions contemplated hereby and was prepared in accordance with GAAP, with only such adjustments thereto as would be required in a manner consistent with GAAP.

(c)          Since December 31, 2023, there has been no Material Adverse Effect.

(d)          The Borrowers and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 5.5 and have no Contingent Obligations other than Contingent Obligations permitted pursuant to Section 5.8.

(e)          All financial performance projections delivered to the Term Agent, including the financial performance projections delivered to the Term Agent and the Term Lenders on or before the Closing Date, represent each Borrower’s best good faith estimate of future financial performance and are based on assumptions believed by such Borrower to be fair and reasonable in light of current market conditions (it being understood that (i) such projections are as to future events and are not to be viewed as facts, and (ii) actual results during the period or periods covered by any such projections may differ from the projected results).

3.12          Environmental Matters.

Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect:

(a)         The operations of each Borrower and each of their respective Subsidiaries are and have been in compliance with all applicable Environmental Laws, including obtaining, maintaining and complying with all Permits required by any applicable Environmental Law.

(b)          No Borrower and no Subsidiary of any Borrower is party to, and no Borrower and no Subsidiary of any Borrower and (to the knowledge of any Borrower) no Real Estate currently or previously owned, leased, subleased, or operated by any such Person is subject to or the subject of any pending (or, to the knowledge of any Borrower, threatened) written consent decree, settlement agreement, order, restriction in a deed (solely with respect to Real Estate that is currently owned by any Borrower or Subsidiary), action, suit, proceeding, claim, demand, or notice of violation or of potential liability or similar written notice relating in any manner to any Environmental Laws.

(c)          No Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities has attached to any Property of any Borrower or any Subsidiary of any Borrower and, to the knowledge of any Borrower, no facts, circumstances or conditions exist that would reasonably be expected to result in any such Lien attaching to any such Property.

(d)          No Borrower and no Subsidiary of any Borrower has caused or suffered to occur a Release of Hazardous Materials at, on, under or from any Real Estate.

(e)         Except as specifically disclosed in Schedule 3.12(e), all Real Estate currently (or to the knowledge of any Borrower previously) owned, leased, subleased, operated by any Borrower and each Subsidiary of each Borrower is free of contamination by any Hazardous Materials requiring Remedial Action pursuant to any Environmental Law.

(f)          No Borrower and no Subsidiary of any Borrower knows of any material facts, circumstances or conditions reasonably constituting notice of a violation of any Environmental Law or liability under any Environmental Law regarding such Borrower or Subsidiary, including receipt of any information request or notice of potential responsibility under the Comprehensive Environmental Response, Compensation and Liability Act or similar Environmental Laws.

3.13          Regulated Entities.  None of any Borrower, any Person controlling any Borrower, or any Subsidiary of any Borrower, is (a) an “investment company” within the meaning of the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other federal or state statute, rule or regulation limiting its ability to incur Indebtedness, pledge its assets or perform its Obligations under the Loan Documents.

3.14          Solvency.  Both before and after giving effect to (a) the Initial Term Loan made on the Closing Date, (b) the consummation of the other transactions contemplated hereby to occur on the Closing Date, and (c) the payment and accrual of all transaction costs in connection with the foregoing, the Borrowers, taken as a whole, and the Borrowers and their Subsidiaries, on a Consolidated basis, are Solvent.

3.15          Labor Relations.  Except as would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, as of the Closing Date, there are no strikes, work stoppages, slowdowns or lockouts existing, pending (or, to the knowledge of any Borrower, threatened) against or involving any Borrower.  Except as set forth in Schedule 3.15, as of the Closing Date, (a) there is no collective bargaining or similar agreement with any union, labor organization, works council or similar representative covering any employee of any Borrower, (b) no petition for certification or election of any such representative is existing or pending with respect to any employee of any Borrower and (c) no such representative has sought certification or recognition with respect to any employee of any Borrower.

3.16       Intellectual Property.  Schedule 3.16 sets forth a true and complete list of the following Intellectual Property each Borrower and each Subsidiary owns as of the Closing Date:  Intellectual Property that is registered or subject to applications for registration in the United States Copyright Office or the United States Patent and Trademark Office, including for each the foregoing items (1) the owner, (2) the title, (3) the jurisdiction in which such item has been registered or otherwise arises or in which an application for registration has been filed and (4) as applicable, the registration or application number and registration or application date.  Each Borrower and each Subsidiary of each Borrower owns, or is licensed to use, all Intellectual Property necessary to conduct its business as currently conducted in all material respects.  To the Borrowers’ knowledge, the conduct and operations of the businesses of each Borrower does not in any material respect infringe, misappropriate, dilute, violate or otherwise impair any material Intellectual Property owned by any other Person.

3.17        Brokers’ Fees; Transaction Fees.  Except for fees payable to Term Agent and the Term Lenders or as otherwise set forth in Schedule 3.17, none of the Borrowers or any of their respective Subsidiaries has any obligation to any Person in respect of any finder’s, broker’s or investment banker’s fee in connection with the transactions contemplated hereby.

3.18       Insurance.  Schedule 3.18 lists all insurance policies of any nature maintained as of the Closing Date for current occurrences by each Borrower, including issuers, coverages and deductibles.  Each of the Borrowers and each of their respective Subsidiaries and their respective Properties and operations are insured with financially sound and reputable insurance companies which are not Affiliates of the Borrowers, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses of the same size and character as the business of the Borrowers and, to the extent relevant, owning similar Properties in localities where such Person operates.  The Borrowers shall not reduce the coverage amounts under their liability policies without the prior consent of the Term Agent.

3.19       Ventures, Subsidiaries and Affiliates; Outstanding Stock.  Except as set forth in Schedule 3.19, as of the Closing Date, no Borrower and no Subsidiary of any Borrower (i) has any Subsidiaries, or (ii) is engaged in any joint venture or partnership with any other Person or is an Affiliate of any other Person.  All issued and outstanding Stock and Stock Equivalents of each of the Borrowers and each of their respective Subsidiaries are duly authorized and validly issued, fully paid, non-assessable (if applicable), and free and clear of all Liens other than with respect to the Stock and Stock Equivalents of each of the Borrowers and Subsidiaries of each of the Borrowers, as applicable, those in favor of Term Agent, for the benefit of the Secured Parties and Permitted Liens.  All such securities were issued in compliance with all applicable state and federal laws concerning the issuance of securities.  As of the Closing Date, all of the issued and outstanding Stock of each Borrower and each Subsidiary of each Borrower is owned by each of the Persons and in the amounts set forth in Schedule 3.19.  Except as set forth in Schedule 3.19, as of the Closing Date there are no pre-emptive or other outstanding rights to purchase, options, warrants or similar rights or agreements pursuant to which any Borrower may be required to issue, sell, repurchase or redeem any of its Stock or Stock Equivalents or any Stock or Stock Equivalents of its Subsidiaries.  Set forth in Schedule 3.19 is a true and complete organizational chart of the Borrowers and all of their Subsidiaries as of the Closing Date.

3.20       Jurisdiction of Organization; Chief Executive Office.  Schedule 3.20 lists each Borrower’s jurisdiction of organization, legal name and organizational identification number, if any, and the location of such Borrower’s chief executive office or sole place of business.

3.21       Locations of Inventory, Equipment and Books and Records.  As of the Closing Date, each Borrower’s (a) Inventory and Equipment (other than Inventory or Equipment in transit or out for repair) and books and records concerning the Collateral are kept at the locations listed in Schedule 3.21, and (b) books and records concerning the Collateral are kept at a location in the United States.

3.22      Deposit Accounts and Other Accounts.  Schedule 3.22 lists all banks and other financial institutions at which any Borrower maintains deposit, securities or other accounts as of the Closing Date, and such Schedule correctly identifies the name and address of each depository, the name in which the account is held, a brief description of the purpose of the account, and the complete account number therefor.

3.23       Government Contracts and Material Contracts.  Except as set forth on Schedule 3.23, as of the Closing Date no Borrower is a party to (i) any material contract or agreement with any Governmental Authority and no Borrower’s Accounts are subject to the Federal Assignment of Claims Act of 1940 (31 U.S.C. Section 3727) or any similar state or local law or (ii) any other Material Contract.

3.24        Customer Relations.  Except as set forth on Schedule 3.24, there exists no actual or, to the knowledge of any Borrower, threatened termination or cancellation of, or any material adverse modification or change in the business relationship of any Borrower or any Subsidiary of any Borrower with any customer or group of customers which would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect.

3.25        Bonding.  Except as set forth in Schedule 3.25, as of the Closing Date, no Borrower is a party to or bound by any surety bond agreement, indemnification agreement in respect of any surety bond agreement or bonding requirement with respect to products or services sold by it (exclusive of product warranties in the Ordinary Course of Business).

3.26         Full Disclosure.  None of the representations or warranties made by any Borrower or any of their Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in each exhibit, report, statement, certificate or other writing furnished by or on behalf of any Borrower or any of their Subsidiaries in connection with the Loan Documents (including the offering and disclosure materials, if any, delivered by or on behalf of any Borrower to the Term Agent or the Term Lenders prior to the Closing Date), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading as of the time when made or delivered; provided, that, with respect to projected financial information, each Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered, and if such projected financial information was delivered prior to the Closing Date, as of the Closing Date.

3.27        OFAC; Anti-Corruption.

(a)         No Loan Party nor any of its Subsidiaries is in violation of any Sanctions. No Loan Party or any of its Subsidiaries, and none of their directors, officers, agents, or employees is a Sanctions Target.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctions Target in violation of Sanctions.

(b)          Each Loan Party is in compliance with the Anti-Corruption Laws. No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Subsidiaries, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the Anti-Corruption Laws.

3.28        Patriot Act.  The Borrowers and each of their Subsidiaries are in compliance with the Anti-Terrorism Laws.

3.29        Collateral Documents, Etc.  Except as otherwise contemplated hereby or under any other Loan Documents, and except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability, regardless of whether considered in a proceeding in equity or at law, the provisions of the Collateral Documents, together with such filings and other actions required to be taken hereby or by the applicable Collateral Documents, are effective to create in favor of the Term Agent for the benefit of the Secured Parties a legal, valid, enforceable and perfected first-priority Lien (subject only to Permitted Liens and, as to priority, only to Permitted Liens under Section 5.1(d) or that have priority under applicable law) on all right, title and interest of the respective Borrowers in the Collateral described therein.

3.30       Beneficial Ownership Certification.  As of the Closing Date, the information included in the Beneficial Ownership Certification is true and correct in all material respects.

3.31       FCC Licenses.  As of the Closing Date, Schedule 3.31 lists all FCC Licenses and the Loan Party that is the licensee of each such FCC License.  The FCC Licenses include all of the main Station FCC licenses, permits, permissions and authorizations necessary to operate the Loan Parties’ business as currently conducted by the Loan Parties, and all such FCC Licenses have been validly issued in the name of a Borrower or one of its Subsidiaries.  Except as set forth on Schedule 3.31, the FCC Licenses that have been issued are in full force and effect, are valid for the balance of the current license term, are unimpaired by any act or omissions of any Borrower, any Subsidiary thereof or any of their respective employees, agents, officers, directors or stockholders (and in the case of any FCC Licenses being acquired in connection with any Acquisition (which Acquisition shall be approved in writing by the Required Lenders), of the current holders thereof to the extent it would adversely affect Borrower or its Subsidiaries after the Acquisition) and are free and clear of any material restrictions, except restrictions or conditions of general applicability.  Moreover, each Borrower or one of its Subsidiaries are in material compliance with all license provisions.  Except as set forth on Schedule 3.31 and except for those of general applicability, there are no proceedings or complaints pending or, to the best of the Loan Parties’ knowledge, threatened with respect to the FCC Licenses (including any Optioned License) or otherwise before the FCC that may have a Material Adverse Effect on the Loan Parties’ business including the reversal, revocation, cancellation, adverse modification, suspension, or non-renewal of any FCC License (and/or Optioned License, as applicable). The Loan Parties are not aware of any reason why any FCC Licenses (and/or the Optioned Licenses) subject to expiration might not be renewed in the ordinary course or of any reason why any of the FCC Licenses (and/or the Optioned Licenses) might be revoked.  All information contained in any pending applications for modification, extension or renewal of the FCC Licenses or other applications filed with the FCC by any of the Loan Parties is true, complete and accurate in all material respects.  All information contained in any application for consent to assignment of any FCC License, an application for consent to transfer control of any FCC License or substantially similar applications filed with the FCC in connection with any Acquisition is true, complete and accurate in all material respects (if any).

3.32        FCC Matters.  To the best of the Loan Parties’ knowledge, the operation of the business of the Borrowers and the other Loan Parties complies and has complied in all material respects with the Communications Laws.  Schedule 3.32 is a list of all Stations (other than booster, translator or auxiliary stations) owned or operated by the Loan Parties (or their respective Subsidiaries) as of the Closing Date.

3.33       Studio and Tower Sites.  Set forth in Schedule 3.33 is a complete and accurate list, as of the Closing Date, of (a) each real estate or tower location utilized or to be utilized as a studio or main transmitter site in the operation of the Stations and (b) each other parcel of real estate owned or leased by or licensed to MediaCo or its Subsidiaries (other than parcels of real estate used solely as low power transmitter sites).  As to each such site owned by MediaCo or one of its Subsidiaries or utilized or to be utilized as a studio or main transmitter site in the operation of the Stations, Schedule 3.33 sets forth (i) the name(s) of the record owner(s) of such site, (ii) the street address of such site (if any), and (iii) a true copy of the lease or license.  Moreover, each of the towers used in the operation of the Stations and which is owned by a Loan Party, which tower is required to be registered with the FCC pursuant to the FCC’s antenna structure registration requirements has been duly and accurately registered and each ASR Number is posted at the Tower Site where the failure to do so would reasonably be expected to have a Material Adverse Effect. All antenna structures used in the operation of the Stations and owned by a Loan Party are obstruction-marked and lighted in accordance with the Communications Act where the failure to do so would reasonably be expected to have a Material Adverse Effect.

3.34          FCC Regulatory Fees.  All FCC regulatory fees assessed with respect to the FCC Licenses have been timely and accurately paid, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

ARTICLE IV.
AFFIRMATIVE COVENANTS

Each Borrower covenants and agrees that, so long as the Term Loan or any other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

4.1        Financial Statements.  Each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with sound business practices to permit the preparation of financial statements required to be delivered hereunder in conformity with GAAP (provided that quarterly and monthly financial statements shall not be required to have footnote disclosures and are subject to normal month-end, quarter-end and year-end adjustments, as applicable).  The Borrowers shall deliver to the Term Agent and the Term Lenders and in form and detail reasonably satisfactory to the Term Agent:

(a)          as soon as available, but not later than ninety (90) days after the end of each Fiscal Year ((or within one hundred twenty (120) days for the Fiscal Year ending December 31, 2024)), copies of the audited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries, in each case, as at the end of such year and the related Consolidated statements of income or operations, shareholders’ equity and cash flows of each such Person and its Consolidated Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, and accompanied by reports and opinions of independent certified public accounting firm reasonably acceptable to the Term Agent, which reports and opinions shall be certified without a going concern or like qualification or exception and without any qualification or exception as to the scope of audit (except for qualifications relating to changes in accounting principles or practices reflecting changes in GAAP and required or approved by Borrowers’ independent certified public accountants), stating that such financial statements fairly present, in all material respects, the financial position and results of operations of each such Person and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior years;

(b)         beginning with the first full month of operations, as soon as available, but not later than thirty (30) days after the end of each Fiscal Month, copies of the unaudited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries, in each case, as at the end of such month and the related Consolidated statement of income or operations of each such Person and its Consolidated Subsidiaries for such Fiscal Month and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, the financial position and the results of operations of each such Person and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior months, subject to normal month-end adjustments and absence of footnote disclosures; and

(c)          as soon as available, but not later than forty-five (45) days (or within sixty (60) days after the end of the Fiscal Quarters ending June 30, 2024 and September 30, 2024) after the end of each Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2025), copies of the unaudited Consolidated balance sheet of MediaCo and its Consolidated Subsidiaries, in each case, as at the end of such quarter and the related Consolidated statements of income or operations, shareholders’ equity and cash flows of each such Person and its Consolidated Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year then ended, all certified on behalf of the Borrowers by an appropriate Responsible Officer of the Borrower Representative as being complete and correct, in all material respects, and fairly presenting, in all material respects, the financial position and the results of operations of each such Person and its Consolidated Subsidiaries for the periods indicated in conformity with GAAP applied on a basis consistent with prior quarters, subject to normal year-end adjustments and absence of footnote disclosures.

4.2          Certificates; Other Information.  The Borrowers shall deliver to the Term Agent and the Term Lenders and in form and detail reasonably satisfactory to Term Agent:

(a)         together with each delivery of financial statements pursuant to Section 4.1(a) and 4.1(c), (i) a management discussion and analysis report, in reasonable detail, signed by a Responsible Officer of the Borrower Representative, describing the operations and financial condition of the Borrowers and their Subsidiaries for such Fiscal Quarter or Fiscal Year and (ii) a report setting forth in comparative form the corresponding figures for corresponding periods of the previous Fiscal Year;

(b)          concurrently with the delivery of the financial statements and other financial deliverables referred to in Sections 4.1(a), 4.1(b) and 4.1(c) above, a fully and properly completed Compliance Certificate, certified on behalf of the Borrowers by a Responsible Officer of the Borrower Representative (it being understood that the Compliance Certificate delivered in connection with each of the financial statements referred to in Sections 4.1(a), 4.1(b) and 4.1(c) shall contain the certification of compliance with the covenants contained in Sections 5.21 and 5.22(a));

(c)          as soon as available but in any event within thirty (30) days of the end of each Fiscal Month, and at such other times as may be requested by the Term Agent, as of the period then ended, a Borrowing Base Certificate, and supporting information in connection therewith, together with any additional reports with respect to the Borrowing Base as the Term Agent may reasonably request; and the Borrowing Base shall be updated (i) from time to time upon receipt of periodic valuation updates received from the Term Agent’s asset valuation experts, (ii) concurrently with the sale or commitment to sell any assets constituting part of the Borrowing Base, (iii) in the event such assets are idled for any reason other than routine maintenance or repairs for a period in excess of ten (10) consecutive days, and (iv) in the event that the value of such assets may otherwise be impaired, as determined by the Term Agent’s in its sole discretion;

(d)          promptly after the same are sent, copies of all financial statements and reports which MediaCo sends to its shareholders or other equity holders, as applicable, generally and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which such Person may make to, or file with, the Securities and Exchange Commission or any successor or similar Governmental Authority;

(e)          concurrently with the delivery of the financial statements referred to in Section 4.1(c), to the extent that there is any updated information to provide, a list of any applications for the registration of any Patent, Trademark (and a list of any “intent to use” Trademark applications for which a registration has issued or a “Statement of Use” or “Amendment to Allege Use” has been filed) or Copyright filed by any Borrower with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency in each case entered into or filed in the prior Fiscal Quarter;

(f)          prior to the end of each of MediaCo’s Fiscal Years, the annual budget of the Borrowers prepared by management of the Borrower Representative, consistent in form with the budget previously delivered to the Term Agent prior to the Closing Date;

(g)          promptly upon receipt thereof, copies of any reports submitted by each Borrower’s certified public accountants in connection with each annual, interim or special audit or review of any type of the financial statements or internal control systems, operations, financial condition or properties of any Borrower (or their Subsidiaries) made by such accountants, including any comment letters submitted by such accountants to management of any Borrower in connection with their services;

(h)          (i) not less than five (5) Business Days prior to the consummation of the transactions relating to any Permitted Refinancing, drafts of documents relating to any Permitted Refinancing and (ii) concurrently with the consummation of any such Permitted Refinancing, copies, certified by a Responsible Officer of the Borrower Representative as being complete and correct, of the fully executed documents relating to such Permitted Refinancing;

(i)          as soon as practicable, in any event at least ten (10) Business Days prior thereto, copies of any waiver, consent, amendment or permanent prepayment or permanent commitment reduction (and the amount thereof) to be entered into pursuant to any Subordinated Indebtedness Documents;

(j)          promptly, such additional business, financial, perfection certificates and other information as the Term Agent may from time-to-time reasonably request; and

(k)          (i) any change in the information provided in the Beneficial Ownership Certification that would result in any Borrower no longer being excluded from the definition of “legal entity customer” under the Beneficial Ownership Regulation and (ii) upon the request therefor, such other information and documentation required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations (including, without limitation, the Patriot Act), as from time to time reasonably requested by the Term Agent or any Term Lender.

Any financial statement or other information required to be furnished pursuant to Sections 4.1(a), (b), (c) or 4.2(d) shall be deemed to have been furnished on the date on which the Term Agent receives notice (which may be via email) that MediaCo has filed such financial statement or information with the Securities and Exchange Commission and it is available on MediaCo’s website or the EDGAR website on the Internet at www.sec.gov or any successor government website that is freely and readily available to the Term Agent and the Term Lenders without charge.

4.3          Notices.  The Borrower Representative shall notify promptly Term Agent of each of the following:

(a)          the occurrence or existence of any Default or Event of Default;

(b)          any breach or non-performance of, or any default under (i) any Specified Agreement, (ii) any Material Contract (other than leases which shall be subject to notification under Section 4.15), (iii) the Emmis Subordinated Note or (iv) any other Contractual Obligation of any Borrower or any Subsidiary of any Borrower, or any violation of, or non-compliance with, any Requirements of Law, which, in the case of clauses (ii) through (iv) would reasonably be expected to result, either individually or in the aggregate, in a Material Adverse Effect, and including, in the case of clauses (i) through (iv), a description of such breach, non-performance, default, violation or non-compliance and the steps, if any, such Person has taken, is taking or proposes to take in respect thereof;

(c)          any dispute, litigation, investigation, proceeding or suspension which may exist at any time between any Borrower or any Subsidiary of any Borrower and any Governmental Authority or any suspension or revocation of any Permits granted by a Governmental Authority to a Borrower or any Subsidiary of any Borrower that would reasonably be expected to result in Liabilities in excess of $1,000,000;

(d)          the commencement of, or any material development in, any litigation or proceeding affecting any Borrower or any Subsidiary of any Borrower (i) in which more than $1,000,000 of damages is claimed, (ii) in which injunctive or similar relief is sought and which would reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any other Loan Document;

(e)          (i) the receipt by any Borrower or any Subsidiary of any written notice of violation of or potential liability or similar notice under Environmental Law which would be reasonably expected to result in a Material Adverse Effect, (ii) (A) unpermitted Releases, (B) the existence of any condition that would reasonably be expected to result in violations of or Liabilities under, any Environmental Law or (C) the commencement of, or any material change to, any action, investigation, suit, proceeding, audit, claim, demand, dispute alleging a violation of or Liability under any Environmental Law, which would reasonably be expected to result in Environmental Liabilities in excess of $1,000,000, and which in the case of clauses (A) or (B) above, either individually or in the aggregate for all such clauses, would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt by any Borrower or any Subsidiary of notification that any Property of any Borrower or any Subsidiary is subject to any Lien in favor of any Governmental Authority securing, in whole or in part, Environmental Liabilities (x) which would reasonably be expected to result in a Material Adverse Effect or (y) for the repayment of money and which Lien is imposed on Real Property owned by the Borrower or any Subsidiary and (iv) any proposed acquisition or lease of Real Estate, if such acquisition or lease would have a reasonable likelihood of resulting in Environmental Liabilities that would have a Material Adverse Effect;

(f)          (i) on or prior to any filing by any ERISA Affiliate of any notice of any reportable event under Section 4043 of ERISA, or intent to terminate any Title IV Plan, a copy of such notice, except where such reportable event or termination of such Title IV Plan would not be reasonably expected to result in a Material Adverse Effect, (ii) promptly, and in any event within five (5) days, after any officer of any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan, a notice describing such waiver request and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notice filed with the PBGC or the IRS pertaining thereto, and (iii) promptly, and in any event within ten (10) days after any officer of any ERISA Affiliate knows or has reason to know that an ERISA Event will or has occurred, a notice describing such ERISA Event, and any action that any ERISA Affiliate proposes to take with respect thereto, together with a copy of any notices received from or filed with the PBGC, IRS, Multiemployer Plan or other Benefit Plan pertaining thereto, except to the extent where the occurrence of such ERISA Event would not reasonably be expected to result in a Material Adverse Effect;

(g)         any Material Adverse Effect subsequent to the date of the most recent audited financial statements delivered to the Term Agent and the Term Lenders pursuant to this Agreement;

(h)         any material changes in accounting policies or financial reporting practices by any Borrower or any Subsidiary of any Borrower other than those changes promulgated by GAAP;

(i)         any labor controversy resulting in or, to the knowledge of any Borrower, threatening to result in, any strike, work stoppage, boycott, shutdown or other material labor disruption against or involving any Borrower or any Subsidiary of any Borrower, except to the extent such strike, work stoppage, boycott, shutdown or other labor disruption would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(j)          the creation, establishment or acquisition of any Subsidiary or the issuance by or to any Borrower of any Stock or Stock Equivalent;

(k)          as soon as practicable, and in any event within (x) ten (10) days after the issuance, filing or receipt thereof, (i) copies of any order or notice of the FCC, any Governmental Authority or a court of competent jurisdiction which designates any FCC License, or any application therefor, for a hearing or which refuses renewal or extension of, or revokes or suspends the authority of any Loan Party pursuant to any FCC License, or (ii) any citation, “Notice of Apparent Liability for Forfeiture”, “Notice of Violation” or “Order to Show Cause” issued by the FCC seeking revocation or the denial of renewal of any FCC License, in each case with respect to any Loan Party or (y) ten (10) days after a Responsible Officer of a Loan Party has actual knowledge with respect to Optioned Licenses with respect to the foregoing;

(l)          any suspension or interruption of regular broadcast operations by a main Station, or a failure by any such main Station to broadcast with its FCC-licensed facilities, which suspension, interruption or failure persists for three (3) consecutive days, or five (5) days in any twenty (20) consecutive day period, if the same would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; or

(m)        any change in the information provided in the Beneficial Ownership Certification that would result in a change to the list of beneficial owners identified in such certification.

Each notice pursuant to this Section 4.3 shall be in electronic form accompanied by a statement by a Responsible Officer of the Borrower Representative, on behalf of the Borrowers, setting forth details of the occurrence referred to therein, and stating what action the Borrowers or other Person proposes to take with respect thereto and at what time.  Each notice under Section 4.3(a) shall describe with reasonable particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.

4.4          Preservation of Corporate Existence, Etc.  Each Borrower shall, and shall cause each of its Subsidiaries to:

(a)          preserve and maintain in full force and effect its organizational existence and good standing under the laws of its jurisdiction of incorporation, organization or formation, as applicable, except as permitted by Section 5.3;

(b)        preserve and maintain in full force and effect all rights, privileges, qualifications, Permits, licenses (including, without limitation, FCC Licenses), MVPD agreements, and franchises necessary in the normal conduct of its business except as permitted by Sections 5.2 and 5.3 or to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

(c)          preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having material business relations with it in the Ordinary Course of Business;

(d)          unless otherwise agreed in writing by the Term Agent and the Required Lenders, preserve or renew all Intellectual Property, except where in the good faith determination of Borrower, such Intellectual Property is uneconomical or not material to its business; and

(e)          conduct its business and affairs without infringement of or interference with any Intellectual Property of any other Person and shall comply with the terms of its IP Licenses material to its business, except where such failure to do so would not reasonably be expected to have a Material Adverse Effect.

4.5          Maintenance of Property.  Except as permitted in Section 5.2, each Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, and preserve all its Property which is material to be used in its business in good working order and condition, ordinary wear and tear excepted and shall make all necessary repairs thereto and renewals and replacements thereof in the Ordinary Course of Business.

4.6          Insurance.  Each Borrower shall, and shall cause each of its Subsidiaries to, (a) maintain or cause to be maintained in full force and effect all policies of insurance of any kind with respect to the Property and businesses of the Borrowers and such Subsidiaries as are customarily carried by businesses of the size and character of the business of the Borrowers and their Subsidiaries with financially sound and reputable insurance companies or associations (in each case that are not Affiliates of the Borrowers) of a nature and providing such coverage as is sufficient and as is customarily carried by businesses of the size and character of the business of the Borrowers and acceptable to the Term Agent and (b) cause all such insurance relating to any Property or business of any Borrower to name the Term Agent as additional insured or lender’s loss payee as agent for the Term Lenders, as appropriate.  All policies of insurance on real and personal Property of the Borrowers will contain an endorsement, in form and substance reasonably acceptable to the Term Agent, showing loss payable to the Term Agent naming the Term Agent as lender’s loss payee as agent for the Term Lenders and extra expense and business interruption endorsements.  Such endorsement, or an independent instrument furnished to the Term Agent, will provide that the insurance companies will give the Term Agent at least thirty (30) days’ prior written notice before any such policy or policies of insurance shall be altered or canceled and that no act or default of the Borrowers or any other Person shall affect the right of the Term Agent to recover under such policy or policies of insurance in case of loss or damage.  Each Borrower shall direct all present and future insurers under its “All Risk” policies of property insurance to pay all proceeds payable thereunder directly to the Term Agent; provided that each Borrower shall be permitted to replace, repair, restore or rebuild the Collateral subject to such Event of Loss in accordance with, and to the extent permitted under, Section 1.6(b).  If any insurance proceeds are paid by check, draft or other instrument payable to any Borrower and the Term Agent jointly, during an Event of Default, the Term Agent may endorse such Borrower’s name thereon and do such other things as the Term Agent may deem advisable to reduce the same to cash.  Notwithstanding the requirement in subsection (a) above, neither Federal Flood Insurance nor other flood insurance coverage shall be required for (x) Real Estate not located in a Special Flood Hazard Area or (y) Real Estate (I) that is not improved by any “buildings” (as defined under the National Flood Insurance Program), broadcasting towers or structures or other improvements or (II) with one or more “buildings” (as defined in the National Flood Insurance Program), broadcasting towers or structures or other improvements that is located in a Special Flood Hazard Area but in a community that does not participate in the National Flood Insurance Program.  On or before the date that is thirty (30) days after the Closing Date (or such later date as the Term Agent may agree), the Borrowers shall provide to the Term Agent customary certificates and endorsements naming the Term Agent as an additional insured or lender’s loss payee, as the case may be, with respect to the insurance policies of the Borrowers in accordance with the requirements set forth above, in each case, in form and substance reasonably satisfactory to the Term Agent.

4.7          Performance of Obligations.  Each Borrower shall pay, and shall cause each of its Subsidiaries to, discharge and perform as the same shall become due and payable or required to be performed, the following obligations and liabilities (subject, in each case, to any applicable cure or grace period):

(a)        all material tax liabilities, assessments and governmental charges or levies upon it or its Property, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the filing or enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(b)          all lawful claims which, if unpaid, would by law become a Lien (other than a Permitted Lien) upon its Property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves in accordance with GAAP are being maintained by such Person;

(c)          subject to Section 5.10, all Indebtedness having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $1,000,000 when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise);

(d)        the performance of all obligations under (i) any Specified Agreement in all material respects, (ii) any Material Contract or (iii) any other Contractual Obligation to which such Borrower or Subsidiary is bound, or to which it or any of its Property is subject, except in the case of clauses (ii) and (iii) where the failure to perform under this Section 4.7(d) would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect; and

(e)          payments to the extent necessary to avoid the imposition of a Lien with respect to, or the involuntary termination of any underfunded Benefit Plan.

4.8        Compliance with Laws.  Each Borrower shall, and shall cause each of its Subsidiaries to, comply with all Requirements of Law of any Governmental Authority (including the Communications Act) having jurisdiction over it or its business, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.  Each Borrower shall, and shall cause each of its Subsidiaries to obtain and maintain in full force and effect, all licenses, permits, franchises and approvals (including all FCC Licenses) necessary to own, acquire or dispose (as applicable) of their respective Property, to conduct their respective business or to comply with construction, operating and reporting requirements of the FCC or any other Governmental Authority, except (other than in the case of Material FCC Licenses) where the failure to do so would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

4.9          Inspection of Property and Books and Records; Field Exams; Appraisals.

(a)          Each Borrower shall maintain and shall cause each of its Subsidiaries to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of such Person.  Each Borrower shall, and shall cause each of its Subsidiaries to, during normal business hours and upon reasonable advance notice to the Borrower Representative (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Term Agent shall have access at any and all times during the continuance thereof), provide access to its properties, books and records to the Term Agent and its Related Persons and shall reasonably cooperate with the Term Agent and any of its Related Persons in connection with any review or analysis of any such Person’s business, financial condition, assets, the budget provided pursuant to Section 4.2(f) and results of operations.  Each Borrower hereby authorizes the Term Agent to discuss with such Borrower’s and its Subsidiaries’ officers and independent accountants such Person’s business, financial condition, assets, prospects, and results of operation (including, without limitation, in connection with the Term Agent’s review and analysis of compliance with financial covenants); provided, that so long as no Event of Default has occurred and is continuing, (x) the Borrower Representative shall be afforded a reasonable opportunity to be a party to any such conversations and (y) the Term Agent’s requests for information and discussions with particular personnel shall be processed through the chief financial officer of the Borrower Representative. Without limiting the generality of the foregoing, the Borrower Representative shall make a Responsible Officer of the Borrower Representative and the other Loan Parties available for a telephonic meeting (at such time as may be agreed between the Borrower Representative and the Term Agent) with the Term Agent and Term Lenders upon the reasonable request of the Term Agent or the Required Lenders, and in any event, not less than once during each Fiscal Quarter.

(b)          Each Borrower shall, and shall cause each of its Subsidiaries to, with respect to each owned, leased, or controlled property, during normal business hours and upon reasonable advance notice (unless an Event of Default shall have occurred and be continuing, in which event no notice shall be required and the Term Agent shall have access at any and all times during the continuance thereof) (i) provide access to such property to the Term Agent and any of its Related Persons, as frequently as the Term Agent determines to be appropriate; and (ii) permit the Term Agent and any of its Related Persons to conduct field examinations, audit, inspect and make extracts and copies (or take originals if reasonably necessary) from all of such Borrower’s books and records, and appraise and evaluate and make physical verifications of the Collateral in any manner and through any medium that the Term Agent considers advisable, in each instance, at the Borrowers’ expense.

(c)          Notwithstanding the foregoing or anything else contained in this Agreement, in any Fiscal Year, the Borrowers shall not be required to pay for more than (w) one (1) field examination with respect to the Loan Parties, (x) one (1) field examination with respect to the Estrella Entities, (y) two (2) Acceptable Appraisals in respect of FCC Licenses held by any Loan Party and (z) two (2) Acceptable Appraisals in respect of Optioned Licenses to determine Specified Option Value, unless an Event of Default has occurred and is continuing, in which case, such limitation shall not apply.

4.10      Use of Proceeds.  The Borrowers shall use the proceeds of the Initial Term Loan solely to fund the purchase price, fees and expenses associated with the consummation of the transactions contemplated hereby to occur on the Closing Date and shall use the proceeds of each Delayed Draw Term Loan for general working capital purposes. Additionally, Borrowers shall not, directly or indirectly, use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (A) to fund any activities or business of or with any Person, or in any country or territory, that, at the time of such funding, is, or whose government is, the subject of sanctions pursuant to any Anti-Terrorism Laws, (B) in any other manner that would result in a violation of sanctions under any Anti-Terrorism Laws by any Person (including any Person participating in the Loans, whether as underwriter, advisor, investor, or otherwise), or (C) in any manner which would violate Anti-Corruption Laws or applicable Sanctions.

4.11        Cash Management Systems.

(a)          The Borrowers shall, and shall cause each of their Subsidiaries to, maintain cash management systems reasonably satisfactory to the Term Agent and shall notify their accounts debtors to make payment of amounts due to the Loan Parties directly into a Control Account.  Other than with respect to the Control Account described in Section 2.1(v), each Borrower shall, no later than the date that is thirty (30) days after the Closing Date (or such later date as the Term Agent may determine in its sole discretion) enter into, and cause each depository, securities intermediary or commodities intermediary to enter into, Control Agreements providing for “springing” cash dominion with respect to each Control Account (including, without limitation, all lockbox or similar arrangements) maintained by such Borrower.

(b)        Each Control Agreement shall provide, among other things, that (i) the depository, securities intermediary or commodities intermediary executing such agreement has no rights of setoff or recoupment or any other claim against such account, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment (except as the Term Agent may otherwise agree in writing), and (ii) from and after the receipt of a notice (an “Activation Notice”) from the Term Agent (which Activation Notice may be furnished only during the continuance of an Event of Default), without any further action or consent by any Borrower, the applicable depository institution, securities intermediary and commodities intermediary shall comply solely with the instructions of the Term Agent with respect to the disposition and transfer of assets from the applicable account.  Each Borrower agrees that it will, and, after the occurrence and during the continuation of an Event of Default, will cooperate with the Term Agent in all respects with respect to the Term Agent’s direction of funds from Control Accounts.

(c)          The Borrowers may amend Schedule 3.22 to add or replace any deposit account or other account; provided, that with respect to any additional or replacement Control Account, securities account, or commodities account, except as the Term Agent may otherwise agree in writing, prior to the time of the opening of such account, the applicable Borrower and the applicable depository, securities intermediary or commodities intermediary shall have executed and delivered to the Term Agent a Control Agreement.

4.12       Landlord and Bailee Agreements.  Promptly upon request by the Term Agent, each Borrower shall (i) obtain a Landlord Waiver or bailee or mortgagee waivers, as applicable, from the lessor of each property leased from an Affiliate or use commercially reasonable efforts to obtain from lessor’s mortgagee, as applicable and (ii) use commercially reasonable efforts to obtain a Landlord Waiver or bailee or mortgagee waivers, as applicable, from the lessor (other than Affiliates) of each leased property, bailee in possession of any Collateral or mortgagee of any owned property with respect to each location where any Collateral is stored or located, which agreement shall be reasonably satisfactory in form and substance to the Term Agent; provided, that the Borrowers shall not be required to obtain Landlord Waivers or bailee or mortgagee waivers, as applicable, for locations (x) which hold Collateral with an aggregate value less than $500,000 or (y) where the Term Agent has received a collateral assignment from the applicable landlord in respect of such leased property.

4.13        Further Assurances.

(a)          Each Borrower shall ensure that all certificates, exhibits, reports and other written information furnished to the Term Agent or the Term Lenders do not and will not contain any untrue statement of a material fact and do not and will not omit to state any material fact or any fact necessary to make the statements contained therein not materially misleading in light of the circumstances in which made, and will promptly disclose to the Term Agent and the Term Lenders and correct any defect or error that may be discovered therein or in any Loan Document or in the execution, acknowledgement or recordation thereof.

(b)          Promptly upon request by the Term Agent, the Borrowers shall (and, subject to the limitations hereinafter set forth, shall cause each of their Subsidiaries to) take such additional actions and execute such documents as the Term Agent may reasonably require from time to time in order to (i) carry out more effectively the purposes of this Agreement or any other Loan Document, (ii) subject to the Liens created by any of the Collateral Documents any of the Property, rights or interests covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and the Liens intended to be created thereby, and (iv) better assure, convey, grant, assign, transfer, preserve, protect and confirm to the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document.  Without limiting the generality of the foregoing and except as otherwise approved in writing by the Required Lenders, the Borrowers shall immediately notify the Term Agent at the time that any Person becomes a Subsidiary, and promptly thereafter (and in any event within fifteen (15) days), cause such Person to (x) become a Borrower hereunder or a Guarantor and to cause each such Person to grant to the Term Agent, for the benefit of the Secured Parties, a security interest in, subject to the limitations hereinafter set forth, all of such Person’s Property and (y) deliver to the Term Agent (A) a joinder to this Agreement in the form of Exhibit D or a joinder to the Guaranty Agreement, (B) a Perfection Certificate Supplement with respect to such Person whether as a Borrower or as a Guarantor and (C) a joinder to all applicable Collateral Documents then in existence, in each case as specified by, and in form and substance reasonably satisfactory to, the Term Agent, securing payment of all the Obligations of such new Loan Party under the Loan Documents, accompanied by appropriate corporate resolutions, other corporate documentation and customary legal opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Term Agent and its counsel.  Furthermore, and except as otherwise approved in writing by the Required Lenders, each Loan Party shall pledge all of the Stock and Stock Equivalents of each of its direct and indirect Subsidiaries, in each instance, to the Term Agent, for the benefit of the Secured Parties, to secure the Obligations.  In connection with each pledge of Stock and Stock Equivalents, the Borrowers shall deliver, or cause to be delivered, to Term Agent, Stock certificates and irrevocable proxies and Stock powers and/or assignments, as applicable, duly executed in blank.  In the event any Borrower acquires any owned Real Estate with a fair market value in excess of $500,000, as reasonably estimated by Borrower, such Borrower shall (i) promptly notify the Term Agent of same, and (ii) at the request of the Term Agent, execute and/or deliver, or cause to be executed and/or delivered, to the Term Agent, a fully executed Mortgage with respect to such Real Estate and such other documentation and materials related thereto as the Term Agent may reasonably request in connection therewith to the extent required for the purpose of perfecting the Lien of its Mortgage thereon, which may include, if reasonably requested by the Term Agent, title insurance policies, surveys, customary opinions and environmental assessments.  Borrowers shall cause any such Mortgage to be recorded, at Borrower’s sole cost and expense, in the applicable local land records. In addition, the Borrowers shall satisfy the Federal Flood Insurance requirements of Section 4.6.

(c)          Notwithstanding anything to the contrary contained herein, each Subsidiary of each Borrower that is an obligor for any Subordinated Indebtedness shall be a Borrower under the Loan Documents.

4.14        Environmental Matters.  Each Borrower shall comply, and shall cause each of its Subsidiaries to comply with, and maintain its Real Estate, whether owned, leased, or subleased by such Borrower or Subsidiary, in compliance with, all applicable Environmental Laws (including by implementing any Remedial Action necessary to achieve such compliance) or that is required by orders and directives of any Governmental Authority pursuant to applicable Environmental Laws, in each case, except where the failure to comply would not reasonably be expected to, individually or in the aggregate, result in a Material Adverse Effect.  Without limiting the foregoing, if an Event of Default is continuing, then each Borrower shall, promptly upon receipt of reasonable written request from the Term Agent, cause the performance of such environmental audits and assessments, solely to the extent necessary to determine violations of Environmental Law or Environmental Liabilities with respect to Hazardous Materials at the Real Estate that is owned by any Borrower or Subsidiary, including subsurface sampling of soil and groundwater if reasonably recommended by a reputable environmental consultant in order to make such determination, and cause preparation of such reports, in each case, as the Term Agent may from time to time reasonably request during the continuation of the Event of Default.  If Borrower shall fail to cause the performance of such audits and assessments within a reasonable period of time after receipt of such written request, then Borrower shall provide Term Agent and its Related Persons access (at reasonable times subject to reasonable prior written notice and the rights of any tenants under leases) to such Real Estate for the purpose of conducting such audits and assessments.  Such audits and assessments shall be conducted and prepared by reputable environmental consulting firms reasonably acceptable to the Term Agent and shall be in form and substance reasonably acceptable to the Term Agent.

4.15       Leases.  Each Borrower shall, and shall cause each Subsidiary to, make all payments and otherwise perform all obligations in respect of all leases of Real Estate and warehouse facilities where any material Collateral is located, keep such leases in full force and effect and not allow such leases to lapse or be terminated, notify the Term Agent of any default by any party with respect to such leases and cooperate with the Term Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, (i) for those amounts contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves are maintained on the books of the Borrowers in accordance with GAAP, (ii) for any lease not related to a main Station or otherwise not material to the business of the Loan Parties, that is terminated at its stated termination date or is terminated prior to its stated termination date by mutual agreement between the lessor and the applicable Loan Party, in each case, so long as any material Collateral has been removed from such location, or (iii) to the extent the failure to do so would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

4.16      Senior Ranking.  The Indebtedness under any Subordinated Indebtedness Documents shall, and Borrowers shall take all necessary action to ensure that the Indebtedness thereunder shall, at all times, be subordinated in right of payment to the Obligations, subject to any terms and conditions that the Term Agent may agree to in its sole discretion in any Subordination Agreement.

4.17       Foreign Pension Plans and Benefit Plans.  None of the Borrowers or any of their Subsidiaries shall hereafter adopt, implement, or contribute to any Foreign Pension Plan or Foreign Benefit Plan without the Term Agent’s prior written consent.

4.18        FCC License Subsidiaries.  Each FCC License Holder shall be a Loan Party. All of the Stock and evidence of Indebtedness (including all agreements relating thereto) of an FCC License Holder owed to MediaCo or another Loan Party shall be pledged as Collateral to secure the Obligations.

4.19        Post-Closing Obligations.  Each Borrower shall, and shall cause its Subsidiaries to, deliver to the Term Agent all documents and/or information in the time periods set forth on Schedule 4.18 (or such later date as may be agreed by the Term Agent which may be by e-mail).

ARTICLE V.
NEGATIVE COVENANTS

Each Loan Party covenants and agrees that, so long as the Term Loan or any other Obligation (other than contingent indemnification Obligations to the extent no claim giving rise thereto has been asserted) shall remain unpaid or unsatisfied:

5.1         Limitation on Liens.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, directly or indirectly, grant, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of its Property, whether now owned or hereafter acquired, other than the following (“Permitted Liens”):

(a)          any Lien existing on the Property of a Borrower or a Subsidiary on the Closing Date and set forth in Schedule 5.1;

(b)          any Lien created under any Loan Document;

(c)          Liens securing the obligations under the Second Lien Term Loan Agreement, subject to the Intercreditor Agreement;

(d)         Liens on fixed or capital assets acquired, constructed or improved by a Borrower or a Subsidiary; provided that (i) such Liens secure only Indebtedness permitted by Section 5.5(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not encumber any other Property of such Borrower or Subsidiary or any other Borrower or Subsidiary;

(e)         Liens on cash or Cash Equivalents posted to cash collateralize (x) letters of credit issued in the ordinary course of business pursuant to Section 5.5(l)(x) in an aggregate amount not to exceed 105% of the face amount of the letters of credit outstanding (any such cash collateral, the “LC Cash Collateral”) and (y) obligations with respect to Indebtedness incurred under Section 5.5(l)(y);

(f)          to the extent constituting Liens:

(x) non-exclusive licenses and sublicenses of Intellectual Property of a Loan Party or any of its Subsidiaries (in each case as the lessor) in the ordinary course of business (including with respect to terms regarding pricing, duration, and renewal and otherwise on terms and conditions customary for agreements of such nature) so long as each such individual licensing transaction is on terms substantially as favorable to a Loan Party or such Subsidiary as would be obtainable by such Loan Party or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate (but without giving effect to any other transactions with such licensee party to such transaction or any of such licensee’s Affiliates); and

(y) exclusive licenses and sublicenses of Intellectual Property of a Loan Party or any of its Subsidiaries (in each case as the lessor) in the ordinary course of business (including with respect to terms regarding pricing, cash consideration, exclusivity, duration, and renewal and otherwise on terms and conditions customary for agreements of such nature) or consistent with industry norms with a Person other than an Affiliate; provided that (A) such exclusivity is limited in scope by geography or field of use and (B) such license or arrangement does not (i) adversely interfere with the ordinary course of business of the Borrower or any of its Subsidiaries in any material respect or (ii) materially and adversely impact the value of the Collateral (taken as a whole) or the value of the security interest granted in the Loan Documents (taken as a whole); provided further, that exclusive perpetual or exclusive (for three years or longer, including any automatic extensions or extensions within the control of the counterparty) non-royalty bearing or perpetual non-royalty bearing (for clarity for purposes hereof, “non-royalty bearing” shall include licenses with only an upfront royalty payment or pursuant to which substantially all of the royalty payments are represented by an upfront royalty payment) licenses shall not be permitted pursuant to this clause (y).

(g)          in the case of Leases of Real Estate, (i) any Lien to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (ii) any statutory Lien in favor of landlords securing rental obligations under leases, and (iii) the terms of any Real Estate leases;

(h)         leases, licenses and sub-licenses of broadcast tower space, broadcast subchannel to the extent allowed by law, broadcast spectrum (except main station licenses and to the extent allowed by law), real estate or similar assets entered into in the Ordinary Course of Business that do not secure Indebtedness and which do not interfere in any material respect with the business of any Borrower or a Subsidiary of the Borrower;

(i)          Customary Permitted Encumbrances; and

(j)          Other Liens securing obligations in an amount not to exceed $200,000 at any time outstanding;

5.2         Disposition of Assets.  Without the prior written consent of the Term Agent, no Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, sell, lease, convey or otherwise dispose of (whether in one transaction or in a series of transactions) of any Property (including the Stock or Stock Equivalents of any Subsidiary of any Borrower, whether in a public or a private offering or otherwise, and accounts and notes receivable, with or without recourse) or enter into any agreement to do any of the foregoing (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”), except:

(a)          Dispositions of Inventory, leases of broadcast subchannels, broadcast tower space and broadcast spectrum, excluding FCC Licenses, in the Ordinary Course of Business;

(b)          to the extent constituting Dispositions, licensing of Intellectual Property expressly permitted under Section 5.1(f);

(c)          Dispositions of worn-out, obsolete or surplus equipment, all in the Ordinary Course of Business;

(d)          Dispositions of Property by any Loan Party to another Loan Party;

(e)         Subject to Section 1.7, Dispositions of Property (other than FCC Licenses, material Intellectual Property or any Property or asset that is necessary to operate any Station not otherwise permitted under this Section 5.2) in an amount up to $2,000,000 in the aggregate in any Fiscal Year and no more than $5,000,000 in the aggregate during the term of this Agreement so long as no Event of Default then exists or would arise therefrom and the Borrowers are in compliance with the financial covenants set forth in Section 5.22, measured as of the last day of the Applicable Reference Period at such time (but with Liquidity measured as of the date of, and immediately after giving effect to, such Disposition) and determined on a pro forma basis as if such Disposition had occurred on the first day of such Applicable Reference Period;

(f)          Dispositions that constitute Investments permitted pursuant to Section 5.4; and

(g)          so long as applied in accordance with Section 1.7(b), Dispositions resulting from casualty or condemnation proceedings.

For the avoidance of doubt, in no event may an FCC License Holder Dispose of an FCC License (except where replaced by a renewed or modified main Station license for such station).

5.3          Consolidations and Mergers.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, merge or consolidate with or into any Person; dissolve or liquidate; or sell, lease, convey or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to or in favor of any Person (including by an allocation of assets among newly divided limited liability companies pursuant to a “plan of division”); except that, upon not less than five (5) Business Days’ prior written notice to the Term Agent, (i) any Loan Party (other than MediaCo) may merge or consolidate with or into another Loan Party and (ii) any Subsidiary that is not a Loan Party may merge or consolidate with or into another Subsidiary that is not a Loan Party; provided that for any merger or consolidation involving a Loan Party, a Loan Party shall be the surviving entity and all actions required to maintain perfected Liens on the Stock of the surviving entity and other Collateral in favor of the Term Agent shall have been completed.

5.4          Acquisitions; Loans and Investments.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to make, permit to remain outstanding, or hold any Investments, except:

(a)          Investments in cash and Cash Equivalents;

(b)          the Investments existing on the Closing Date and set forth in Schedule 5.4;

(c)          loans or advances to employees of the Borrowers permitted under Section 5.6(c);

(d)        Investments acquired in connection with the settlement of delinquent accounts receivable in the Ordinary Course of Business or in connection with the bankruptcy or reorganization of suppliers or customers;

(e)          Investments consisting of the redemption of Stock and Stock Equivalents of MediaCo permitted by Section 5.10(f);

(f)          the Estrella Acquisition;

(g)          Investments in Loan Parties;

(h)          non-cash Investments in connection with the Option Agreement; and

(i)          Other Investments not otherwise permitted by this Section 5.4, in an amount not to exceed $500,000 in the aggregate in any Fiscal Year.

5.5          Limitation on Indebtedness.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, create, incur, assume, permit to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except for the following (“Permitted Indebtedness”):

(a)          the Obligations;

(b)          Indebtedness consisting of Contingent Obligations described in clause (j) of the definition of Indebtedness and permitted pursuant to Section 5.8;

(c)          Indebtedness existing on the Closing Date and set forth in Schedule 5.5;

(d)         Indebtedness incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this Section 5.5(d) shall not exceed $200,000 at any time outstanding;

(e)        intercompany Indebtedness of any Loan Party to any other Loan Party; provided that any of the foregoing intercompany Indebtedness shall be pledged to the Term Agent pursuant to the Security Agreement to the extent required thereunder;

(f)          Indebtedness owed to any Person providing, or financing the provision of, workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such person, in each case incurred in the Ordinary Course of Business;

(g)          Indebtedness under the Second Lien Term Loan Agreement, subject to the Intercreditor Agreement;

(h)          any other unsecured Indebtedness of any Subsidiary of MediaCo on terms and conditions satisfactory to the Term Agent, in an aggregate outstanding amount not to exceed $5,000,000;

(i)           to the extent constituting Indebtedness, obligations under the Preferred Stock Articles;

(j)          [Reserved];

(k)          [Reserved]; and

(l)          (x) Indebtedness or reimbursement obligations in respect of letters of credit in the ordinary course of business in an amount not to exceed $1,000,000 and (y) Indebtedness incurred in the ordinary course of business in respect of credit cards, credit card processing services, debit cards, stored value cards, commercial cards (including so-called “purchase cards”, “procurement cards” or “p-cards”) in an amount not to exceed $100,000;

5.6         Employee Loans and Transactions with Affiliates.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, enter into any transaction with any Affiliate of a Borrower or of any such Subsidiary, except:

(a)          as expressly permitted by this Agreement;

(b)         in the Ordinary Course of Business and pursuant to the reasonable requirements of the business of such Borrower or such Subsidiary upon fair and reasonable terms no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of a Borrower or such Subsidiary;

(c)        loans or advances made by a Borrower or a Subsidiary to its directors, officers and employees on an arm’s-length basis in the Ordinary Course of Business for reasonable travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $200,000 in the aggregate at any time outstanding for all such loans and advances;

(d)          transactions between or among Loan Parties that are permitted hereunder;

(e)          intercompany Indebtedness permitted under Section 5.5(e);

(f)          Restricted Payments permitted by Section 5.10;

(g)          transactions permitted by Section 5.3 and Section 5.4;

(h)        transactions under the Estrella Transaction Documents (in each case as in effect on the Closing Date, or as otherwise permitted to be amended in accordance with the Loan Documents); and

(i)           transactions existing on the Closing Date and set forth in Schedule 5.6.

5.7          Margin Stock; Use of Proceeds.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, use any portion of the Term Loan proceeds, directly or indirectly, to purchase or carry Margin Stock or repay or otherwise refinance Indebtedness of any Borrower or others incurred to purchase or carry Margin Stock, or otherwise in any manner which is in contravention of any Requirements of Law (including, but not limited to, Anti-Corruption Laws, Anti-Terrorism Laws or Sanctions) or in violation of this Agreement.

5.8         Contingent Obligations.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Contingent Obligations except in respect of the Obligations and except for:

(a)          endorsements for collection or deposit in the Ordinary Course of Business;

(b)         guaranties of Indebtedness of any Borrower that is permitted by Section 5.5; provided that if such Indebtedness is subordinated to the Obligations, such guaranty shall be subordinated to the same extent;

(c)         Contingent Obligations of the Borrowers and their Subsidiaries existing as of the Closing Date and listed in Schedule 5.8, including extension and renewals thereof which do not increase the amount of such Contingent Obligations or impose more restrictive or adverse terms on the Borrowers, or their respective Subsidiaries as compared to the terms of the Contingent Obligation being renewed or extended and are not less favorable to the Term Agent and Term Lenders and

(d)          guaranties of Contingent Obligations of the Borrowers and their Subsidiaries permitted under this Agreement.

5.9         Compliance with ERISA.  No ERISA Affiliate shall cause or suffer to exist (a) any event that would reasonably be expected to result in the imposition of a Lien on any asset of a Borrower or a Subsidiary of a Borrower with respect to any Title IV Plan or Multiemployer Plan or (b) any other ERISA Event, that would, in the aggregate, result in Liabilities in excess of the Threshold Amount.

5.10       Restricted Payments.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any Stock or Stock Equivalent, (ii) purchase, redeem or otherwise acquire for value any Stock or Stock Equivalent now or hereafter outstanding, (iii) pay any principal of, or any interest, fees, or other amounts payable in respect of, any Subordinated Indebtedness in cash, (iv) pay any management, consulting, advisory or similar fees to any of its equity holders or Affiliates or to any officer, director or employee of any of its equity holders or Affiliates, or (v) set aside funds for any of the foregoing (the items described in clauses (i) through (v) above are referred to as “Restricted Payments”); except that:

(a)          Any Loan Party or Subsidiary of a Loan Party may declare and make cash or non-cash dividends and other distributions to a Loan Party;

(b)         the Borrower Representative may repay the Emmis Subordinated Note as in effect on the date hereof ~~in full in cash~~(x) upon the scheduled maturity date thereof~~;~~ in cash or (y) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, on or after the First Amendment Effective Date and prior to the scheduled maturity date of the Emmis Note, with Net Proceeds received in connection with the ATM Offering or otherwise with cash of the Borrowers; provided that, promptly upon such repayment, but in any event, within three (3) Business Days thereof, the Borrower Representative shall deliver to Term Agent an executed payoff letter or other evidence of such repayment, in each case in form and in substance reasonably satisfactory to the Term Agent;

(c)         any person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options, warrants or other securities convertible or exchangeable for Equity Interests (that are not Disqualified Equity Interests) if such Equity Interests represent the exercise, conversion or exchange price thereof;

(d)          MediaCo may declare and pay dividends with respect to its Equity Interests payable solely in Stock and Stock Equivalents (x) to the extent not constituting a Change in Control, (y) to the extent constituting Disqualified Equity Interests, solely in the form of preferred Stock in accordance with the Preferred Stock Articles) or (z) to the extent contemplated by the Option Agreement;

(e)          the Borrower Representative may make regularly scheduled principal and interest payments in cash with respect to the Second Lien Term Loan Agreement, so long as the Cash Payment Conditions are satisfied; provided that, if the Cash Payment Conditions are not satisfied, the Borrower Representative shall only be permitted to make payments in kind in respect of the Indebtedness under Second Lien Term Loan Agreement;

(f)         MediaCo may redeem Stock or Stock Equivalents of MediaCo held by employees of the Borrowers and their Subsidiaries in connection with any management or employee option or Benefit Plan, in an aggregate amount not to exceed $3,000,000 in any Fiscal Year so long as no Event of Default has occurred and is continuing or would result therefrom and pro forma Liquidity after giving effect to such Restricted Payment is not less than $2,500,000;

(g)        any Borrower or Subsidiary may pay reasonable compensation to its officers and employees for actual services rendered to such Borrower or Subsidiary in the Ordinary Course of Business;

(h)          any Borrower or Subsidiary may pay reasonable directors’ fees to its directors and reimburse such directors for their actual out-of-pocket expenses incurred in connection with attending board of director meetings in the Ordinary Course of Business;

(i)          any Borrower or Subsidiary may make cash payments to MediaCo (and MediaCo may pay to any direct or indirect parent company) to be used (i) for customary director indemnification payments to the directors of such Person, (ii) for financial, other reporting and similar customary administrative or overhead costs and expenses of such Person, and (iii) to permit MediaCo (or any direct or indirect parent company) to pay in the event such Borrower and/or Subsidiary files a consolidated, combined, unitary or similar type tax return with MediaCo (or any direct or indirect parent company), federal and state and local income Taxes then due and payable pursuant to those Tax Returns to the extent such Taxes are attributable to such Borrowers and its relevant Subsidiaries, provided that the amount of such payments under clause (iii) shall not, in the aggregate, be greater than the amount of such taxes that would have been due and payable by such Borrower and its relevant Subsidiaries in respect of the relevant tax year had such Borrower and its relevant Subsidiaries filed a consolidated, combined, unitary or similar type return with such Borrower as the consolidated parent (reduced by any such Taxes paid directly by any Borrower or Subsidiaries to the relevant taxing authority for such tax year); and

(j)          MediaCo may redeem Stock or Stock Equivalents of MediaCo held by any Alien (as defined in the Organizational Documents of MediaCo) to the extent required by, and in accordance with, the provisions of such Organizational Documents to ensure compliance with applicable FCC regulations relating to such holdings.

5.11       Change in Business.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, engage in any business other than businesses of the type conducted by such Borrower such Subsidiary on the Closing Date, and businesses reasonably related or complementary thereto.  Furthermore, no Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, engage in any business or operations outside the United States without the prior written consent of the Term Agent.

5.12       Change in Structure; Foreign Subsidiaries.  Except as expressly permitted under Section 5.3, no Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, make any changes in its equity capital structure, issue any Stock or Stock Equivalents (other than with respect to a Borrower) or amend any of its Organization Documents, in each case, in any respect materially adverse to the Term Agent or the Term Lenders.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, create, form or acquire any Foreign Subsidiaries without the Term Agent’s prior written consent.

5.13       Changes in Accounting, Name or Jurisdiction of Organization.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, (i) make any significant change in accounting treatment or reporting practices, except as required by GAAP, (ii) change the Fiscal Year or method for determining Fiscal Quarters or Fiscal Months of any Borrower or of any Consolidated Subsidiary of any Borrower, (iii) change its name as it appears in official filings in its jurisdiction of organization or (iv) change its jurisdiction of organization or type of organization, in the case of clauses (ii), (iii) and (iv), without at least ten (10) days’ prior written notice to the Term Agent; provided, that no such notice shall be required with respect to the planned change of MediaCo’s Fiscal Year effective on or prior to December 31, 2024.

5.14      Amendments to Certain Indebtedness Documents.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, amend or modify (a) any Subordinated Indebtedness Documents except as may otherwise be permitted under the applicable Subordination Agreement, (b) the Emmis Subordinated Note, (c) the Second Lien Term Loan Agreement except as may otherwise be permitted under the Intercreditor Agreement, or (d) the Preferred Stock Articles, in each case, without the prior written consent of the Term Agent.

5.15       No Burdensome Agreements.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, directly or indirectly, (a) create or otherwise cause or suffer to exist or become effective any consensual restriction or encumbrance of any kind on the ability of any Borrower or Subsidiary to pay dividends or make any other distribution on any of such Borrower’s or Subsidiary’s Stock or Stock Equivalents or to pay fees, including management fees, or make other payments and distributions to any Borrower or any other Borrower, or to make loans or advances to any Borrower, or to transfer any of the Property of such Subsidiary to any Borrower, or (b) enter into, assume or become subject to any Contractual Obligation prohibiting or otherwise restricting the existence of any Lien upon any of its assets in favor of the Term Agent, whether now owned or hereafter acquired; provided that the foregoing in this Section 5.15 shall not apply to restrictions and conditions (i) imposed by Requirements of Law, (ii) imposed by the Loan Documents, the Second Lien Loan Documents or the Preferred Stock Articles, (iii) that are customary restrictions and conditions contained in agreements relating to the sale of assets or of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted by the terms of this Agreement, (iv) with respect to clause (b), imposed by any agreement relating to secured Indebtedness (including Capital Lease Obligations) permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) with respect to clause (b), that are customary provisions in leases restricting the assignment thereof.

5.16        OFAC; Patriot Act.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, fail to comply with the laws, regulations and executive orders referred to in Sections 3.27 and 3.28.

5.17        Sale-Leasebacks.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, engage in a sale leaseback, synthetic lease or similar transaction involving any of its assets.

5.18       Hazardous Materials.  No Borrower shall, and no Borrower shall suffer or permit any of its Subsidiaries to, cause or suffer to exist any Release of any Hazardous Material at or from any Real Estate that would (a) violate any Environmental Law or (b) form the basis for any Environmental Liabilities, that in each case of (a) and (b) would have a Material Adverse Effect.

5.19      Guaranty Under Material Indebtedness Agreement.  No Subsidiary of any Borrower shall be or become a primary obligor or guarantor of the Indebtedness incurred pursuant to any Material Indebtedness Agreement unless such Subsidiary shall also be a Borrower under this Agreement prior to or concurrently therewith.

5.20       Limitations on Business Activities of any FCC License Holder.  No FCC License Holder may (a) engage in any material business activities other than (w) in connection with, incidental to, or in support of, the acquisition and use of such licenses or its role as licensee, (x) the holding of the FCC Licenses, (y) actions required to maintain such FCC Licenses in full force and effect, and (z) actions required to maintain its separate corporate, limited liability company, partnership or other legal existence or to perform its obligations under any of the Loan Documents (including the Option Agreement) (the “Permitted Activities”) or (b) incur Indebtedness owed to any party other than MediaCo or another Loan Party (other than Indebtedness owed to the FCC and incurred in connection with, incidental to, or in support of the Permitted Activities) or issue Stock, other than in favor of or to MediaCo or a Loan Party, in the case of (a) and (b) other than as required by applicable law, rule or regulation; provided that any FCC License Holder may guarantee any Indebtedness (including any Obligations) of MediaCo or its Subsidiaries permitted to be incurred hereunder; provided, however, that such guarantee, by its terms or by the terms of any agreement or instrument pursuant to which such guarantee is outstanding, is subordinated in right of payment to payment of the Obligations on terms and conditions satisfactory to the Term Agent.

5.21       [Reserved].

5.22        Financial Covenants.

(a)          Minimum Liquidity.  The Loan Parties shall not permit Liquidity, at any time, to be less than $1,000,000.

(b)          Minimum Borrowing Base. The Loan Parties shall not permit Eligible Accounts to represent less than $8,500,000 of the Borrowing Base as of any date of determination.

(c)          Television Cash Flow.

(i)          The Loan Parties shall not permit the Television Cash Flow for (x) the Fiscal Quarter ended June 30, 2024, (y) the two (2) Fiscal Quarter period ending September 30, 2024, or (z) the three (3) Fiscal Quarter period ending December 31, 2024, to be less than $(6,000,000), in each case measured as of the last day of each Fiscal Quarter.

(ii)         Commencing with the Fiscal Quarter ending March 31, 2025, the Loan Parties shall not permit the Television Cashflow measured for the periods set forth below, to be less than the amount set forth opposite thereto in the following table for any four (4) Fiscal Quarter period, in each case measured as of the last day of each Fiscal Quarter:

Period	Television Cash Flow
March 31, 2025	$(5,000,000)
June 30, 2025	$(4,000,000)
September 30, 2025	$(3,000,000)
December 31, 2025	$(3,000,000)
March 31, 2026, and each Fiscal Quarter thereafter until the Fiscal Quarter ending December 31, 2026	$0
March 31, 2027, and each Fiscal Quarter thereafter until the Fiscal Quarter ending December 31, 2027	$250,000
March 31, 2028, and each Fiscal Quarter thereafter	$500,000

(d)          Audio Adjusted EBITDA.  The Loan Parties, shall not permit, as of the end of each Fiscal Quarter, Audio Adjusted EBITDA, measured for the periods set forth below, to be less than the amount set forth opposite thereto in the following table:

Period	Minimum LTM EBITDA
June 30, 2024	$12,600,000
September 30, 2024	$13,500,000
December 31, 2024	$14,500,000
March 31, 2025	$14,500,000
June 30, 2025	$14,500,000
September 30, 2025	$14,500,000
December 31, 2025	$15,500,000
March 31, 2026	$15,500,000
June 30, 2026	$15,500,000
September 30, 2026	$15,500,000
December 31, 2026	$17,800,000
March 31, 2027	$17,800,000
June 30, 2027	$17,800,000
September 30, 2027	$17,800,000
December 31, 2027	$18,800,000
March 31, 2028	$18,800,000
June 30, 2028	$18,800,000
September 30, 2028	$18,800,000
December 31, 2028, and each Fiscal Quarter thereafter	$21,500,000

5.23        Cure Right. In the event that Loan Parties fail to comply with the financial covenants contained in Section 5.22(c) or (d) (a “Financial Covenant Default”), the Borrower Representative shall have the right to cure such Event of Default on the following terms and conditions (the “Equity Cure Right”):

(a)         Cure Notice.  In the event the Borrower Representative desires to cure a Financial Covenant Default, the Borrower Representative shall deliver to the Term Agent irrevocable written notice of its intent to cure (a “Cure Notice”) no later than one (1) Business Day after the date on which financial statements and a Compliance Certificate as of and for the period ending on the last day of the Fiscal Quarter as of which such Financial Covenant Default occurred (the “Testing Date”) are required to be delivered; provided, however, that in no event shall the Borrower Representative be permitted to exercise Equity Cure Rights hereunder (x) more than four (4) times during the term of this Agreement or (y) more than two (2) times during any four (4) consecutive Fiscal Quarters. For the avoidance of doubt, to the extent that the Borrower Representative exercises the Equity Cure Right, no Loan Party or Subsidiary thereof shall be permitted to make cash payments in respect of the Second Lien Term Loan Agreement or to incur any new Indebtedness, and/or to make any Restricted Payments pursuant to Sections 5.10(e) or (f) or Investments pursuant to Section 5.4(i) for the subsequent twelve (12) calendar months.

(b)         Equity Cure Securities. In the event the Borrower Representative delivers a Cure Notice, there shall be purchased on or after the Testing Date the common equity interests (or such other equity interests on terms reasonably acceptable to the Term Agent) of (or cash capital contributions on or after the Testing Date to) MediaCo, the proceeds of which are then contributed to the capital of any Borrower (“Equity Cure Securities”) for cash consideration in an amount equal to (but not greater than) the amount needed to cure the applicable Financial Covenant Default (the “Financial Covenant Cure Amount”) no later than five (5) Business Days after the date on which financial statements and a Compliance Certificate as of and for the period ending on the applicable Testing Date are required to be delivered (the “Required Contribution Date”).  Such Financial Covenant Cure Amount received by Borrower Representative shall be included in the calculation of Consolidated EBITDA solely for the purposes of determining compliance with the financial covenant in Section 5.22 at the end of the Fiscal Quarter in which such Financial Covenant Default occurred and any subsequent period that includes such Fiscal Quarter but shall be disregarded for purposes of the calculation of Consolidated EBITDA for all other purposes.  To the extent any of the Net Proceeds of any Equity Cure Securities shall be used by any Borrower to prepay Term Loans, the portion of the Term Loans that is so prepaid will not be taken into account for purposes of determining actual compliance with the financial covenant in Section 5.22 for the Fiscal Quarter with respect to which the Financial Covenant Cure Amount is made.  Net Proceeds of any Equity Cure Securities shall not be taken into account for cash netting purposes for the Fiscal Quarter with respect to which the Financial Covenant Cure Amount is made.

(c)         Cure. Upon timely receipt by Borrower Representative in cash of the Financial Covenant Cure Amount, the Financial Covenant Default (and any Default or Event of Default resulting solely therefrom) shall be deemed cured and shall no longer be deemed to exist.

ARTICLE VI.
EVENTS OF DEFAULT

6.1          Events of Default.

Any of the following shall constitute an “Event of Default”:

(a)         Non-Payment.  Any Borrower fails (i) to pay when and as required to be paid herein, any amount of principal of the Term Loan, including after maturity, or (ii) to pay within three (3) Business Days after the same shall become due, any interest on the Term Loan, any fee or any other amount payable hereunder or pursuant to any other Loan Document;

(b)        Representation or Warranty.  Any representation, warranty or certification by or on behalf of any Borrower or any of its Subsidiaries made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial statement or other statement by any such Person, or their respective Responsible Officers, furnished at any time under this Agreement, or in or under any other Loan Document, shall prove to have been incorrect in any material respect when made (without duplication of other materiality qualifiers contained therein);

(c)         Specific Defaults.  Any Borrower fails to perform or observe any term, covenant or agreement contained in any of (i) Section 4.1, 4.2, 4.3(a), 4.3(l), 4.4(a) and (b) (with respect to any Loan Party), 4.6, 4.10, 4.11, 4.16, 4.18 or Article V or (ii) Section 4.9 and in the case of this clause (ii), such default shall continue unremedied for a period of five (5) Business Days;

(d)        Other Defaults.  Any Borrower or any Subsidiary of any Borrower fails to perform or observe any other term, covenant or agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days;

(e)         Cross-Default.  Any Borrower or any Subsidiary of any Borrower (i) fails to make any payment in respect of any Indebtedness (other than the Obligations but including the Second Lien Term Loan Agreement and any applicable Subordinated Indebtedness) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the Threshold Amount when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) and such failure continues after the applicable grace or notice period, if any, specified in the document relating thereto on the date of such failure; (ii) fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under any agreement or instrument relating to any Indebtedness (other than the Obligations but including the Second Lien Term Loan Agreement and any applicable Subordinated Indebtedness) if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto), or such Contingent Obligation to become payable or cash collateral in respect thereof to be demanded; or any obligor under such agreements fails to perform or observe any other condition or covenant, or any other event shall occur or condition exist, under such agreements if the effect of such failure, event or condition is to cause, or to permit the holder or holders of such Indebtedness or beneficiary or beneficiaries of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause such Indebtedness to be declared to be due and payable prior to its stated maturity (without regard to any subordination terms with respect thereto);

(f)          Bankruptcy Event.  A Bankruptcy Event shall have occurred with respect to any Borrower or any Subsidiary of any Borrower;

(g)          Specified Option Event. The occurrence of a Specified Option Event under clause (a) of the definition thereof.

(h)          Monetary Judgments.  One or more judgments, non-interlocutory orders, decrees or arbitration awards shall be entered against any one or more of the Borrowers or any of their respective Subsidiaries involving in the aggregate a liability of more than the Threshold Amount (excluding amounts covered by insurance to the extent the relevant independent third party insurer has not denied coverage therefor), and the same shall remain unsatisfied, unvacated and unstayed pending appeal for a period of thirty (30) days after the entry thereof;

(i)          Non-Monetary Judgments.  One or more non-monetary judgments, orders or decrees shall be rendered against any one or more of the Borrowers or any of their respective Subsidiaries which has or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect, and there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect;

(j)         Collateral.  Any provision of any Loan Document (including, for the avoidance of doubt, the Option Agreement) shall for any reason cease to be valid and binding on or enforceable against any Borrower or any Subsidiary of any Borrower party thereto or any Borrower or any Subsidiary of any Borrower shall so state in writing or bring an action to limit its obligations or liabilities thereunder; or any Collateral Document shall for any reason (other than pursuant to the terms thereof) cease to create a valid security interest in the Collateral purported to be covered thereby or such security interest shall for any reason cease to be a perfected and first-priority security interest (subject only to Permitted Liens and, as to priority, only to Permitted Liens under Section 5.1(a) or (d) or that have priority under applicable law);

(k)          Ownership.  A Change in Control shall occur;

(l)         Invalidity of Loan Documents.  Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Borrower or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document or any Borrower denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document;

(m)        Invalidity of Intercreditor Agreement or Subordination Agreement.  If (a)  any of the Obligations for any reason shall cease to be “First Lien Indebtedness” (or any comparable term) under, and as defined in the Second Lien Term Loan Agreement, (b) Term Agent’s Liens securing the Obligations for any reason shall cease to be “Permitted Liens” (or any comparable term) under, and as defined in the Second Lien Term Loan Agreement, (c) prior to repayment in full of the Obligations, the Intercreditor Agreement shall, in whole or in material part, terminate, cease to be effective or cease to be legally valid, binding and enforceable in any material respect against the Second Lien Agent, any Second Lien Lender or any other holder of Second Lien Indebtedness or (d) prior to repayment in full of the Obligations, the provisions of any Subordination Agreement shall for any reason be revoked or invalidated, or otherwise cease to be in full force and effect, or any Person shall contest in any manner the validity or enforceability thereof or deny that it has any further liability or obligation thereunder, or the Obligations, for any reason shall not have the priority contemplated by this Agreement or such subordination provisions, as applicable;

(n)        Other Documents.  Any “default” or “event of default” or other material breach shall occur and be continuing under Section 7(b) or (c) of the SG Guaranty Agreement, the Option Agreement or any Network Affiliation Agreement;

(o)         ERISA.  (i) An ERISA Event occurs with respect to a Benefit Plan or any Multiemployer Plan which has resulted or would reasonably be expected to result in liability of any Borrower under Title IV of ERISA to such Benefit Plan or Multiemployer Plan or the PBGC in an aggregate amount in excess of the Threshold Amount or which could reasonably likely result in a Material Adverse Effect, or (ii) a Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the Threshold Amount or which could reasonably likely result in a Material Adverse Effect;

(p)         Material Contracts; (i) The loss, failure to keep in force, termination, suspension or revocation of, or forfeiture any of any Network Affiliation Agreement or the Option Agreement, unless, in the case of termination or loss of a Network Affiliation Agreement, such agreement is simultaneously replaced by an agreement of a type and on terms substantially similar to such agreement with the same Person (or another Person satisfactory to Term Agent in its Permitted Discretion) or except in accordance with the terms thereof following the exercise of the Option Agreement; (b) suffer any amendment or modification to any Network Affiliation Agreement or the Option Agreement if in any such case any such modification (individually or in the aggregate) could reasonably be expected to result in a Material Adverse Effect; or (c) lose, fail to keep in force, suffer the termination, suspension or revocation of, or terminate, forfeit, or suffer a material adverse amendment to any other Material Contract prior to its termination, unless (i) in the case of termination or loss of such Material Contract, such Material Contract is replaced by an agreement of a type and on terms substantially similar to such agreement with the same Person or an Affiliate thereof (or another Person satisfactory to Term Agent in its Permitted Discretion) within thirty (30) days of termination or loss, or (ii) such loss, termination, suspension, revocation, forfeiture or material adverse amendment could not reasonably be expected to result in a Material Adverse Effect;

(q)        FCC Licenses.  With respect to any Material FCC License, (i) the holder thereof shall lose, fail to keep in force, suffer the termination, suspension, materially adverse modification or revocation of, or terminate, or forfeit, any Material FCC License at any time held by it (other than any non-material auxiliary license); (ii) the holder thereof shall materially and adversely modify or amend any Material FCC License at any time held by it; (iii) any Governmental Authority shall commence a hearing on the renewal of any Material FCC License, and the result thereof is reasonably likely to be the termination, revocation, or suspension of such Material FCC License, and the same could reasonably be expected to result in a Material Adverse Effect; (iv) any Governmental Authority shall commence a hearing on the renewal of any Material FCC License, the result of which is reasonably likely to be the modification or amendment of such Material FCC License, and the same could reasonably be expected to result in a Material Adverse Effect; (v) any Governmental Authority shall commence an action or proceeding seeking the termination, suspension, or revocation of any Material FCC License, the result of which is reasonably likely to be the termination, suspension, non-renewal, or revocation of such Material FCC License, and the same could reasonably be expected to result in a Material Adverse Effect; or (vi) any Governmental Authority shall commence an action or proceeding seeking the modification of any Material FCC License, the result of which is reasonably likely to be the modification of such Material FCC License, and the same could reasonably be expected to result in a Material Adverse Effect; and

(r)          Sanctions. Any Borrower or any Subsidiary of any Borrower becomes a Sanctions Target.

6.2          Remedies.

(a)        Upon the occurrence and during the continuance of any Event of Default, Term Agent shall have the rights, options, duties and remedies of a secured party as permitted by, and in accordance with, applicable law and, in addition to and without limitation of the foregoing, Term Agent (but not any individual Term Lender) may, at its election, without notice of election and without demand, and at the direction of the Required Lenders shall, do any one or more of the following, all of which are authorized by the Loan Parties, in each case subject to the terms of any Intercreditor Agreement:

(i)          Bankruptcy Defaults. In the case of an Event of Default described in Section 6.1(f), automatically, the principal amount of the Term Loans then outstanding, together with the accrued interest thereon and all fees and other Obligations, including any Exit Fee and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become due and payable, without the need for any request by or consent of the Required Lenders or presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby waived;

(ii)         Defaults Other Than Bankruptcy Defaults. Upon the occurrence of any Event of Default (other than an Event of Default described in Section 6.1(f), and at any time thereafter during the continuance of such event, the Term Agent may (and at the direction of the Required Lenders, shall), by notice to the Borrower Representative, declare the Term Loans and other Obligations then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Term Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Obligations, including any Exit Fee shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Borrower.

(b)         Make such payments and do such acts as Term Agent considers necessary or reasonable to protect its security interest in the Collateral.  The Loan Parties agree to assemble the Collateral if Term Agent so requires, and to make the Collateral available to Term Agent as Term Agent may designate.  Each Loan Party authorizes Term Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any Lien which in Term Agent’s determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith; with respect to any of Loan Parties’ owned premises, each Loan Party hereby grants Term Agent, subject to any rights of third parties, a license to enter into possession of such premises and to occupy the same, without charge in order to exercise any of Term Agent’s rights or remedies provided herein, at law, in equity, or otherwise;

(c)          Set off and apply to the Obligations any and all Indebtedness at any time owing to or for the credit or the account of Borrowers;

(d)          Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral;

(e)          Deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreement providing control of any Collateral:

(f)          Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including the Loan Parties’ premises) as Term Agent determines are commercially reasonable;

(g)          Term Agent may credit bid and purchase at any public sale; and

(h)         For the purpose of enabling the Term Agent to exercise rights and remedies under this Section 6.2 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, convey, transfer or grant options to purchase any Collateral) at such time as the Term Agent shall be lawfully entitled to exercise such rights and remedies, the Loan Parties hereby grant to the Term Agent, (i) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), including in such license the right to sublicense, use and practice any Intellectual Property now owned or hereafter acquired by such Loan Party and access to all media in which any of the licensed items may be recorded or stored and to all software and programs used for the compilation or printout thereof (subject, in the case of Trademarks, to sufficient rights to quality control and inspection in favor of such Loan Party to avoid the risk of invalidation of said Trademarks).

(i)          Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.

6.3         Rights Not Exclusive.  The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE VII.
TERM AGENT

7.1          Appointment and Duties.

(a)        Appointment of the Term Agent.  Each Term Lender hereby appoints WhiteHawk (together with any successor Term Agent pursuant to Section 7.9) as Term Agent hereunder and authorizes the Term Agent to (i) execute and deliver the Loan Documents and accept delivery thereof on its behalf from any Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to the Term Agent under such Loan Documents and (iii) exercise such powers as are incidental thereto.

(b)          Duties as Collateral and Disbursing Agent.  Without limiting the generality of clause (a) above, the Term Agent shall have the sole and exclusive right and authority (to the exclusion of the Term Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Term Lenders with respect to all payments and collections arising in connection with the Loan Documents (including in any proceeding described in Section 6.1(f)), and each Person making any payment in connection with any Loan Document to any Secured Party is hereby authorized to make such payment to the Term Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 6.1(f) (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as Term Agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Loan Documents, (vi) except as may be otherwise specified in any Loan Document, exercise all remedies given to the Term Agent and the other Secured Parties with respect to the Collateral, whether under the Loan Documents, applicable Requirements of Law or otherwise, (vii) release any Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction or occurrence permitted hereunder and (viii) execute any amendment, consent or waiver under the Loan Documents on behalf of any Term Lender that has consented in writing to such amendment, consent or waiver if such consent is required pursuant to Section 8.1 hereof; provided, however, that the Term Agent hereby appoints, authorizes and directs each Term Lender to act as collateral sub-agent for the Term Agent and the Term Lenders for purposes of the perfection of Liens with respect to any deposit account maintained by a Borrower with, and cash and Cash Equivalents held by, such Term Lender, and may further authorize and direct the Term Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Term Agent, and each Term Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)          Limited Duties.  Under the Loan Documents, the Term Agent (i) is acting solely on behalf of the Secured Parties (except to the limited extent provided in Section 1.4(b) with respect to the Register), with duties that are entirely administrative in nature, notwithstanding the use of the defined term “Term Agent”, the terms “agent”, and “Term Agent” and similar terms in any Loan Document to refer to the Term Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Loan Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for any Term Lender or any other Person and (iii) shall have no implied functions, responsibilities, duties, obligations or other liabilities under any Loan Document, and each Secured Party, by accepting the benefits of the Loan Documents, hereby waives and agrees not to assert any claim against the Term Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above.

7.2         Binding Effect.  Each Secured Party, by accepting the benefits of the Loan Documents, agrees that (a) any action taken by the Term Agent or the Required Lenders (or, if expressly required hereby, a greater proportion of the Term Lenders) in accordance with the provisions of the Loan Documents, (b) any action taken by the Term Agent in reliance upon the instructions of Required Lenders (or, where so required, such greater proportion) and (c) the exercise by the Term Agent or the Required Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are incidental thereto, shall be authorized and binding upon all of the Secured Parties.

7.3         Use of Discretion.

(a)          The Term Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Term Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Term Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that the Term Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Term Agent to liability or that is contrary to any Loan Document or applicable Requirements of Law.

(b)        The Term Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or its Affiliates that is communicated to or obtained by the Term Agent or any of its Affiliates in any capacity.

(c)         Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrowers or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Term Agent in accordance with the Loan Documents for the benefit of all the Term Lenders; provided that the foregoing shall not prohibit (i) the Term Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Term Agent) hereunder and under the other Loan Documents, or (ii) any Term Lender from exercising setoff rights in accordance with Section 8.11; and provided, further, that if at any time there is no Person acting as the Term Agent hereunder and under the other Loan Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Term Agent pursuant to Section 6.2 and (B) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 8.11, any Term Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

7.4         Delegation of Rights and Duties.  The Term Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Loan Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).  Any such Person shall benefit from this Article VII to the extent provided by the Term Agent.

7.5         Reliance and Liability.

(a)          The Term Agent may, without incurring any liability hereunder, (i) treat the payee of any Term Note as its holder until such Term Note has been assigned in accordance with Section 8.9, (ii) rely on the Register to the extent set forth in Section 1.4, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, any Borrower) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)        None of the Term Agent and its Related Persons shall be liable for any action taken or omitted to be taken by any of them under or in connection with any Loan Document, and each Secured Party, each Borrower and each other Borrower hereby waive and shall not assert (and each Borrower shall cause each other Borrower to waive and agree not to assert) any right, claim or cause of action based thereon, except to the extent of liabilities resulting primarily from the gross negligence or willful misconduct of the Term Agent or, as the case may be, such Related Person (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein.  Without limiting the foregoing, the Term Agent:

(i)          shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Required Lenders or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Term Agent, when acting on behalf of the Term Agent);

(ii)          shall not be responsible to any Term Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Loan Document;

(iii)         makes no warranty or representation, and shall not be responsible, to any Term Lender or other Person for any statement, document, information, representation or warranty made or furnished by or on behalf of any Borrower or any Related Person of any Borrower in connection with any Loan Document or any transaction contemplated therein or any other document or information with respect to any Borrower, whether or not transmitted or (except for documents expressly required under any Loan Document to be transmitted to the Term Lenders) omitted to be transmitted by the Term Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Term Agent in connection with the Loan Documents; and

(iv)        shall not have any duty to ascertain or to inquire as to the performance or observance of any provision of any Loan Document, whether any condition set forth in any Loan Document is satisfied or waived, as to the financial condition of any Borrower or any of its Subsidiaries or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower Representative or any Term Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Term Agent shall promptly give notice of such receipt to all Term Lenders);

and, for each of the items set forth in clauses (i) through (iv) above, each Term Lender and each Borrower hereby waives and agrees not to assert (and each Borrower shall cause each other Borrower to waive and agree not to assert) any right, claim or cause of action it might have against the Term Agent based thereon.

(c)          Each Term Lender (i) acknowledges that it has performed and will continue to perform its own diligence and has made and will continue to make its own independent investigation of the operations, financial conditions and affairs of the Borrowers and their Subsidiaries and (ii) agrees that it shall not rely on any audit or other report provided by the Term Agent or its Related Persons (an “Agent Report”).  Each Term Lender further acknowledges that any Agent Report (i) is provided to the Term Lenders solely as a courtesy, without consideration, and based upon the understanding that such Term Lender will not rely on such Agent Report, (ii) was prepared by the Term Agent or its Related Persons based upon information provided by the Borrowers solely for the Term Agent’s own internal use, (iii) may not be complete and may not reflect all information and findings obtained by the Term Agent or its Related Persons regarding the operations and condition of the Borrowers.  Neither the Term Agent nor any of its Related Persons makes any representations or warranties of any kind with respect to (i) any existing or proposed financing, (ii) the accuracy or completeness of the information contained in any Agent Report or in any related documentation, (iii) the scope or adequacy of the Term Agent’s and its Related Persons’ due diligence, or the presence or absence of any errors or omissions contained in any Agent Report or in any related documentation, and (iv) any work performed by the Term Agent or the Term Agent’s Related Persons in connection with or using any Agent Report or any related documentation.

(d)         Neither the Term Agent nor any of its Related Persons shall have any duties or obligations in connection with or as a result of any Term Lender receiving a copy of any Agent Report. Without limiting the generality of the forgoing, neither Term Agent nor any of its Related Persons shall have any responsibility for the accuracy or completeness of any Agent Report, or the appropriateness of any Agent Report for any Term Lender’s purposes, and shall have no duty or responsibility to correct or update any Agent Report or disclose to any Term Lender any other information not embodied in any Agent Report, including any supplemental information obtained after the date of any Agent Report.  Each Term Lender releases, and agrees that it will not assert, any claim against the Term Agent or its Related Persons that in any way relates to any Agent Report or arises out of any Term Lender having access to any Agent Report or any discussion of its contents, and agrees to indemnify and hold harmless the Term Agent and its Related Persons from all claims, liabilities and expenses relating to a breach by any Term Lender arising out of such Term Lender’s access to any Agent Report or any discussion of its contents.

7.6        Term Agent Individually.  The Term Agent and its Affiliates may make loans and other extensions of credit to acquire Stock and Stock Equivalents of, engage in any kind of business with, any Borrower or Affiliate thereof as though it were not acting as the Term Agent and may receive separate fees and other payments therefor.  To the extent the Term Agent or any of its Affiliates makes any portion of the Term Loan or otherwise becomes a Term Lender hereunder, it shall have and may exercise the same rights and powers hereunder and shall be subject to the same obligations and liabilities as any other Term Lender and the terms “Term Lender”, “Required Lender” and any similar terms shall, except where otherwise expressly provided in any Loan Document, include, without limitation, the Term Agent or such Affiliate, as the case may be, in its individual capacity as a Term Lender or as one of the Required Lenders.

7.7          Term Lender Credit Decision.

(a)         Each Term Lender acknowledges that it shall, independently and without reliance upon the Term Agent, any Term Lender or any of their Related Persons or upon any document (including any offering and disclosure materials in connection with the syndication of the Term Loan) solely or in part because such document was transmitted by the Term Agent or any of its Related Persons, conduct its own independent investigation of the financial condition and affairs of each Borrower and their respective Subsidiaries and make and continue to make its own credit decisions in connection with entering into, and taking or not taking any action under, any Loan Document or with respect to any transaction contemplated in any Loan Document, in each case based on such documents and information as it shall deem appropriate.  Except for documents expressly required by any Loan Document to be transmitted by the Term Agent to the Term Lenders, the Term Agent shall not have any duty or responsibility to provide any Term Lender with any credit or other information concerning the business, prospects, operations, Property, financial and other condition or creditworthiness of any Borrower or any Affiliate of any Borrower that may come in to the possession of the Term Agent or any of its Related Persons.

7.8          Expenses; Indemnities; Withholding.

(a)         Each Term Lender agrees to reimburse the Term Agent and each of its Related Persons (to the extent not reimbursed by any Borrower) promptly upon demand, severally and ratably, for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors and Other Taxes) that may be incurred by the Term Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to its rights or responsibilities under, any Loan Document.

(b)         Each Term Lender further agrees to indemnify the Term Agent and each of its Related Persons (to the extent not reimbursed by any Borrower), severally and ratably, from and against Liabilities (including, to the extent not indemnified pursuant to Section 7.8(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Term Lender) that may be imposed on, incurred by or asserted against the Term Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Loan Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Term Agent or any of its Related Persons under or with respect to any of the foregoing.

(c)         To the extent required by any applicable law, the Term Agent may withhold from any payment to any Term Lender under a Loan Document an amount equal to any applicable withholding Tax.  If the IRS or any other Governmental Authority asserts a claim that the Term Agent did not properly withhold Tax from amounts paid to or for the account of any Term Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because such Term Lender failed to notify the Term Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), or the Term Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, such Term Lender shall promptly indemnify the Term Agent fully for all amounts paid, directly or indirectly, by the Term Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by the Term Agent, including legal expenses, allocated internal costs and out-of-pocket expenses.  The Term Agent may offset against any payment to any Term Lender under a Loan Document, any applicable withholding Tax that was required to be withheld from any prior payment to such Term Lender, but which was not so withheld, as well as any other amounts for which the Term Agent is entitled to indemnification from such Term Lender under this Section 7.8(c).

7.9          Resignation.

(a)          The Term Agent may resign at any time by delivering notice of such resignation to the Term Lenders and the Borrowers, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice shall be effective in accordance with the terms of this Section 7.9.  If the Term Agent delivers any such notice, the Required Lenders shall have the right to appoint a successor Term Agent.  If, after thirty (30) days after the date of the retiring Term Agent’s notice of resignation, no successor Term Agent has been appointed by the Required Lenders that has accepted such appointment, then the retiring Term Agent may, on behalf of the Term Lenders, appoint a successor Term Agent from among the Term Lenders.  Each appointment under this clause (a) shall be subject to the prior consent of the Borrowers, which may not be unreasonably withheld but shall not be required during the continuance of an Event of Default.  No Disqualified Lender may be appointed Term Agent.

(b)         Effective immediately upon its resignation, (i) the retiring Term Agent shall be discharged from its duties and obligations under the Loan Documents, (ii) the Term Lenders shall assume and perform all of the duties of the Term Agent until a successor Term Agent shall have accepted a valid appointment hereunder, (iii) the retiring Term Agent and its Related Persons shall no longer have the benefit of any provision of any Loan Document other than with respect to any actions taken or omitted to be taken while such retiring Term Agent was, or because such Term Agent had been, validly acting as the Term Agent under the Loan Documents and (iv) subject to its rights under Section 7.3, the retiring Term Agent shall take such action as may be reasonably necessary to assign to the successor Term Agent its rights as Term Agent under the Loan Documents.  Effective immediately upon its acceptance of a valid appointment as the Term Agent, a successor Term Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Term Agent under the Loan Documents.

7.10       Release of Collateral or Borrowers.  Each Term Lender hereby consents to the release and hereby directs the Term Agent to release (or, in the case of clause (b)(ii) below, release or subordinate) the following:

(a)         any Borrower from its Obligations if all of the Stock and Stock Equivalents of such Person are sold or transferred in a transaction permitted under the Loan Documents (including pursuant to a waiver or consent); and

(b)          any Lien held by the Term Agent for the benefit of the Secured Parties against (i) any Collateral that is sold, transferred, conveyed or otherwise disposed of by a Borrower in a transaction permitted by the Loan Documents (including pursuant to a waiver or consent), and (ii) all of the Collateral and all Borrowers, upon (A) payment and satisfaction in full in immediately available funds of all of the Term Loan and all other Obligations, (B) deposit of cash collateral (or other arrangements reasonably acceptable to the Term Agent) with respect to all contingent Obligations, in amounts and on terms and conditions and with parties satisfactory to the Term Agent and each Indemnitee that is, or may be, owed such Obligations (excluding contingent indemnification Obligations as to which no claim has been asserted) and (C) to the extent requested by the Term Agent, receipt by the Term Agent and the Secured Parties of liability releases from the Borrowers each in form and substance reasonably acceptable to the Term Agent.

Each of the Term Lenders hereby directs the Term Agent, and the Term Agent hereby agrees, upon receipt of at least five (5) Business Days’ advance notice from the Borrower Representative, to execute and deliver or file such documents and to perform other actions reasonably necessary to effect such releases when and as directed in this Section 7.10.

ARTICLE VIII.
MISCELLANEOUS

8.1          Amendments and Waivers.

(a)         No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by any Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Term Agent, the Required Lenders (or by the Term Agent with the consent of the Required Lenders), and the Borrowers, and then such waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Term Lenders directly affected thereby (or by the Term Agent with the consent of all the Term Lenders directly affected thereby), in addition to the Term Agent and the Required Lenders (or by the Term Agent with the consent of the Required Lenders) and the Borrowers, do any of the following:

(i)           postpone or delay any date fixed for, or reduce or waive, any scheduled installment of principal or any payment of interest, fees or other amounts (other than principal) due to the Term Lenders (or any of them) hereunder or under any other Loan Document (for the avoidance of doubt, (x) the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.4(c) shall not constitute a reduction of interest for purposes hereof and (y) mandatory prepayments pursuant to Section 1.7(b) may be postponed, delayed, reduced, waived or modified with the consent of Required Lenders);

(ii)         reduce the principal of, or the rate of interest specified herein or the amount of interest payable in cash specified herein on the Term Loan, or of any fees or other amounts payable hereunder or under any other Loan Document (for the avoidance of doubt, the waiver of a Default or Event of Default or the waiver of the imposition of increased interest pursuant to Section 1.4(c) shall not constitute a reduction of interest for purposes hereof);

(iii)         amend or modify Section 1.9 in any manner that would alter the order of treatment or the pro rata sharing of payments required thereby;

(iv)       amend this Section 8.1 or change (x) the term “Required Lenders” or (y) the percentage of Term Lenders which shall be required for the Term Lenders to take any action hereunder;

(v)         discharge the Borrowers from their payment Obligations under the Loan Documents, permit any assignment of such obligations, or release all or substantially all of the Collateral, except as otherwise may be provided in this Agreement or the other Loan Documents;

(vi)         subordinate (x) all or substantially all of the Liens granted pursuant to the Loan Documents or (y) the Obligations, in each case other than as otherwise permitted hereunder;

(vii)        extend or increase any Term Lender’s any commitments to lend to Borrowers; or

(viii)       (x) release all or substantially all of the value of the Guaranty Agreement (provided that the Term Agent may, without the consent of any Term Lender, release any Guarantor (or all or substantially all of the assets of a Guarantor) that is sold or transferred (other than to any Loan Party) in compliance with Section 5.2 or Section 7.1(b)) or (y) release any Borrower from the Guaranty Agreement without the written consent of each Term Lender;

it being agreed that all Term Lenders shall be deemed to be directly affected by an amendment or waiver of the type described in the preceding clauses (iv) through (viii).

(b)         No amendment, waiver or consent shall, unless in writing and signed by the Term Agent, in addition to the Required Lenders or all Term Lenders directly affected thereby, as the case may be (or by the Term Agent with the consent of the Required Lenders or all the Term Lenders directly affected thereby, as the case may be), affect the rights or duties of the Term Agent under this Agreement or any other Loan Document.  Notwithstanding anything to the contrary contained in this Section 8.1, the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto.

(c)         Notwithstanding anything to the contrary contained in this Section 8.1, (x) the Term Agent and the Borrowers may amend or modify this Agreement and any other Loan Document to (i) cure any ambiguity, omission, defect or inconsistency therein, or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional Property for the benefit of the Secured Parties or join additional Persons as Borrowers and (y) the Option Agreement may be amended with the consent of the Term Agent in its sole discretion.

8.2         Notices.

(a)          Addresses.  All notices and other communications required or expressly authorized to be made by this Agreement shall be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Schedule 8.2 hereof (as such address may be updated from time to time by providing written notice to the other parties hereto in accordance with this Section 8.2(a)), (ii) posted to any E-System approved by or set up by or at the direction of the Term Agent or (iii) addressed to such other address as shall be notified in writing (A) in the case of the Borrowers and the Term Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower Representative and the Term Agent.  Transmissions made by electronic mail to the Term Agent shall be effective only (x) for notices where such transmission is specifically authorized by this Agreement, (y) if such transmission is delivered in compliance with procedures of the Term Agent applicable at the time and previously communicated to the Borrower Representative, and (z) if receipt of such transmission is acknowledged by the Term Agent.

(b)         Effectiveness.  (i) All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (A) if delivered by hand, upon personal delivery, (B) if delivered by overnight courier service, one (1) Business Day after delivery to such courier service, (C) if delivered by mail, three (3) Business Days after deposit in the mail, (D) if delivered by facsimile (other than to post to an E-System pursuant to clause (a)(ii) above), upon sender’s receipt of confirmation of proper transmission, and (E) if delivered by posting to any E-System, on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System; provided, however, that no communications to the Term Agent pursuant to Article I shall be effective until received by the Term Agent.

(ii)          The posting, completion and/or submission by any Borrower of any communication pursuant to an E‑System shall constitute a representation and warranty by the Borrowers that any representation, warranty, certification or other similar statement required by the Loan Documents to be provided, given or made by a Borrower in connection with any such communication is true, correct and complete except as expressly noted in such communication or E-System.

(c)         Each Term Lender shall notify the Term Agent in writing of any changes in the address to which notices to such Term Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Term Agent shall reasonably request.

8.3          Electronic Transmissions.

(a)          Authorization.  Subject to the provisions of Section 8.2(a), each of the Term Agent, the Term Lenders, each Borrower and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Loan Document and the transactions contemplated therein.  Each Borrower and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(b)          Signatures.  Subject to the provisions of Section 8.2(a), (i)(A) no posting to any E-System shall be denied legal effect merely because it is made electronically, (i) each E‑Signature on any such posting shall be deemed sufficient to satisfy any requirement for a “signature” and (B) each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Loan Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirements of Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and shall be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Term Agent, each Secured Party and each Borrower may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature shall, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Requirements of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(c)         Separate Agreements.  All uses of an E-System shall be governed by and subject to, in addition to Section 8.2 and this Section 8.3, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E‑System) and related Contractual Obligations executed by the Term Agent and Borrowers in connection with the use of such E-System.

(d)        LIMITATION OF LIABILITY.  ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”.  NONE OF THE TERM AGENT, ANY TERM LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN.  NO WARRANTY OF ANY KIND IS MADE BY THE TERM AGENT, ANY TERM LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E‑SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS.  Each of the Borrowers, each other Borrower executing this Agreement and each Secured Party agrees that the Term Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

8.4         No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Term Agent or any Term Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  No course of dealing between any Borrower, any Affiliate of any Borrower, the Term Agent or any Term Lender shall be effective to amend, modify or discharge any provision of this Agreement or any of the other Loan Documents.

8.5         Costs and Expenses.  Any action taken by any Borrower under or with respect to any Loan Document, even if required under any Loan Document or at the request of Term Agent or Required Lenders, shall be at the expense of such Borrower, and neither Term Agent nor any other Secured Party shall be required under any Loan Document to reimburse any Borrower or any Subsidiary of any Borrower therefor except as expressly provided therein.  In addition, the Borrowers agree to pay or reimburse upon demand: (a) Term Agent for all reasonable and documented fees, disbursements, out-of-pocket costs and expenses (including reasonable travel expenses) incurred by it or any of its Related Persons in connection with the investigation, development, preparation, documentation, negotiation, syndication, execution, interpretation, monitoring or administration of, any modification of any term of or termination of, any Loan Document, any commitment or proposal letter therefor, any other document prepared in connection therewith or the consummation, monitoring and administration of any transaction contemplated herein or therein, in each case including Attorney Costs of Term Agent, background checks and similar expenses and, subject to any limitations contained in Section 4.9, the cost of environmental audits, field examinations, Collateral audits and appraisals, (b) Term Agent for all reasonable costs and expenses incurred by it or any of its Related Persons in connection with field examinations and Collateral examinations (which shall be reimbursed, in addition to the out-of-pocket costs and expenses of such examiners), in each case, subject to any limitations contained in Section 4.9, (c) Term Agent and their respective Related Persons for all costs and expenses incurred in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement, protection or preservation of any right or remedy under any Loan Document, any Obligation, with respect to the Collateral or any other related right or remedy (including, without limitation, any efforts to preserve, protect, collect, or enforce the Collateral) or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any Insolvency Proceeding) related to any Borrower, any Subsidiary of any Borrower, Loan Document, Obligation or related transaction (or the response to and preparation for any subpoena or request for document production relating thereto), including Attorney Costs of Term Agent, and (d) fees and disbursements of Attorney Costs of one (1) law firm on behalf of all Term Lenders (in addition to Attorney Costs for Term Agent) incurred in connection with any of the matters referred to in clause (c) above.

8.6          Indemnity.

(a)         Each Borrower agrees to indemnify, hold harmless and defend Term Agent, each Term Lender and each of their respective Related Persons (each such Person being an “Indemnitee”) from and against all Liabilities (including brokerage commissions, fees and other compensation) that may be imposed on, incurred by or asserted against any such Indemnitee in any matter relating to or arising out of, in connection with or as a result of (i) any Loan Document, any Obligation (or the repayment thereof), the use or intended use of the proceeds of the Term Loan or any securities filing of, or with respect to, any Borrower, (ii) any commitment letter, proposal letter or term sheet with any Person or any Contractual Obligation, arrangement or understanding with any broker, finder or consultant, in each case entered into by or on behalf of any Borrower or any Affiliate of any of them in connection with any of the foregoing and any Contractual Obligation entered into in connection with any E-Systems or other Electronic Transmissions, (iii) any actual or prospective investigation, litigation or other proceeding, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including legal fees in any case), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Requirements of Law or theory thereof, including common law, equity, contract, tort or otherwise relating to the transactions contemplated hereby or (iv) any other act, event or transaction related, contemplated in or attendant to any of the foregoing (collectively, the “Indemnified Matters”); provided, however, that no Borrower shall have any liability under this Section 8.6 to any Indemnitee with respect to any Indemnified Matter, and no Indemnitee shall have any liability with respect to any Indemnified Matter other than (to the extent otherwise liable), to the extent such liability has resulted (x) from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Persons, as determined by a court of competent jurisdiction in a final non-appealable judgment or order, (y) from a claim brought by any Borrower against an Indemnitee for breach in bad faith of such Indemnitee’s or its Related Persons’ obligations hereunder or under any other Loan Document, if any Borrower has obtained a final and non-appealable judgment in its favor on such claim as determined by a court of competent jurisdiction, or (z) from a claim not involving an act or omission of any Borrower and that is brought by an Indemnitee against another Indemnitee (other than against the Term Agent in its capacity as such).  Furthermore, each of the Borrowers and each other Borrower executing this Agreement waives and agrees not to assert against any Indemnitee, and shall cause each other Borrower to waive and not assert against any Indemnitee, any right of contribution with respect to any Liabilities that may be imposed on, incurred by or asserted against any Related Person other than to the extent such liability has resulted primarily from the bad faith, gross negligence or willful misconduct of such Indemnitee or its Related Persons, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.  Without limiting the provisions of Section 9.1, this Section 8.6(a) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)         Without limiting the foregoing and subject to the limitations of the foregoing, “Indemnified Matters” includes all Environmental Liabilities, including those arising from, or otherwise involving, any property of any Borrower or any of its Subsidiaries or any actual or alleged damage to property or natural resources or harm or injury alleged to have resulted from any Release of Hazardous Materials on, upon, under, or migrating from such property or natural resource or any property contiguous to any property of any Borrower or any of its Subsidiaries, whether or not, with respect to any such Environmental Liabilities, any Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor-in-interest to any Borrower or any Related Person of any Borrower or the owner, lessee or operator of any property of any Related Person through any foreclosure action, in each case except to the extent such Environmental Liabilities (i) are incurred solely following foreclosure by Term Agent or following Term Agent or any Term Lender having become the successor-in-interest to any Borrower or any Related Person of any Borrower and (ii) are not attributable to acts of Borrower or any of its Related Persons.

8.7        Marshaling; Payments Set Aside.  No Secured Party shall be under any obligation to marshal any Property in favor of any Borrower or any other Person or against or in payment of any Obligation.  To the extent that any Secured Party receives a payment from any Borrower, from any other Borrower, from the proceeds of the Collateral, from the exercise of its rights of setoff, any enforcement action or otherwise, and such payment is subsequently, in whole or in part, invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not occurred.

8.8        Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that any Assignment by any Term Lender shall be subject to the provisions of Section 8.9, and provided, further, that neither of the Borrowers nor any other Borrower may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Term Agent and each Term Lender. Each Term Lender that becomes party hereto by Assignment agrees to promptly deliver to the Term Agent an Administrative Questionnaire in the form of Exhibit A.

8.9          Assignments and Participations; Binding Effect.

(a)         Binding Effect.  This Agreement shall become effective when it shall have been executed by the Borrowers and the Term Agent and when the Term Agent shall have been notified by each Term Lender that such Term Lender has executed it.  Thereafter, it shall be binding upon and inure to the benefit of, but only to the benefit of, the Borrowers (except for Article VII), the Term Agent, each Term Lender and their respective successors and permitted assigns.  Except as expressly provided in any Loan Document (including in Section 7.9 and Section 8.9), none of the Borrowers, any other Borrower, any Term Lender or the Term Agent shall have the right to assign any rights or obligations hereunder or any interest herein, and any assignment in contravention of the foregoing shall be null and void.

(b)         Right to Assign.  Each Term Lender may sell, transfer, negotiate or assign (a “Sale”) all or a portion of its rights and obligations hereunder (including all or a portion of the Term Loan owing to it) to (i) any existing Term Lender, (ii) any Affiliate or Approved Fund of any existing Term Lender or (iii) any other Person (that is not a natural Person) acceptable to the Term Agent and, so long as no Event of Default has occurred and is continuing, the Borrower Representative (which acceptance shall not be unreasonably withheld and shall be deemed to have been given, other than with respect to a purported assignment to a Disqualified Lender, unless an objection is delivered to the Term Agent in writing within ten (10) Business Days after a notice of a proposed Sale is delivered to the Borrower Representative); provided, however, that (w) the aggregate commitment and/or outstanding principal amount (determined as of the Closing Date of the applicable Assignment) of the portion of the Term Loan subject to any such Sale shall be in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, unless such Sale is made to an existing Term Lender or an Affiliate or Approved Fund of any existing Term Lender, is of the assignor’s (together with its Affiliates and Approved Funds) entire interest in such facility or is made with the prior consent of Term Agent, (x) such Sales shall be effective only upon the acknowledgement in writing of such Sale by the Term Agent, and (y) interest and fees accrued prior to and through the date of any such Sale may not be assigned.  Without limiting the foregoing, no Sale shall be made to (i) a Borrower or an Affiliate of a Borrower, (ii) a holder of Subordinated Indebtedness or an Affiliate of such a holder or (iii) a Disqualified Lender. Notwithstanding anything in this Section 8.9 to the contrary, any assignment or participation that would be prohibited by or violate the FCC’s Equity/Debt Plus Attribution Standard shall be prohibited.

(c)          Procedure.  The parties to each Sale made in reliance on clause (b) above (other than those described in clause (e) or (f) below) shall execute and deliver to the Term Agent an Assignment via an electronic settlement system designated by the Term Agent (or, if previously agreed with the Term Agent, via a manual execution and delivery of the Assignment) evidencing such Sale, together with any existing Term Note subject to such Sale (or any affidavit of loss therefor acceptable to the Term Agent), any Tax forms required to be delivered pursuant to Section 9.1 and payment of an assignment fee in the amount of $3,500 to the Term Agent, unless waived or reduced by the Term Agent; provided, that (i) if a Sale by a Term Lender is made to an Affiliate or an Approved Fund of such assigning Term Lender, then no assignment fee shall be due in connection with such Sale, and (ii) if a Sale by a Term Lender is made to an assignee that is not an Affiliate or Approved Fund of such assignor Term Lender, and concurrently to one or more Affiliates or Approved Funds of such assignee, then only one assignment fee of $3,500 shall be due in connection with such Sale (unless waived or reduced by the Term Agent).  Upon receipt of all the foregoing, and conditioned upon such receipt and, if such Assignment is made in accordance with clause (iii) of the first sentence of Section 8.9(b), upon the Term Agent (and the Borrower Representative, if applicable) consenting to such Assignment, from and after the Closing Date specified in such Assignment, the Term Agent shall record or cause to be recorded in the Register the information contained in such Assignment.

(d)         Effectiveness.  Subject to the recording of an Assignment by the Term Agent in the Register pursuant to Section 1.4(b), (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment, shall have the rights and obligations of a Term Lender, (ii) any applicable Term Note shall be transferred to such assignee through such entry and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment covering all or the remaining portion of an assigning Term Lender’s rights and obligations under the Loan Documents, such Term Lender shall cease to be a party hereto).

(e)          Grant of Security Interests.  In addition to the other rights provided in this Section 8.9, each Term Lender may grant a security interest in, or otherwise assign as collateral, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loan), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to the Term Agent or (ii) any holder of, or trustee for the benefit of the holders of, such Term Lender’s Indebtedness or equity securities, by notice to the Term Agent; provided, however, that no such holder or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (b) above), shall be entitled to any rights of such Term Lender hereunder and no such Term Lender shall be relieved of any of its obligations hereunder.

(f)          Participants and SPVs.  In addition to the other rights provided in this Section 8.9, each Term Lender may, (i) with notice to the Term Agent, grant to an SPV the option to make all or any part of the Term Loan that such Term Lender would otherwise be required to make hereunder (and the exercise of such option by such SPV and the making of the Term Loan pursuant thereto shall satisfy the obligation of such Term Lender to make such Term Loan hereunder) and such SPV may assign to such Term Lender the right to receive payment with respect to any Obligation and (ii) without notice to or consent from the Term Agent or the Borrowers, sell participations to one or more Persons (other than any Disqualified Lender) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Term Loan); provided, however, that, whether as a result of any term of any Loan Document or of such grant or participation, (x) no such SPV or participant shall have a commitment, or be deemed to have made an offer to commit, to make any portion of the Term Loan hereunder, and, except as provided in the applicable option agreement, none shall be liable for any obligation of such Term Lender hereunder, (y) such Term Lender’s rights and obligations, and the rights and obligations of the Borrowers and the Secured Parties towards such Term Lender, under any Loan Document shall remain unchanged and each other party hereto shall continue to deal solely with such Term Lender, which shall remain the holder of the Obligations in the Register, except that (A) each such participant and SPV shall be entitled to the benefit of Article IX, but, with respect to Section 9.1, only to the extent such participant or SPV delivers the Tax forms such Term Lender is required to collect pursuant to Section 9.1(f) (which Tax forms will be delivered to the participating Term Lender) and then only to the extent of any amount to which such Term Lender would be entitled in the absence of any such grant or participation, except for any increase in such amount resulting from a change in law occurring after such grant or participation and (B) each such SPV may receive other payments that would otherwise be made to such Term Lender with respect to the portion of the Term Loan funded by such SPV to the extent provided in the applicable option agreement and set forth in a notice provided to the Term Agent by such SPV and such Term Lender, provided, however, that in no case (including pursuant to clause (A) or (B) above) shall an SPV or participant have the right to enforce any of the terms of any Loan Document, and (z) the consent of such SPV or participant shall not be required (either directly, as a restraint on such Term Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Loan Document or to exercise or refrain from exercising any powers or rights such Term Lender may have under or in respect of the Loan Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (i) and (ii) of Section 8.1(a) with respect to amounts, or dates fixed for payment of amounts, to which such participant or SPV would otherwise be entitled and, in the case of participants, except for those described in clause (iv) of Section 8.1(a).  No party hereto shall institute (and the Borrowers shall cause each other Borrower not to institute) against any SPV grantee of an option pursuant to this clause (f) any bankruptcy, reorganization, insolvency, liquidation or similar proceeding, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper of such SPV; provided, however, that each Term Lender having designated an SPV as such agrees to indemnify each Indemnitee against any Liability that may be incurred by, or asserted against, such Indemnitee as a result of failing to institute such proceeding (including a failure to be reimbursed by such SPV for any such Liability).  The agreement in the preceding sentence shall survive the payment in full of the Obligations.  Each Term Lender that sells a participation or grants an option to an SPV pursuant to this Section 8.9(f) shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each such participant or SPV and the principal amounts (and stated interest) of each such participant’s or SPV’s interest in the Term Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Term Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any SPV or participant or any information relating to an SPV’s or participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.  The entries in the Participant Register shall be conclusive absent manifest error, and such Term Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation or option for all purposes of this Agreement notwithstanding any notice to the contrary.  For the avoidance of doubt, the Term Agent (in its capacity as Term Agent) shall have no responsibility for maintaining a Participant Register.

8.10       Non-Public Information; Confidentiality.

(a)          Non-Public Information.  Term Agent and each Term Lender acknowledges and agrees that it may receive material non-public information (“MNPI”) hereunder concerning the Borrowers and their Affiliates and agrees to use such information in compliance with all relevant policies, procedures and applicable Requirements of Laws.

(b)          Confidential Information.  Each Term Lender and Term Agent agrees to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with the Borrower Representative’s consent, (ii) to Related Persons, funding sources and investment committees of such Term Lender, or Term Agent, as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (iii) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 8.10 or (B) available to such Term Lender or Term Agent or any of their Related Persons, as the case may be, from a source (other than any Borrower) not known by them to be subject to disclosure restrictions, (iv) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any Governmental Authority, (v) to the extent necessary or customary for inclusion in league table measurements, (vi) (A) on a confidential basis to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (B) otherwise to the extent consisting of general portfolio information that does not identify Borrowers, (vii) to current or prospective assignees, SPVs (including the investors or prospective investors therein) or participants and to their respective Related Persons, in each case to the extent such assignees, investors, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 8.10 (and such Person may disclose information to their respective Related Persons in accordance with clause (ii) above), in each case other than a Disqualified Lender, (viii) to any other party hereto, (ix) to any rating agency (provided that, prior to any such disclosure, such holder shall make the recipient of such Confidential Information aware of the confidential nature of the same), and (x) in connection with the exercise or enforcement of any right or remedy under any Loan Document, in connection with any litigation or other proceeding to which such Term Lender or Term Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Borrowers or their Related Persons referring to a Term Lender or Term Agent or any of their Related Persons.  In the event of any conflict between the terms of this Section 8.10 and those of any other Contractual Obligation entered into with any Borrower (whether or not a Loan Document), the terms of this Section 8.10 shall govern.

(c)         Tombstones.  Neither the Term Agent or any Term Lender may publish advertising material (including press releases) relating to the financing transactions contemplated by this Agreement using any Borrower’s name, product photographs, logo or trademark without the prior consent of the Borrower Representative.

(d)         Press Release and Related Matters.  No Borrower shall, and no Borrower shall permit any of its Affiliates to, issue any press release or other public disclosure (other than any document filed with any Governmental Authority relating to a public offering of securities of any Borrower) using the name, logo or otherwise referring to WhiteHawk or of any of its Affiliates, the Loan Documents or any transaction contemplated therein to which Term Agent is party without the prior consent of WhiteHawk except to the extent required to do so under applicable Requirements of Law and then, only after consulting with WhiteHawk; provided, that no such consultation shall be required with respect to required SEC disclosures.

(e)         Distribution of Materials to Term Lenders.  The Borrowers acknowledge and agree that the Loan Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Borrowers hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Term Agent, and made available, to the Term Lenders by posting such Borrower Materials on an E-System. The Borrowers authorize Term Agent to download copies of their logos from its website and post copies thereof on an E-System.

(f)          Material Non-Public Information.  The Borrowers hereby agree that if either they, any parent company or any Subsidiary of the Borrowers has publicly traded equity or debt securities in the U.S., they shall (and shall cause such parent company or Subsidiary, as the case may be, to) (i) identify in writing, and (ii) clearly and conspicuously mark such Borrower Materials that contain only information that is publicly available or that is not material for purposes of U.S. federal and state securities laws as “PUBLIC”. The Borrowers agree that by identifying such Borrower Materials as “PUBLIC” or publicly filing such Borrower Materials with the Securities and Exchange Commission, then Term Agent and the Term Lenders shall be entitled to treat such Borrower Materials as not containing any MNPI for purposes of U.S. federal and state securities laws. The Borrowers further represent, warrant, acknowledge and agree that the following documents and materials shall be deemed to be PUBLIC, whether or not so marked, and do not contain any MNPI: (A) the Loan Documents, including the schedules and exhibits attached thereto, and (B) administrative materials of a customary nature prepared by the Borrowers or Term Agent.  Before distribution of any Borrower Materials, the Borrowers agree to execute and deliver to Term Agent a letter authorizing distribution of the evaluation materials to prospective Term Lenders and their employees willing to receive MNPI, and a separate letter authorizing distribution of evaluation materials that do not contain MNPI and represent that no MNPI is contained therein.

8.11        Set-off; Sharing of Payments.

(a)          Right of Setoff.  Each of Term Agent, each Term Lender and each Affiliate (including each branch office thereof) of any of them is hereby authorized, without notice or demand (each of which is hereby waived by each Borrower), at any time and from time to time during the continuance of any Event of Default and to the fullest extent permitted by applicable Requirements of Law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other Indebtedness, claims or other obligations at any time owing by Term Agent, such Term Lender or any of their respective Affiliates to or for the credit or the account of any Borrower or any other Borrower against any Obligation of any Borrower now or hereafter existing, whether or not any demand was made under any Loan Document with respect to such Obligation and even though such Obligation may be unmatured.  No Term Lender shall exercise any such right of setoff without the prior consent of Term Agent or Required Lenders. Each of Term Agent and each Term Lender agrees promptly to notify the Borrower Representative and Term Agent after any such setoff and application made by such Term Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application.  The rights under this Section 8.11 are in addition to any other rights and remedies (including other rights of setoff) that Term Agent, the Term Lenders, their Affiliates and the other Secured Parties, may have.

(b)        Sharing of Payments, Etc.  If any Term Lender, directly or through an Affiliate or branch office thereof, obtains any payment of any Obligation of any Borrower (whether voluntary, involuntary or through the exercise of any right of setoff or the receipt of any Collateral or “proceeds” (as defined under the applicable UCC) of Collateral) other than pursuant to Section 8.9 or Article IX and such payment exceeds the amount such Term Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Term Agent in accordance with the provisions of the Loan Documents, such Term Lender shall purchase in cash from other Term Lenders such participations in their Obligations as necessary for such Term Lender to share such excess payment with such Term Lenders to ensure such payment is applied as though it had been received by the Term Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of the Borrowers, applied to repay the Obligations in accordance herewith); provided, however, that (i) if such payment is rescinded or otherwise recovered from such Term Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Term Lender without interest and (ii) such Term Lender shall, to the fullest extent permitted by applicable Requirements of Law, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Term Lender were the direct creditor of the applicable Borrower in the amount of such participation.

8.12      Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Signature pages may be detached from multiple separate counterparts and attached to a single counterpart.  Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission shall be as effective as delivery of a manually executed counterpart hereof.

8.13      Severability.  The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.

8.14        Captions.  The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

8.15       Independence of Provisions.  The parties hereto acknowledge that this Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters, and that such limitations, tests and measurements are cumulative and must each be performed, except as expressly stated to the contrary in this Agreement.

8.16        Interpretation.  This Agreement is the result of negotiations among and has been reviewed by counsel to Borrowers, the Term Agent, each Term Lender and other parties hereto, and is the product of all parties hereto.  Accordingly, this Agreement and the other Loan Documents shall not be construed against the Term Lenders or the Term Agent merely because of the Term Agent’s or the Term Lenders’ involvement in the preparation of such documents and agreements.  Without limiting the generality of the foregoing, each of the parties hereto has had the advice of counsel with respect to Sections 8.18 and 8.19.

8.17      No Third Parties Benefited.  This Agreement is made and entered into for the sole protection and legal benefit of the Borrowers, the Term Lenders and the Term Agent, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents.  Neither the Term Agent nor any Term Lender shall have any obligation to any Person not a party to this Agreement or the other Loan Documents.

8.18          Governing Law and Jurisdiction.

(a)        Governing Law.  THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, ANY CLAIMS SOUNDING IN CONTRACT OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) BUT WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b)         Submission to Jurisdiction.  ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO ANY LOAN DOCUMENT SHALL BE BROUGHT EXCLUSIVELY IN THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK, BOROUGH OF MANHATTAN, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO EXECUTING THIS AGREEMENT HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS; PROVIDED THAT NOTHING IN THIS AGREEMENT SHALL LIMIT THE RIGHT OF THE TERM AGENT TO COMMENCE ANY PROCEEDING IN THE FEDERAL OR STATE COURTS OF ANY OTHER JURISDICTION TO THE EXTENT THE TERM AGENT DETERMINES THAT SUCH ACTION IS NECESSARY OR APPROPRIATE TO EXERCISE ITS RIGHTS OR REMEDIES UNDER THE LOAN DOCUMENTS.  THE PARTIES HERETO (AND, TO THE EXTENT SET FORTH IN ANY OTHER LOAN DOCUMENT, EACH OTHER BORROWER) HEREBY IRREVOCABLY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, THAT ANY OF THEM MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY SUCH ACTION OR PROCEEDING IN SUCH JURISDICTIONS.

(c)         Service of Process.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES PERSONAL SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND OTHER DOCUMENTS AND OTHER SERVICE OF PROCESS OF ANY KIND AND CONSENTS TO SUCH SERVICE IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN THE UNITED STATES OF AMERICA WITH RESPECT TO OR OTHERWISE ARISING OUT OF OR IN CONNECTION WITH ANY LOAN DOCUMENT BY ANY MEANS PERMITTED BY APPLICABLE REQUIREMENTS OF LAW, INCLUDING BY THE MAILING THEREOF (BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID) TO THE ADDRESS OF THE DESIGNATED BORROWER SPECIFIED HEREIN (AND SHALL BE EFFECTIVE WHEN SUCH MAILING SHALL BE EFFECTIVE, AS PROVIDED THEREIN).  EACH PARTY HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

(d)        Non-Exclusive Jurisdiction.  NOTHING CONTAINED IN THIS SECTION 8.18 SHALL AFFECT THE RIGHT OF THE TERM AGENT OR ANY TERM LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE REQUIREMENTS OF LAW OR COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

8.19      Waiver of Jury Trial.  THE PARTIES HERETO, TO THE EXTENT PERMITTED BY LAW, WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF, IN CONNECTION WITH OR RELATING TO, THIS AGREEMENT, THE OTHER LOAN DOCUMENTS AND ANY OTHER TRANSACTION CONTEMPLATED HEREBY AND THEREBY.  THIS WAIVER APPLIES TO ANY ACTION, SUIT OR PROCEEDING WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE.

8.20        Entire Agreement; Release; Survival.

(a)         THE LOAN DOCUMENTS EMBODY THE ENTIRE AGREEMENT OF THE PARTIES AND SUPERSEDE ALL PRIOR AGREEMENTS AND UNDERSTANDINGS RELATING TO THE SUBJECT MATTER THEREOF AND ANY PRIOR LETTER OF INTEREST, COMMITMENT LETTER, CONFIDENTIALITY AND SIMILAR AGREEMENTS INVOLVING ANY BORROWER AND ANY TERM LENDER OR ANY OF THEIR RESPECTIVE AFFILIATES RELATING TO A FINANCING OF SUBSTANTIALLY SIMILAR FORM, PURPOSE OR EFFECT OTHER THAN THE FEE LETTER.  IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THIS AGREEMENT AND ANY OTHER LOAN DOCUMENT, THE TERMS OF THIS AGREEMENT SHALL GOVERN (UNLESS OTHERWISE EXPRESSLY STATED IN SUCH OTHER LOAN DOCUMENT OR SUCH TERMS OF SUCH OTHER LOAN DOCUMENTS ARE NECESSARY TO COMPLY WITH APPLICABLE REQUIREMENTS OF LAW, IN WHICH CASE SUCH TERMS SHALL GOVERN TO THE EXTENT NECESSARY TO COMPLY THEREWITH).

(b)          Execution of this Agreement by the Borrowers constitutes a full, complete and irrevocable release of any and all claims which each Borrower may have at law or in equity in respect of all prior discussions and understandings, oral or written, relating to the subject matter of this Agreement and the other Loan Documents.  In no event shall any party hereto be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).  Each party hereto hereby waives, releases and agrees not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(c)          (i) Any indemnification or other protection provided to any Indemnitee pursuant to this Section 8.20, Sections 8.5 (Costs and Expenses) and 8.6 (Indemnity) and Article VII (Term Agent) and Article IX (Taxes and Yield Protection) and (ii) the provisions of Section 7.1 of the Security Agreement, in each case, shall (x) survive the payment in full of all Obligations and (y) with respect to clause (i) above, inure to the benefit of any Person that at any time held a right thereunder (as an Indemnitee or otherwise) and, thereafter, its successors and permitted assigns.

8.21      Patriot Act.  Each Term Lender hereby notifies the Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Borrower, which information includes the name and address of each Borrower and other information that will allow such Term Lender to identify each Borrower in accordance with the Patriot Act.

8.22        Additional Waivers.

(a)         The Obligations are the joint and several obligations of each Borrower. To the fullest extent permitted by applicable law, the obligations of each Borrower shall not be affected by (i) the failure of any Secured Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Borrower under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Term Agent or any other Secured Party.

(b)         The obligations of each Borrower shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Borrower hereunder shall not be discharged or impaired or otherwise affected by the failure of the Term Agent or any other Secured Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Borrower or that would otherwise operate as a discharge of any Borrower as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations).

(c)         To the fullest extent permitted by applicable law, each Borrower waives any defense based on or arising out of any defense of any other Borrower or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, other than the indefeasible payment in full in cash of all the Obligations. The Term Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Borrower, or exercise any other right or remedy available to them against any other Borrower, without affecting or impairing in any way the liability of any Borrower hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash.  Each Borrower waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Borrower against any other Borrower, as the case may be, or any security.

(d)        Upon payment by any Borrower of any Obligations, all rights of such Borrower against any other Borrower arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations.  In addition, any indebtedness of any Borrower now or hereafter held by any other Borrower is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations, and, so long as an Event of Default has occurred and is continuing, no Borrower will demand, sue for or otherwise attempt to collect any such indebtedness.  If any amount shall erroneously be paid to any Borrower on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Borrower, so long as an Event of Default has occurred and is continuing, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Term Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents.  Subject to the foregoing, to the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting a portion of the Term Loan made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then any Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers.  As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (a) rendering such Borrower “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

8.23       Creditor-Debtor Relationship.  The relationship between the Term Agent, and each Term Lender, on the one hand, and the Borrowers, on the other hand, is solely that of creditor and debtor.  No Secured Party has any fiduciary relationship or duty to any Borrower arising out of or in connection with, and there is no agency, tenancy or joint venture relationship between the Secured Parties and the Borrowers by virtue of, any Loan Document or any transaction contemplated therein.

8.24        Actions in Concert.  Notwithstanding anything contained herein to the contrary, each Term Lender hereby agrees with each other Term Lender that no Term Lender shall take any action to protect or enforce its rights against any Borrower arising out of this Agreement or any other Loan Document (including exercising any rights of setoff) without first obtaining the prior written consent of the Term Agent or Required Lenders, it being the intent of the Term Lenders that any such action to protect or enforce rights under this Agreement and the other Loan Documents shall be taken in concert and at the direction or with the consent of the Term Agent or Required Lenders.

8.25      Agency of the Borrower Representative for Each Other Borrower.  Each Borrower irrevocably appoints the Borrower Representative as its agent for all purposes relevant to this Agreement, including the giving and receipt of notices and execution and delivery of all documents, instruments, and certificates contemplated herein and all modifications hereto. Any acknowledgment, consent, direction, certification, or other action which might otherwise be valid or effective only if given or taken by all or any of the Borrowers or acting singly, shall be valid and effective if given or taken only by the Borrower Representative, whether or not any other Borrower joins therein, and the Term Agent and the Term Lenders shall have no duty or obligation to make further inquiry with respect to the authority of the Borrower Representative under this Section 8.25; provided that nothing in this Section 8.25 shall limit the effectiveness of, or the right of the Term Agent and the Term Lenders to rely upon, any notice, document, instrument, certificate, acknowledgment, consent, direction, certification or other action delivered by any Borrower pursuant to this Agreement.  The Borrower Representative agrees that the Term Agent, the Term Lenders and their Affiliates may have economic interests that conflict with those of the Borrower Representative, the other Borrowers, their respective Subsidiaries and their Affiliates, and none of the Term Agent, the Term Lenders or their Affiliates has any obligation to disclose any of such interests to the Borrower Representative, the other Borrowers or any of their respective Subsidiaries.

8.26     Acknowledgment and Consent to Bail-In of Affected Financial Institutions.  Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by: (a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution, and (b) the effects of any Bail-In Action on any such liability, including, if applicable: (i) a reduction in full or in part or cancellation of any such liability, (ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document, or (iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

8.27        Erroneous Payments.

(a)          If the Term Agent (x) notifies a Term Lender, Secured Party, or any Person who has received funds on behalf of a Term Lender or Secured Party (any such Term Lender, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Term Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Term Agent) received by such Payment Recipient from the Term Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Term Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the Term Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within 5 Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Term Agent pending its return or repayment as contemplated below in this Section 8.27 and held in trust for the benefit of the Term Agent, and such Term Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Term Agent may, in its sole discretion, specify in writing), return to the Term Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received). A notice of the Term Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b)          Without limiting immediately preceding clause (a), each Term Lender, Secured Party or any Person who has received funds on behalf of a Term Lender or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Term Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Term Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Term Agent (or any of its Affiliates), or (z) that such Term Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)         it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Term Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)          such Term Lender or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Term Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Term Agent pursuant to this Section 8.27(b).

For the avoidance of doubt, the failure to deliver a notice to the Term Agent pursuant to this Section 8.27(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.27(a) or on whether or not an Erroneous Payment has been made.

(c)         Each Term Lender or Secured Party hereby authorizes the Term Agent to set off, net and apply any and all amounts at any time owing to such Term Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Term Agent to such Term Lender or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Term Agent has demanded to be returned under immediately preceding clause (a).

(d)          (i) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Term Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Term Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Term Agent’s notice to such Term Lender at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (A) such Term Lender shall be deemed to have assigned its Term Loans with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Term Agent may specify) (such assignment of the Term Loans of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Term Agent in such instance)), and is hereby (together with the Borrower Representative) deemed to execute and deliver an Assignment (or, to the extent applicable, an agreement incorporating an Assignment by reference pursuant to a platform such as ClearPar as to which the Term Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Term Lender shall deliver any Term Notes evidencing such Term Loans to the Borrowers or the Term Agent (but the failure of such Person to deliver any such Term Notes shall not affect the effectiveness of the foregoing assignment), (B) the Term Agent as the assignee Term Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (C) upon such deemed acquisition, the Term Agent as the assignee Term Lender shall become a Term Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Term Lender shall cease to be a Term Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement which shall survive as to such assigning Term Lender, (D) the Term Agent and the Borrowers shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (E) the Term Agent will reflect in the Register its ownership interest in the Term Loans subject to the Erroneous Payment Deficiency Assignment.

(ii)          Subject to Section 8.9 (but excluding, in all events, any assignment consent or approval requirements (whether from the Borrowers or otherwise)), the Term Agent may, in its discretion, sell any Term Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Term Lender shall be reduced by the net proceeds of the sale of such Term Loan (or portion thereof), and the Term Agent shall retain all other rights, remedies and claims against such Term Lender (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Term Lender (x) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the Term Agent on or with respect to any such Term Loans acquired from such Term Lender pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Term Loans are then owned by the Term Agent) and (y) may, in the sole discretion of the Term Agent, be reduced by any amount specified by the Term Agent in writing to the applicable Term Lender from time to time.

(e)          The parties hereto agree that (x) irrespective of whether the Term Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Term Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Term Lender or Secured Party, to the rights and interests of such Term Lender or Secured Party, as the case may be) under the Loan Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) (provided that the Loan Parties’ Obligations under the Loan Documents in respect of the Erroneous Payment Subrogation Rights shall not be duplicative of such Obligations in respect of Term Loans that have been assigned to the Term Agent under an Erroneous Payment Deficiency Assignment) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrowers or any other Loan Party; provided that this Section 8.27 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrowers relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Term Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Term Agent from the Borrowers for the purpose of making such Erroneous Payment.

(f)        To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Term Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g)         Each party’s obligations, agreements and waivers under this Section 8.27 shall survive the resignation or replacement of the Term Agent, any transfer of rights or obligations by, or the replacement of, a Term Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

ARTICLE IX.
TAXES, YIELD PROTECTION AND ILLEGALITY

9.1          Taxes.

(a)         Except as otherwise required by any Requirements of Law, any and all payments by or on account of any obligation of any Borrower under any Loan Document shall be made free and clear of all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority and all Liabilities, including penalties, interest, and additions to tax, with respect thereto (and without deduction for any of them) (collectively, the “Taxes”).

(b)          If any Taxes shall be required by any applicable Requirements of Law to be deducted from or in respect of any amount payable under any Loan Document to any Secured Party (i) if such Tax is an Indemnified Tax, then such amount shall be increased as necessary to ensure that, after all required deductions for Taxes are made (including deductions applicable to any increases to any amount under this Section 9.1), such Secured Party receives the amount it would have received had no such deductions been made, (ii) the relevant Borrower shall make such deductions, (iii) the relevant Borrower shall timely pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable Requirements of Law and (iv) as soon as practicable after such payment is made, the relevant Borrower shall deliver to Term Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to Term Agent.

(c)          In addition, the Borrowers agree to pay, and authorize Term Agent to pay in their name, any and all present or future stamp, court or documentary, intangible, recording, excise or property Tax, charges or similar levies imposed by any applicable Requirements of Law or Governmental Authority and all penalties, interest, and additions to tax with respect thereto (including by reason of any delay by the Borrowers in payment thereof), in each case arising from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document or any transaction contemplated therein, including the receipt or perfection of a security interest thereunder (collectively, “Other Taxes”).  As soon as practicable after the date of any payment of Other Taxes by any Borrower, the Borrower Representative shall furnish to Term Agent, at its address referred to in Section 8.2, the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to Term Agent.

(d)       The Borrowers shall reimburse and indemnify, on a joint and several basis, within 10 days after receipt of demand therefor (with copy to Term Agent), each Secured Party for all Indemnified Taxes and Other Taxes (including any Indemnified Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 9.1) paid by such Secured Party and any Liabilities arising therefrom or with respect thereto; provided, that the Borrowers shall not be required to compensate any Secured Party for amounts incurred more than 180 days prior to the date that such Secured Party notifies such Borrower, in writing of the amounts and of such Secured Party’s intention to claim compensation thereof.  A certificate of the Secured Party (or of Term Agent on behalf of such Secured Party) claiming any compensation under this clause (d), setting forth in reasonable detail the calculation of the amounts to be paid thereunder and delivered to the Borrower Representative, with copy to Term Agent, shall be conclusive, binding and final for all purposes, absent manifest error.

(e)         Any Term Lender claiming any additional amounts payable pursuant to this Section 9.1 shall use its commercially reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of such Term Lender, be otherwise disadvantageous to such Term Lender, including, for the avoidance of doubt, subjecting such Term Lender to any unreimbursed cost or expense.

(f)        Any Term Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Term Agent, at the time or times reasonably requested by the Borrower Representative or the Term Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Term Agent as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Term Lender, if reasonably requested by the Borrower Representative or the Term Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Term Agent as will enable the Borrower Representative or the Term Agent to determine whether or not such Term Lender is subject to backup withholding or information reporting requirements.  Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(i), (f)(ii), and (f)(v) below) shall not be required if in the Term Lender’s reasonable judgment such completion, execution or submission would subject such Term Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Term Lender. Notwithstanding the generality of the foregoing:

(i)         Each Non-U.S. Lender Party, to the extent it is legally entitled to do so, shall (w) on or prior to the date such Non-U.S. Lender Party becomes a “Non-U.S. Lender Party” hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (i) and (z) from time to time if requested by the Borrower Representative or Term Agent (or, in the case of a participant or SPV, the relevant Term Lender), provide Term Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Term Lender) with two completed originals of each of the following, as applicable: (A) Forms W-8ECI (claiming exemption from U.S. withholding Tax because the income is effectively connected with a U.S. trade or business), W-8BEN or W-8BEN-E, as applicable (claiming exemption from, or a reduction of, U.S. withholding Tax under an income Tax treaty) and/or W-8IMY (together with appropriate forms, certifications and supporting statements and documents, including those for the beneficial owners) or any successor forms, (B) in the case of a Non-U.S. Lender Party claiming exemption for portfolio interest under Sections 871(h) or 881(c) of the Code, Form W-8BEN or W-8BEN-E, as applicable (claiming exemption from U.S. withholding Tax under the portfolio interest exemption) or any successor form and a certificate in form and substance acceptable to Term Agent and the Borrower Representative (which may be in the form of Exhibit L) that such Non-U.S. Lender Party is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code or (3) a “controlled foreign corporation” related to any Borrower described in Section 881(c)(3)(C) of the Code or (C) any other applicable document prescribed by the IRS certifying as to the entitlement of such Non-U.S. Lender Party to such exemption from United States withholding Tax or reduced rate with respect to payments to be made to such Non-U.S. Lender Party under the Loan Documents; provided, however, that no document shall be required under this clause (C) to the extent the completion, execution, or submission of such document would, in such Non-U.S. Lender Party’s reasonable judgment, subject it to any material unreimbursed cost or expense or materially prejudice its legal or commercial position.

(ii)          Each U.S. Lender Party shall (A) on or prior to the date such U.S. Lender Party becomes a “U.S. Lender Party” hereunder, (B) on or prior to the date on which any such form or certification expires or becomes obsolete, (C) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it pursuant to this clause (f) and (D) from time to time if requested by the Borrower Representative or Term Agent (or, in the case of a participant or SPV, the relevant Term Lender), provide Term Agent and the Borrower Representative (or, in the case of a participant or SPV, the relevant Term Lender) with two completed originals of Form W-9 (certifying that such U.S. Lender Party is entitled to an exemption from U.S. backup withholding Tax) or any successor form.

(iii)        Each Term Lender having sold a participation in any of its Obligations or identified an SPV as such to Term Agent shall collect from such participant or SPV the documents described in this clause (f) and provide them to Term Agent.

(iv)          Nothing in this Section 9.1(f) shall require any U.S. Lender Party or Non-U.S. Lender Party to provide any documentation that it is not legally entitled to deliver.

(v)          If a payment made to a Lender Party would be subject to United States federal withholding Tax imposed by FATCA if such Lender Party fails to comply with the applicable reporting requirements of FATCA, such Lender Party shall deliver to Term Agent and Borrower Representative any documentation under any Requirements of Law or reasonably requested by the Term Agent or Borrower Representative sufficient for Term Agent or Borrower Representative to comply with their obligations under FATCA and to determine that such Lender Party has complied with such applicable reporting requirements or to determine the amount, if any, to deduct and withhold from such payment.

(g)        Each party’s obligations under this Section 9.1 shall survive the resignation or replacement of the Term Agent, any transfer of rights or obligations by, or the replacement of, a Term Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

9.2          Increased Costs and Reduction of Return.

(a)          If any Term Lender shall have determined that:

(i)           the introduction of any Capital Adequacy Regulation;

(ii)          any change in any Capital Adequacy Regulation;

(iii)        any change in the interpretation or administration of any Capital Adequacy Regulation by any central bank or other Governmental Authority charged with the interpretation or administration thereof; or

(iv)         compliance by such Term Lender (or its Lending Office) or any entity controlling the Term Lender, with any Capital Adequacy Regulation;

affects the amount of capital required or expected to be maintained by such Term Lender or any entity controlling such Term Lender and (taking into consideration such Term Lender’s or such entities’ policies with respect to capital adequacy and such Term Lender’s desired return on capital) determines that the amount of such capital is increased as a consequence of its loans, credits or obligations under this Agreement, or if any change of any Requirements of Law subjects a Secured Party to any taxes (other than Taxes described in clauses (a)(ii) and (b) through (d) of the definition of Excluded Taxes or Indemnified Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities, or capital attributable thereto, then, within thirty (30) days of demand of such Term Lender (with a copy to the Term Agent), the Borrowers shall pay to such Term Lender, from time to time as specified by such Term Lender, additional amounts sufficient to compensate such Term Lender (or the entity controlling the Term Lender) for such increase or such taxes; provided, that the Borrowers shall not be required to compensate any Term Lender for amounts incurred more than 180 days prior to the date that such Term Lender notifies such Borrower, in writing of the amounts and of such Term Lender’s intention to claim compensation thereof; provided, further, that if the event giving rise to such increase is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b)          Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a change in a Requirements of Law under subsection (a) above and/or a change in a Capital Adequacy Regulation under subsection (a) above, as applicable, regardless of the date enacted, adopted or issued.

9.3         Certificates of Term Lenders.  Any Term Lender claiming reimbursement or compensation pursuant to this Article IX shall deliver to the Borrowers (with a copy to the Term Agent) a certificate setting forth in reasonable detail the amount payable to such Term Lender hereunder and such certificate shall be conclusive and binding on the Borrowers in the absence of manifest error.

9.4          Effect of Benchmark Transition Event Etc.

(a)          Term SOFR Lending Unlawful.  If any Term Lender shall determine (which determination shall, upon notice thereof to any Borrower and the Term Agent, be conclusive and binding on the Borrower) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Term Lender to make or continue any Loan as, or to convert any Loan into, a Term SOFR Loan, the obligations of such Term Lender to make, continue or convert any such Term SOFR Loan shall, after the determination thereof, forthwith be suspended until such Term Lender shall notify the Term Agent that the circumstances causing such suspension no longer exist, and all outstanding Term SOFR Loans payable to such Term Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.

(b)          Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) or (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (c) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Term Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Term Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Term Lenders comprising the Required Lenders. If the Benchmark Replacement is Daily Simple SOFR, all interest payments will be payable on a monthly basis.

(c)          Benchmark Replacement Conforming Changes.  In connection with the use, administration or implementation of a Benchmark Replacement, the Term Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d)          Notices; Standards for Decisions and Determinations. The Term Agent will promptly notify any Borrower and the Term Lenders of (i) any occurrence of a Benchmark Transition Event and its related Benchmark Replacement Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (d) below and (v) the commencement or conclusion of any Benchmark Unavailability Period.  Any determination, decision or election that may be made by the Term Agent or, if applicable, any Term Lender (or group of Term Lenders) pursuant to this Section 9.4 including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 9.4.

(e)          Unavailability of Tenor of Benchmark.  Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Term Agent in its sole discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will no longer be representative, then the Term Agent may modify the definition of “Interest Period” (or any similar analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Term Agent may modify the definition of “Interest Period” (or any analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f)         Benchmark Unavailability Period. Upon the Borrower Representative’s receipt of notice of the commencement of a Benchmark Unavailability Period, any Borrower may revoke any request for a Borrowing of Term SOFR Loans, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower Representative will be deemed to have converted any such request into a request for a Borrowing of or conversion to Base Rate Loans.  During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Adjusted Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will, not be used in any determination of the Adjusted Base Rate.

(g)         Benchmark Replacement Floor.  Notwithstanding anything else herein, any definition of Benchmark Replacement shall provide that in no event shall such Benchmark Replacement be less than two percent (3.50%) for purposes of this Agreement.

9.5          Consent to Intercreditor Agreement. Each Term Lender, by its acceptance of the benefits of this Agreement and the other Collateral Documents creating Liens to secure the Obligations:

(a)          acknowledges that it has received a copy of the Intercreditor Agreement and is satisfied with the terms and provisions thereof;

(b)          authorizes and instructs the Term Agent to (i) enter into the Intercreditor Agreement, as agent and on behalf of such Term Lender, (ii) to exercise all of Term Agent’s rights and to comply with all of its obligations under the Intercreditor Agreement and to take all other actions necessary to carry out the provisions and intent thereof and (iii) to take actions on its behalf in accordance with the terms of the Intercreditor Agreement;

(c)          agrees that it will be bound by and will take no actions contrary to the provisions of the Intercreditor Agreement, in each case, as if it was a signatory thereto;

(d)          consents to the treatment of Liens provided for under the Intercreditor Agreement and in furtherance thereof authorizes the Term Agent,

(e)          authorizes and directs the Term Agent to execute and deliver, in each case on behalf of such Secured Party and without any further consent or authorization from such Term Lender, any amendments, supplements or other modifications of the Intercreditor Agreement; and

(f)          agrees that no Term Lender shall have any right of action whatsoever against the Term Agent as a result of any action taken by the Term Agent pursuant to this Section 9.5 or in accordance with the terms of the Intercreditor Agreement.

9.6          Intercreditor Agreement Governs. This Agreement and the other Loan Documents are subject to the terms and conditions set forth in any Intercreditor Agreement, in all respects and, in the event of any conflict between the terms of any Intercreditor Agreement and this Agreement, the terms of any Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the lien and security interest granted to the Term Agent pursuant to any Loan Document, and the exercise of any right or remedy in respect of the Collateral by the Term Agent hereunder, under any other Loan Document and any other agreement entered into in connection with the foregoing are subject to the provisions of any Intercreditor Agreement and in the event of any conflict between the terms of any Intercreditor Agreement, this Agreement, any other Loan Document and any other agreement entered into in connection with the foregoing, the terms of any Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy or the Loan Parties’ covenants and obligations.

ARTICLE X.
DEFINITIONS; OTHER INTERPRETIVE PROVISIONS

10.1          Defined Terms.  The following terms have the following meanings:

“Acceptable Appraisal” means, with respect to an appraisal of the FCC Licenses or in connection with any determination of the Specified Option Value, the most recent appraisal of such property received by the Term Agent (a) from an appraisal company satisfactory to Term Agent, (b) the scope and methodology (including, to the extent relevant, any sampling procedure employed by such appraisal company) of which are satisfactory to the Term Agent, and (c) the results of which are satisfactory to the Term Agent, in each case, in its Permitted Discretion.

“Accommodation Payment” has the meaning set forth in Section 8.22(d).

“Account” means an account as that term is defined in the Code.

“Account Debtor” means any Person who is obligated on an Account, chattel paper, intangible or general intangible.

“Acquisition” means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, division, or unit of a Person, (b) the acquisition of in excess of fifty percent (50%) of the Stock and Stock Equivalents of any Person or otherwise causing any Person to become a Subsidiary of a Borrower, or (c) a merger or consolidation or any other combination with another Person.

“Activation Notice” has the meaning set forth in Section 4.11(b).

“Adjusted Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Base Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the sum of (i) the Adjusted Term SOFR Rate (after, solely in the case of the Term Loans, giving effect to any Adjusted Term SOFR Rate Floor) that would be payable on such day for a Term SOFR Loan with a one-month Interest Period plus (ii) 1.00%, and (d) 2.50%.  Any change in the Adjusted Base Rate due to a change in the Base Rate, the Adjusted Term SOFR Rate or the Federal Funds Effective Rate shall be effective from and including the Closing Date of such change in the Base Rate, the Adjusted Term SOFR Rate or the Federal Funds Effective Rate, respectively.

“Adjusted Term SOFR Rate” means, for purposes of any calculation, the rate per annum equal to Term SOFR for such calculation provided, that, for the purposes of this calculation, Term SOFR as of any determination date shall ever be less than the Floor, then for the purpose of calculating Adjusted Term SOFR Rate, Term SOFR shall be deemed to be a rate per annum equal to the Floor.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to any Person, each officer, director, general partner or joint-ventures of such Person and any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person; provided, however, that no Secured Party shall be an Affiliate of any Borrower or of any Subsidiary of any Borrower solely by reason of the provisions of the Loan Documents.  For purposes of this definition, “control” means the possession of either (a) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (b) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Report” has the meaning set forth in Section 7.5(c).

“Agreement” has the meaning specified in the preamble to this Agreement.

“Allocable Amount” has the meaning set forth in Section 8.22(d).

“Anti-Corruption Laws” means any and all laws, ordinances and regulations in any jurisdiction where any Loan Party or any of their Subsidiaries is located or doing business from time to time concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010.

“Anti-Terrorism Laws” means any and all laws or regulations in effect from time to time in any jurisdiction where any Loan Party or any of their Subsidiaries is located or doing business relating to anti-money laundering and terrorism, including, without limitation, Executive Order No. 13224 (effective September 24, 2001) and the Patriot Act.

“Applicable Margin” means (a) with respect to Term Loans using Adjusted Term SOFR Rate, 6.00%, and (b) with respect to Term Loans that using Adjusted Base Rate, 5.00%.

“Applicable Reference Period” means, at any date of determination, the then most recent period of four (4) consecutive Fiscal Quarters for which financial statement have been or are required under Section 4.1 to have been delivered to the Term Agent.

“Approved Fund” means, with respect to any Term Lender, any Person (other than a natural Person) that (a) (i) is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the Ordinary Course of Business or (ii) temporarily warehouses loans for any Term Lender or any Person described in clause (i) above and (b) is advised or managed by (i) such Term Lender, (ii) any Affiliate of such Term Lender or (iii) any Person (other than an individual) or any Affiliate of any Person (other than an individual) that administers or manages such Term Lender.

“ASR Number” means the Antenna Structure Registration number assigned by the FCC to certain antenna structures in connection with the operations of broadcast stations.

“Assignment” means an assignment agreement entered into by a Term Lender, as assignor, and any Person, as assignee, pursuant to the terms and provisions of Section 8.9 (with the consent of any party whose consent is required by Section 8.9), accepted by the Term Agent, substantially in the form of Exhibit B or any other form approved by the Term Agent.

“ATM Offering” has the meaning set forth in the First Amendment.

“ATM Shares” has the meaning set forth in the First Amendment.

“Attorney Costs” means and shall include any and all reasonable and documented attorneys’ fees that are incurred by the Term Agent or any other Secured Party incident to, arising out of, or in any way in connection with the Term Agent’s or other Secured Party’s interests in, or defense of, any action, claim, proceeding or the Term Agent’s or other Secured Party’s enforcement of its rights and interests with respect to any Collateral or otherwise under any Loan, or any Loan Document, which shall include all attorneys’ fees incurred by the Term Agent and other Secured Parties (including, without limitation, all expenses of litigation or preparation therefor whether or not the Term Agent or applicable Secured Party is a party thereto) whether or not a suit or action is commenced, and all costs in collection of sums due during any work out or with respect to settlement negotiations, or the cost to defend the Term Agent or other Secured Party or to enforce any of its rights, including, without limitation, during any Insolvency Proceeding.

“Audio Adjusted EBITDA” means, Consolidated EBITDA with respect to the Radio Segment plus, without duplication, (A) the amount of pro forma run rate cost savings, operating expense reductions, other operating improvements, restructuring charges and cost-saving synergies projected by the Borrower in good faith to be realized during such period with respect to the Radio Segment (calculated on a pro forma basis as though such items had been realized on the first day of such period) as a result of actions taken or with respect to which substantial steps have been, will be or are expected to be taken in connection with the Estrella Transactions or any acquisition, disposition, restructuring and cost-saving initiative or other similar initiative by the Borrower or any Loan Party, any operational changes (including operational changes arising out of the modification of contractual arrangements (including renegotiation of lease agreements, utilities and logistics contracts and insurance policies, as well as purchases of leased real properties)) or headcount reductions, net of the amount of actual benefits realized during such period that are otherwise included in the calculation of Consolidated EBITDA from such actions; provided that (x) such cost savings, operating expense reductions, other operating improvements and synergies are reasonably expected and factually supportable as determined in good faith by the Borrower; (y) such actions are to be taken and the results with respect thereto are to be achieved within (I) in the case of any such cost savings, operating expense reductions, other operating improvements and synergies in connection with the Transactions, fifteen (15) months after the Closing Date and (II) in all other cases, within fifteen (15) months after the consummation of the acquisition, disposition or operational change, which is expected to result in such cost savings, operating expense reductions, other operating improvements or synergies, as applicable, and in each case of clause (I) and (II), for the avoidance of doubt, it being understood that any such “run rate” cost savings, operating expense reductions, operational improvements (excluding any increases in revenue), restructuring charges and synergies shall be added to Consolidated EBITDA during the entirety of the period for which the Borrower expects to realize such cost savings, operating expense reductions, operational improvements (excluding increases in revenue) and synergies and that, if "run rate" cost savings, operating expense reductions, operational improvements (excluding any increases in revenue) and synergies are included in any pro forma calculations based on such actions, then on and after the date that is fifteen (15) months after the date of such consummation of the acquisition, disposition or operational change, such pro forma calculations shall no longer give effect to such cost savings to the extent that realization did not actually occur during such fifteen (15) month period (z) amounts added back to this clause (A) shall not exceed $4,000,000 per Fiscal Year; minus (B) corporate expenses of all Loan Parties (calculated on a pro forma basis); provided further, that, no addbacks shall be included in the calculation of Audio Adjusted EBITDA to the extent included in the calculation of Consolidated EBITDA.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 9.4.

“Average Delayed Draw Availability” means, with respect to any period, the sum of the aggregate amount of unused Delayed Draw Term Loan Commitments for each Business Day in such period (calculated as of the end of each respective Business Day) divided by the number of Business Days in such period.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 5 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. §101, et seq.), as amended.

“Bankruptcy Event” means the occurrence of any of the following:

(a)        MediaCo or any other Loan Party becomes insolvent within the meaning of 11 U.S.C. §101(32) (or any equivalent or similar provision of other Debtor Relief Law applicable to the Loan Parties);

(b)         MediaCo or any other Loan Party generally does not or becomes unable to pay its debts or meet its liabilities as the same become due, or admits in writing its inability to pay its debts generally, or declares any general moratorium on its Indebtedness, or proposes a compromise or arrangement or deed of company between it and any class of its creditors;

(c)         MediaCo or any other Loan Party commits an act of bankruptcy or makes an assignment of its property for the general benefit of its creditors or makes a proposal of such an assignment (or files a notice of its intention to do so);

(d)      MediaCo or any other Loan Party institutes a proceeding seeking to adjudicate it as insolvent, or seeking liquidation, dissolution, winding-up, reorganization, restructuring, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), or composition of it or its debts or any other relief, under any applicable Debtor Relief Law or at common law or in equity, or files an answer admitting the material allegations of a petition filed against it in any such proceeding;

(e)         MediaCo or any other Loan Party applies for the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property;

(f)          Any petition is filed, application made, or other proceeding instituted against or in respect of MediaCo or any other Loan Party:

(i)          seeking to adjudicate it as insolvent;

(ii)          seeking a receiving order against it;

(iii)          seeking liquidation, dissolution, winding-up, reorganization, restructuring, compromise, arrangement, adjustment, protection, moratorium, relief, stay of proceedings of creditors generally (or any class of creditors), deed of company arrangement or composition of it or its debts or any other relief under any law, now or hereafter in effect relating to bankruptcy, winding-up, insolvency, reorganization, receivership, plans of arrangement or relief or protection of debtors or at common law or in equity; or

(iv)          seeking the entry of an order for relief or the appointment of, or the taking of possession by, a receiver, interim receiver, receiver/manager, sequestrator, conservator, custodian, administrator, trustee, liquidator, voluntary administrator, receiver and manager or other similar official for it or any substantial part of its property, and, in each case under this clause (f), such petition, application or proceeding continues undismissed, or unstayed and in effect, for a period of sixty (60) days after the institution thereof; provided that if an order, decree or judgment is granted or entered (whether or not subject to appeal) against MediaCo or any other Loan Party thereunder in the interim, such grace period will cease to apply; provided, further, that if MediaCo or any other Loan Party files an answer admitting the material allegations of a petition filed against it in any such proceeding prior to such date, the grace period will cease to apply.

(g)        MediaCo, any other Loan Party or any FCC License Holder takes any action, corporate or otherwise, including, an affirmative vote by the Board or the board of directors (or equivalent management or oversight body) of any other Loan Party, to commence any Insolvency Proceeding or to approve, effect, consent to or authorize any of the actions described in the clauses (a)-(f) above, or otherwise acts in furtherance thereof;

(h)         Any other event or circumstance occurs which, under applicable Debtor Relief Laws, has an effect equivalent to any of the events or circumstance referred to in the other clauses of this definition.

“Base Rate” means the rate of interest per annum equal to the rate last quoted by The Wall Street Journal as the “U.S. prime rate” or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Term Agent) or any similar release by the Board (as determined by the Term Agent).  Each change in the Base Rate shall be effective on the date such change is publicly announced as effective.  The Base Rate is not necessarily intended to be the lowest rate of interest determined by the Term Agent in connection with extensions of credit.

“Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Adjusted Base Rate.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided, that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) of Section 9.4.

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the first alternative set forth in the order below that can be determined by the Term Agent for the applicable Benchmark Replacement Date:

(a)          the sum of (i) Daily Simple SOFR and (ii) the Benchmark Replacement Adjustment or

(b)       the sum of: (i) the alternate benchmark rate that has been selected by the Term Agent and any Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clauses (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Term Agent and any Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes including changes to the definition of “Adjusted Base Rate,” the definition of  “Adjusted Term SOFR Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” or any similar analogous definition, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters that the Term Agent decides (in consultation with the Borrower Representative) may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Term Agent in a manner substantially consistent with market practice (or, if the Term Agent decides (in consultation with the Borrower Representative) that adoption of any portion of such market practice is not administratively feasible or if the Term Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Term Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means a date and time determined by the Term Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark:

(a)          in the case of clauses (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b)          in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clauses (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)          a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c)          a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.12(f) and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with this Section 2.12(f).

“Beneficial Ownership Certification” means a certification regarding beneficial ownership of any Borrower as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any employee benefit plan as defined in Section 3(3) of ERISA (whether governed by the laws of the United States or otherwise) other than a Multiemployer Plan, to which any Borrower incurs or otherwise has any obligation or liability, contingent or otherwise.

“Board” means MediaCo’s board of directors (or equivalent management or oversight body) as elected from time to time in accordance with the Organization Documents and bylaws of MediaCo in effect from time to time.

“Borrower Materials” has the meaning specified in Section 8.10(e).

“Borrower Representative” means MediaCo in its capacity as set forth in Section 8.25.

“Borrowers” has the meaning specified in the preamble to this Agreement.

“Borrowing” means the borrowing of a Term Loan.

“Borrowing Base” means, as of any date of determination, the result of:

(a) 85% multiplied by the face amount of Eligible Accounts, plus

(b) 25% multiplied by the FCC License Appraised Value, plus

(c) 25% of the Specified Option Value, minus

(d) Reserves implemented by the Term Agent in its Permitted Discretion;

provided, (i) until the delivery of field examinations in respect of the Eligible Accounts of the Loan Parties, in each case, in form and substance reasonably acceptable to the Term Agent, prepared by Persons reasonably acceptable to the Term Agent (the “Initial Field Examination”), clause (a) of the Borrowing Base shall be deemed to be $12,304,000; provided, further, that if the Initial Field Examination is not delivered to the Term Agent on or prior to May 8, 2024 (or such later date as may be agreed by Term Agent in its sole discretion) then, from and after such date, clause (a) of the Borrowing Base shall be deemed to be $0 and (ii) following delivery to Term Agent of the Initial Field Examination and upon not less than three (3) days’ notice, the Term Agent may (in its Permitted Discretion and without limitation of the Term Agent’s rights pursuant to the definition of Reserves or any other provision of this Agreement) adjust standards of eligibility, advance rates and Reserve criteria for Eligible Accounts in light of such Initial Field Examination; provided, further, that the Term Agent shall not be required to provide notice with respect to changes to Reserves based on mathematical calculations.

Provided, further, that, for the avoidance of doubt, the Borrowing Base shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Term Agent, as adjusted to give effect to any Reserves implemented, increased, reduced or otherwise modified following such delivery in the Permitted Discretion of the Term Agent (without notice to the Borrower or any other Loan Party).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit I hereto (with such changes therein as may be required by the Term Agent to reflect the components of and reserves against the Borrowing Base as provided for hereunder from time to time) in accordance with the terms hereof.

“Borrowing Base Ratio” means, as of the end of any fiscal month the ratio of (x) the Borrowing Base as at the end of such fiscal month (calculated pursuant to the Borrowing Base Certificate delivered pursuant to Section 4.2(c)) to (y) the aggregate outstanding principal amount of Term Loans as at the end of such fiscal month.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that when used in connection with a Term SOFR Loan, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Capital Adequacy Regulation” means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Term Lender or of any corporation controlling a Term Lender.

“Capital Expenditures” means, with respect to the Borrowers and their Subsidiaries for any period, any expenditure in respect of the purchase or other acquisition of any fixed or capital asset, net of any proceeds or credits received upon a sale or trade of existing assets.

“Capital Lease” means, with respect to any Person, any lease of, or other arrangement conveying the right to use, any Property by such Person as lessee that has been or should be accounted for as a capital lease on a balance sheet of such Person prepared in accordance with GAAP.

“Capital Lease Obligations” means, at any time, with respect to any Capital Lease, any lease entered into as part of any sale leaseback transaction of any Person or any synthetic lease, the amount of all obligations of such Person that is (or that would be, if such synthetic lease or other lease were accounted for as a Capital Lease) capitalized on a balance sheet of such Person prepared in accordance with GAAP.

“Cash Equivalents” means (a) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of the United States federal government, (b) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (c) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any Person organized under the laws of any state of the United States, (d) any Dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) any Term Lender or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 and (e) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (a), (b), (c) or (d) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (a), (b), (c) or (d) above shall not exceed 360 days.

“Cash Payment Conditions” means, with respect to any cash payment under Section 5.10(e), the following conditions:

(a)          no default or Event of Default has occurred and is continuing or would result from such payment;

(b)          the Borrowers and their Subsidiaries are in compliance with the financial covenants set forth in Section 5.22, measured as of the last day of the Applicable Reference Period at such time (but with Liquidity measured as of the date of, and immediately after giving effect to such payment) and determined on a pro forma basis; and

(c)          the Borrowing Base Ratio on a pro forma basis is no less than 100%.

“Change in Control” means that, at any time, (a) one or more Standard General Controlled Funds fail to own and control, directly or indirectly, fifty-one percent (51%) or more of the aggregate Voting Power represented by the issued and outstanding Stock of MediaCo, (b) a majority of the members of the Board do not constitute Continuing Directors, or (c) MediaCo fails to own and control, directly or indirectly, 100% of the Stock of each other Borrower and any other direct or indirect Subsidiary of MediaCo formed or acquired after the Closing Date free and clear of all Liens (other than the Liens in favor of the Term Agent pursuant to the Loan Documents and other Liens permitted hereunder).

“Closing Date” means April 17, 2024.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Property and interests in Property and proceeds thereof now owned or hereafter acquired by any Borrower, upon which a Lien in favor of the Term Agent, on behalf of itself, the Term Lenders and the other Secured Parties, is granted, purported to be granted or otherwise exists, in each case, to secure the Obligations, whether under this Agreement or under any Collateral Document.

“Collateral Assignment” means (i) that certain Collateral Assignment of Material Contracts in connection with the Option Agreement, (ii) that certain Collateral Assignment of Material Contracts in connection with the TV Affiliation Agreement and (iii) that certain Collateral Assignment of Material Contracts in connection with the Radio Affiliation Agreement, each as delivered in accordance with Section 4.19 hereof.

 “Collateral Documents” means, collectively, the Security Agreement, the Mortgages (if any), each Control Agreement, each Collateral Assignment, all other security agreements, pledge agreements, patent security agreements, copyright security agreements, trademark security agreements, lease assignments, guaranties and other similar agreements, and all amendments, restatements, modifications or supplements thereof or thereto, by or between any one or more of any Borrower and the Term Agent for the benefit of the Term Agent, the Term Lenders and other Secured Parties now or hereafter delivered to the Term Agent pursuant to or in connection with the transactions contemplated hereby, and all financing statements (or comparable documents now or hereafter filed in accordance with the UCC or comparable law) against any such Person as debtor in favor of the Term Agent for the benefit of the Term Agent, the Term Lenders and the other Secured Parties, as secured party, as any of the foregoing may be amended, restated and/or modified from time to time.

“Commitment” means, with respect to each Term Lender, its Initial Term Loan Commitment and/or its Delayed Draw Term Loan Commitment, as the context requires, in each case, as such Dollar amounts are set forth beside such Term Lender’s name under the applicable heading on Schedule 1.1 to the Agreement, or in the Assignment pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 8.9 of the Agreement.

“Communications Act” means the Communications Act of 1934, as amended, and any similar or successor Federal statute, and the rules and regulations of the FCC or any other similar or successor agency thereunder.

“Communications Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by a Governmental Authority (including the FCC) relating in any way to the use of radio frequency spectrum or the offering or provision of video, communications, telecommunications or information services (including the Communications Act).

“Competitor” means (i) any competitor of any Loan Party that is an operating company directly and primarily engaged in the same or a substantially similar line of business as such Loan Party and (ii) any customer and supplier of any Loan Party (other than any customer or supplier that is a bank, financial institution, other institutional lender or an affiliate thereof).

“Compliance Certificate” means a certificate of the Borrowers in substantially the form of Exhibit C.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial position, cash flows, or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, with respect to any Person and its Subsidiaries on a Consolidated basis for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining Consolidated Net Income for such period, the sum of (i) Consolidated Interest Expense for such period, (ii) income tax expense for such period, (iii) all amounts attributable to depreciation and amortization expense for such period, (iv) any extraordinary non-cash charges for such period, (v) any other non-cash charges for such period (but excluding any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period), (vi) unusual or non-recurring charges, expenses or losses not to exceed twenty (20%) of Consolidated EBITDA in any fifteen (15) month period (calculated prior to giving effect to such addbacks and adjustments), (viii) cash restructuring charges and business optimization charges, including charges related to the pre-opening, opening, closure or consolidation of facilities, retention charges, transition, redundancy and contract termination charges, recruiting, retention, relocation, severance and signing bonuses and charges, systems establishment charges, conversion charges, excess pension charges, curtailments or modifications to pension and post-retirement employee benefit plans, (ix) adjustments and add-backs specifically identified in the Sponsor Model and (x) to the extent paid or payable in cash, expenses incurred in such period in connection with entering into (1) Permitted Indebtedness and any amendments thereto, (2) the Estrella Acquisition, (3) this Agreement and any amendments, waivers or modifications thereto, minus (b) without duplication and to the extent included in Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(v) taken in a prior period, (ii) benefit for income taxes and (iii) any unusual or non-recurring gains and any non-cash items of income for such period, all calculated for MediaCo and its Subsidiaries on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person and its Subsidiaries on a Consolidated basis for any period, (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) the portion of rent expense under Capital Leases that is treated as interest in accordance with GAAP, and (d) any losses on hedging obligations or other derivative instruments entered into for the purpose of hedging interest rate risk.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of MediaCo and its Subsidiaries, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the MediaCo or any of its Subsidiaries, (b) the income (or deficit) of any Person (other than a Subsidiary) in which the MediaCo or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the MediaCo or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation (other than under any Loan Document) or Requirements of Law applicable to such Subsidiary.

“Contingent Obligation” means, as to any Person, any direct or indirect liability, contingent or otherwise, of that Person:  (a) with respect to any Indebtedness, lease, dividend or other obligation of another Person if the primary purpose or intent of the Person incurring such liability, or the primary effect thereof, is to provide assurance to the obligee of such liability that such liability will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such liability will be protected (in whole or in part) against loss with respect thereto; (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (c) with respect to any performance bonds, bonds, bank guaranties issued under bank facilities or otherwise or other similar instruments, (d) under any Rate Contracts; (e) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (f) for the obligations of another Person through any agreement to purchase, repurchase or otherwise acquire such obligation or any Property constituting security therefor, to provide funds for the payment or discharge of such obligation or to maintain the solvency, financial condition or any balance sheet item or level of income of another Person.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determined amount, the maximum amount so guarantied or supported.

“Continuing Director” means (a) any member of the Board who was a director of MediaCo on the Closing Date, and (b) any individual who becomes a member of the Board after the Closing Date if such individual was approved, appointed or nominated for election to the Board by a majority of the Continuing Directors, but excluding any such individual originally proposed for election in opposition to the directors of the Board in office at the Closing Date in an actual or threatened election contest relating to the election of the directors of MediaCo and whose initial assumption of office resulted from such contest or the settlement thereof.

“Contractual Obligations” means, as to any Person, any provision of any security (whether in the nature of Stock, Stock Equivalents or otherwise) issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement (other than a Loan Document) to which such Person is a party or by which it or any of its Property is bound or to which any of its Property is subject.

“Control Account” means each deposit account, securities account, or commodities account now or hereafter owned by the Borrowers, other than an Excluded Account.

“Control Agreement” means, with respect to any deposit account, securities account, commodity account, securities entitlement or commodity contract, an agreement, in form and substance reasonably satisfactory to the Term Agent, among the Term Agent, the financial institution or other Person at which such account is maintained or with which such entitlement or contract is carried and any Borrower maintaining such account, entitlement or contract, as applicable, effective to grant “control” (within the meaning of Articles 8 and 9 under the applicable UCC) over such account to the Term Agent.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414 of the Code.

“Copyrights” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith.

“Customary Permitted Encumbrances” means:

(a)          Liens imposed by law for taxes, assessments or governmental charges or levies that are not yet due and payable or are being contested in compliance with Section 4.7(a);

(b)          carriers’, warehousemen’s, landlord’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the Ordinary Course of Business and securing obligations that are not overdue by more than 60 days or which are being contested in good faith and by appropriate proceedings diligently prosecuted, which proceedings have the effect of preventing the forfeiture or sale of the Property subject thereto and for which adequate reserves in accordance with GAAP are being maintained;

(c)          pledges and deposits made in the Ordinary Course of Business (i) in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations and (ii) to secure bids, tenders, leases (other than Capital Leases), surety bonds and similar obligations;

(d)          Liens (including rights of set off) in favor of a bank or other depository institution arising as a matter of law encumbering deposits permitted by this Agreement and Liens in favor of collecting banks arising in the Ordinary Course of Business and pursuant to the UCC;

(e)          judgment liens in respect of judgments (other than for payment of Taxes, assessments or other governmental charges) that do not constitute an Event of Default under Section 6.1(h);

(f)          Liens in favor of customs and revenue authorities arising as a matter of law which secure payment of customs duties in connection with the importation of goods in the Ordinary Course of Business;

(g)          easements, zoning, entitlement, land use, or environmental restrictions or regulations, rights-of-way, covenants, conditions, restrictions, minor defects and irregularities in title and similar encumbrances on real property imposed by law or arising in the Ordinary Course of Business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the Ordinary Course of Business of any Borrower or any Subsidiary;

(h)          [reserved];

(i)          any right reserved to any Governmental Authority to regulate the affected property (including restrictions stated in any permits), provided that none are currently violated, and none grant to any Governmental Authority the right, whether or not then currently exercisable, to cause any forfeiture of all or any part of the Real Estate subject thereto; and

(j)          liens on the unearned portion of insurance premiums, dividends and loss payments securing the financing of insurance premiums.

provided that the term “Customary Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Daily Simple SOFR” means, for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Term Agent in accordance with the conventions for this rate selected or recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Term Agent decides that any such convention is not administratively feasible for the Term Agent, then the Term Agent may establish another convention in its reasonable discretion.

“DDTL Availability Period” means (x) with respect to Delayed Draw Term Loan Commitments in effect on the Closing Date, the period commencing with the Closing Date and ending on the date that is the one (1) year anniversary of the Closing Date~~.~~ and (y) with respect to Delayed Draw Term Loan Commitments in effect on and after the First Amendment Effective Date, the period commencing with the First Amendment Effective Date and ending on the maturity date of the Emmis Subordinated Note.

“DDTL Facility” has the meaning specified therefor in Section 1.1(a)(ii).

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, arrangement, compromise, receivership, insolvency, reorganization, or similar debtor relief laws (including applicable provisions of any corporate laws) of the United States or any state thereof or other applicable jurisdictions from time to time in effect.

“Default” means any event or circumstance that, with the passing of time or the giving of notice or both, would (if not cured or otherwise remedied during such time) become an Event of Default.

“Delayed Draw Borrowing Date” means any date on which a Delayed Draw Term Loan is funded.

“Delayed Draw Term Lender” means a Term Lender that has a Delayed Draw Term Loan Commitment or that has an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” has the meaning specified therefor in Section 1.1(a)(ii) and shall be deemed to include any First Amendment Delayed Draw Term Loan.

“Delayed Draw Term Loan Commitment” means, with respect to each Term Lender, its Delayed Draw Term Loan Commitment, and, with respect to all Term Lenders, their Delayed Draw Term Loan Commitments, in each case, as such Dollar amounts are set forth beside such Term Lender’s name under the applicable heading on Schedule 1.1 to the Agreement or in the Assignment pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement. As of the First Amendment Effective Date, the aggregate Delayed Draw Term Loan Commitments equal $7,500,000.

“Disposition” (or similar words such as “Dispose”) means, with respect of any Person, the sale, transfer, lease, contribution, conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any of such Person’s or its Subsidiaries’ assets (including accounts receivables and Stock of Subsidiaries), disposition of assets or property to any other Person, including, but not limited to, any allocation of assets among newly divided limited liability companies in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws), including but not limited to, Section 18-217 of the Delaware Limited Liability Company Act.

“Disqualified Equity Interests” means any Stock Equivalents that, by their terms (or by the terms of any security into which they are convertible or for which they are exchangeable) or upon the happening of any event, mature or are mandatorily redeemable for any consideration other than for Qualified Equity Interests, pursuant to a sinking fund obligation or otherwise, or are convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Qualified Equity Interests at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the earlier of (i) the Closing Date and (ii) the first date on which none of the Indebtedness or other obligations, or commitments, remain outstanding under any Loan Document.

“Disqualified Lenders” means (i) those Persons who are Competitors and (ii) any known Affiliate of any Person referred to in clause (i) above that is either (x) readily identifiable as such on the basis of such Affiliate’s name or (y) identified in writing by the Borrower on a list provided to the Term Agent from time to time, each such update to be subject to the written acceptance and acknowledgement of the Term Agent (which acceptance and acknowledgement shall not be unreasonably withheld, conditioned or delayed); provided that (x) an Affiliate of a Competitor shall not include any such Affiliate that is primarily engaged in, or that advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which any such Person referred to in clause (i) above does not, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity and (y) if the Term Agent or any Term Lender seeks the deletion from any such list of any such Person which, in the reasonable judgment of the Term Agent or such Term Lender, as applicable, no longer meets the descriptions contained in this definition, the Term Agent or such Term Lender, as applicable, shall provide the Borrower with written request seeking Borrower’s prompt approval therefor, which approval shall not be unreasonably withheld or delayed. For the avoidance of doubt, designations of Disqualified Lenders shall not apply retroactively to disqualify any Persons that have previously acquired an assignment in the Loans.

“Dollars”, “dollars” and “$” each mean lawful money of the United States of America.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Term Agent, including Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Term Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority, or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, or otherwise to or from an E-System.

“Eligible Accounts” means those Accounts created by a Loan Party in the ordinary course of its business, that arise out of its sale of goods or rendition of services in the United States that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by full performance and represents the bona fide amounts due to a Borrower from an Account Debtor, and in each case originated in the ordinary course of business of such Borrower, and (ii) is not ineligible for inclusion in the calculation of the Borrowing Base pursuant to any of clauses (a) through (r) below.  Without limiting the foregoing, to qualify as an Eligible Accounts, an Account shall indicate no Person other than a Borrower as payee or remittance party.  In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that a Borrower may be obligated to rebate to a customer pursuant to the terms of any written agreement or understanding), and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrowers to reduce the amount of such Eligible Account.  Any Accounts meeting the foregoing criteria shall be deemed Eligible Accounts but only as long as such Account is not included within any of the following categories, in which case such Account shall not constitute an Eligible Account:

(a)          Accounts that are not evidenced by an invoice;

(b)          Accounts that have been outstanding for more than ninety (90) days from the invoice date; or more than sixty (60) days past the due date or Accounts with selling terms of more than ninety (90) days;

(c)          Accounts due from any Account Debtor for which more than 50.0% of the Accounts owing from such Account Debtor and its Affiliates are ineligible under clause (b) above.

(d)          Accounts with respect to which a Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than Liens granted to the Term Agent pursuant to the Collateral Documents and other Permitted Liens) or which are not subject to a first priority Lien in favor of the Term Agent;

(e)          Accounts which are disputed or with respect to which a claim, counterclaim, offset, make good liability or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset, make good liability or chargeback;

(f)          Accounts (i) arising out of any sale made not in the ordinary course of business, (ii) made on a basis other than upon credit terms usual to the business of the Borrowers, (iii) not payable in Dollars or (iv) with respect to which the services giving rise to such Account have not been performed and billed to the Account Debtor;

(g)          Accounts which do not conform in all material respects to all representations, warranties or other provisions in the Loan Documents relating to Accounts;

(h)          Accounts which are owed by any Affiliate of a Loan Party or Accounts owed by any employee of a Loan Party;

(i)          Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, to the knowledge of the Borrower is not solvent, has gone out of business, or as to which a Loan Party has received notice of an imminent Insolvency Proceeding or a material impairment of the financial condition of such Account Debtor;

(j)          Accounts of a Loan Party with respect to which the Account Debtor is (i) the United States or any department, agency, or instrumentality of the United States (exclusive, however, of Accounts with respect to which such Loan Party has complied, to the reasonable satisfaction of Term Agent, with the Assignment of Claims Act, 31 USC §3727), or (ii) any state of the United States;

(k)          Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner reasonably acceptable to the Term Agent, (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom, (iii) representing a progress billing, (iv) with respect to which any Loan Party or Subsidiary thereof has received a loan or advance payment, to the extent of such loan or payment, or (v) to the extent relating to payment of interest, fees or late charges;

(l)          Accounts arising out of sales on a bill-and-hold, guaranteed sale, sale-or-return, sale on approval or consignment basis or subject to any right of return, setoff or charge back;

(m)          with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (A) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Term Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Term Agent and is directly drawable by Term Agent, or (B) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Term Agent;

(n)          Accounts evidenced by a promissory note or other instrument which has not been assigned or endorsed and delivered to Term Agent, or Accounts that have been reduced to judgment;

(o)          Accounts consisting of amounts due from vendors as rebates or allowances;

(p)          Accounts which are in excess of the credit limit for such Account Debtor established by the Loan Parties in the ordinary course of business and consistent with past practices;

(q)          Accounts which include extended payment terms (datings) beyond those generally furnished to other Account Debtors in the ordinary course of business or that have been redated, extended, compromised, settled or otherwise modified or discounted without the consent of the Term Agent;

(r)          Accounts, the collection of which, Term Agent, in its Permitted Discretion, believes to be doubtful, including by reason of the Account Debtor’s financial condition; or

(s)          Accounts with respect to which the Account Debtor is a Sanctions Target; or

(t)          Accounts which the Term Agent determines in its reasonable discretion to be unacceptable for inclusion in accordance with the most recently delivered field examination.

 “Emmis Radio Seller” means Emmis Communications Corporation, an Indiana corporation.

“Emmis Subordinated Note” means the Unsecured Convertible Promissory Note dated as of November 25, 2019, made by MediaCo to the Emmis Radio Seller, in the original principal amount of $5,000,000.

“Environmental Laws” means all Requirements of Law and Permits imposing liability or standards of conduct for or relating to the regulation and protection of human health and safety (to the extent relating to Hazardous Materials), the environment and natural resources, and including environmental transfer of ownership, notification or approval statutes.

“Environmental Liabilities” means all Liabilities (including costs of Remedial Actions, natural resource damages and costs and expenses of investigation and feasibility studies, including the reasonable cost of environmental consultants and the reasonable cost of attorney’s fees) that may be imposed on, incurred by or asserted against any Borrower or any Subsidiary of any Borrower, and for purposes of Section 8.6(b) that may be imposed on, incurred by or asserted against any Indemnitee, as a result of, or related to, any claim, suit, action, investigation, proceeding or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law or otherwise, arising under any Environmental Law or in connection with any Release and resulting from the ownership, lease, sublease or other operation of Real Estate by any Borrower or any Subsidiary of any Borrower, whether on, prior or after the date hereof.

“Equipment” means all “equipment,” as such term is defined in the UCC, now owned or hereafter acquired by any Borrower, wherever located.

“Equity Issuance” means, any issuance by any Loan Party or any Subsidiary to any Person of its Stock or Stock Equivalents.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, collectively, any Borrower and any Person under common control or treated as a single employer with, any Borrower, within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means any of the following: (a) a reportable event described in Section 4043(b) of ERISA (or, unless the 30-day notice requirement has been duly waived under the applicable regulations, Section 4043(c) of ERISA) with respect to a Title IV Plan; (b) the withdrawal of any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal within the meaning of Sections 4203 or 4205 of ERISA of any ERISA Affiliate from any Multiemployer Plan; (d) with respect to any Multiemployer Plan, the filing of a notice of reorganization, insolvency or termination (or treatment of a plan amendment as termination) under Section 4041A of ERISA; (e) the filing of a notice of intent to terminate a Title IV Plan (or treatment of a plan amendment as termination) under Section 4041 of ERISA; (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (g) the failure to make any required contribution to any Title IV Plan or Multiemployer Plan when due; (h) the imposition of a Lien under Section 412 or 430(k) of the Code or Section 303 or 4068 of ERISA on any property (or rights to property, whether real or personal) of any ERISA Affiliate; (i) a written determination from the Internal Revenue Service or any other Governmental Authority regarding the failure of a Benefit Plan or any trust thereunder intended to qualify for tax exempt status under Section 401 or 501 of the Code or other Requirements of Law to qualify thereunder; (j) a Title IV Plan is in “at risk” status within the meaning of Code Section 430(i); (k) a Multiemployer Plan is in “endangered status” or “critical status” within the meaning of Section 432(b) of the Code; (l) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan; or (m) the imposition of any material liability upon any ERISA Affiliate under Title IV of ERISA other than for PBGC premiums due but not delinquent.

“Erroneous Payment” has the meaning assigned to it in Section 8.26(a).

“Erroneous Payment Deficiency Assignment” has the meaning assigned to it in Section 8.26(d)(i).

“Erroneous Payment Impacted Class” has the meaning assigned to it in Section 8.26(d)(i).

“Erroneous Payment Return Deficiency” has the meaning assigned to it in Section 8.26(d)(i).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 8.26(e).

“Estrella” means Estrella Media, Inc., a Delaware corporation.

“Estrella Acquisition” means the Acquisition by MediaCo of certain assets of Estrella and the other Estrella Entities pursuant to the Estrella Acquisition Agreement, which Acquisition will be consummated on the Closing Date.

“Estrella Acquisition Agreement” means that certain Asset Purchase Agreement, dated as of the Closing Date, by and among MediaCo, as Parent, MediaCo Operations LLC, as Purchaser, Estrella, as the Company and SLF LBI Aggregator, LLC, as the Company Aggregator.

 “Estrella Entities” means, collectively, Estrella and the other entities parties to the Estrella Acquisition Agreement.

“Estrella Transaction Document” has the meaning set forth in Section 2.1(b)(v).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning set forth in Section 6.1.  An Event of Default shall be deemed to be continuing unless and until such Event of Default has been waived in accordance with Section 8.1.

“Event of Loss” means, with respect to any Property, any of the following: (a) any loss, destruction or damage of such Property; or (b) any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of such Property, or confiscation of such Property or the requisition of the use of such Property.

“Excess Cash Flow” means, for any Fiscal Year of the Borrowers, the excess (if any) of (a) Consolidated EBITDA for such Fiscal Year over (b) the sum (for such Fiscal Year) of (i) Consolidated Interest Expense actually paid or payable in cash by the Borrowers and their Subsidiaries, (ii) mandatory prepayments (together with any Exit Fee thereon), to the extent actually made, of the Term Loan pursuant to Section 1.7(c), (iii) all income taxes actually paid or payable in cash by the Borrowers and their Subsidiaries, (iv) Restricted Payments paid in cash by MediaCo in an amount not to exceed $3,000,000 during such Fiscal Year, and (v) Capital Expenditures actually made by the Borrowers and their Subsidiaries in such Fiscal Year, other than any Investment made by the Borrowers pursuant to Section 5.4(i).

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Accounts” means, collectively, (a) deposit accounts used as payroll accounts, trust accounts, accounts used for withholding tax, goods and services tax, sales tax or payroll tax; provided that, in all cases described in this definition, such accounts shall be “Excluded Accounts” only to the extent such accounts are funded by the Borrowers in the Ordinary Course of Business or as required by applicable law, such accounts are used exclusively for the purposes intended by such accounts and no other amounts are funded in such accounts, (b) zero balance accounts, and (c) deposit accounts including the funds on deposit therein, that has been pledged to secure Indebtedness or other obligations incurred under Section 5.5(l), in each case, to the extent such cash collateral is expressly permitted by Section 5.1(e) and is exclusively used for such purpose; provided, however, such deposit account and the funds on deposit therein shall constitute Collateral and not an Excluded Account from and after release and termination of the pledge and lien thereon, and upon such release and termination, all amounts from such Deposit Account shall be transferred to a deposit account subject to a Control Agreement.

“Excluded Assets” has the meaning assigned to it in the Security Agreement.

“Excluded Rate Obligation” means, with respect to any Loan Party, any Contingent Obligation under any Rate Contracts if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant under a Loan Document by such Loan Party of a security interest to secure, such Contingent Obligation (or any guaranty thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the Guarantee of such Loan Party, or grant by such Loan Party of a security interest, becomes effective with respect to such Contingent Obligation.  If a Contingent Obligation under any Rate Contract arises under a master agreement governing more than one Rate Contract, such exclusion shall apply to only the portion of such Contingent Obligations that is attributable to Rate Contracts for which such Guarantee or security interest becomes illegal or unlawful.

“Excluded Tax” means with respect to any Secured Party (a) Taxes imposed on or measured by net income (however denominated, including branch profits Taxes) and franchise Taxes imposed in lieu of net income Taxes, in each case (i) imposed as a result of such Secured Party being organized under the laws of, or having its principal office or, in the case of any Term Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed on any Secured Party as a result of a present or former connection between such Secured Party and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any Secured Party having executed, delivered or performed its obligations or received a payment under, or enforced, any Loan Document, or sold or assigned any interest in any Loan or Loan Document); (b) in the case of a Term Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Term Lender with respect to an applicable interest in a Term Loan pursuant to a law in effect on the date that such Person acquired such interest in a Term Loan or designated a new Lending Office (in each case, other than pursuant to a request by any Borrower), except in each case to the extent such Person was entitled before it designated a new Lending Office, or is a direct or indirect assignee of any other Secured Party that was entitled, at the time the assignment to such Person became effective, to receive additional amounts under Section 9.1(b) with respect to such Taxes; (c) Taxes that are attributable to the failure by any Secured Party to deliver the documentation required to be delivered pursuant to Section 9.1(f), and (d) any withholding Taxes imposed under FATCA.

“Exit Fee” shall have the meaning specified in Section 1.8(~~c~~d)(i).

“FATCA” means sections 1471, 1472, 1473 and 1474 of the Code as of the date of this Agreement (and any amended or successor provisions thereto that is substantively comparable and not materially more onerous to comply with), the United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCC” means the Federal Communications Commission, and any successor agency of the United States government exercising substantially equivalent powers.

“FCC License” means any governmental authorization, permit, license, approval, entitlement or accreditation for a main Station license held by an FCC License Holder granted by the FCC pursuant to the Communications Act, or by any other Governmental Authority pursuant to Communications Laws, to such FCC License Holder or assigned or transferred to any FCC License Holder pursuant to Communications Laws.

“FCC License Appraised Value” means the appraised value of the FCC Licenses in full force and effect held by FCC License Holders based on the most recently delivered Acceptable Appraisal.

“FCC License Holder” means any Loan Party that has been issued and currently holds any FCC License.

 “Federal Flood Insurance” means federally backed Flood Insurance available under the National Flood Insurance Program to owners of real property improvements located in Special Flood Hazard Areas in a community participating in the National Flood Insurance Program.

“Federal Funds Effective Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to the Term Agent on such day on such transactions as determined by the Term Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any entity succeeding to any of its principal functions.

“Fee Letter” means the letter agreement, dated as of the Closing Date, between the Borrowers and the Term Agent, as amended from time to time.

“FEMA” means the Federal Emergency Management Agency, a component of the U.S. Department of Homeland Security that administers the National Flood Insurance Program.

“First Amendment” means that certain First Amendment to this Agreement, dated as of September 10, 2024, by and among the Borrowers, the Lenders and the Administrative Agent.

“First Amendment DDTL Commitment Fee” means a fee payable by Borrowers to Term Lender in an amount equal $250,000 in accordance with Section 1.8(c).

“First Amendment Delayed Draw Term Loans” means any Delayed Draw Term Loan funded on or after the First Amendment Effective Date in an aggregate principal amount not to excess the Delayed Draw Commitments as in effect on the First Amendment Effective Date.

“First Amendment DDTL Obligations” means, as of any date of determination, Obligations hereunder in an amount equal to the aggregate outstanding amount of First Amendment Delayed Draw Term Loans.

“First Amendment Effective Date” has the meaning specified in the First Amendment.

“Fiscal Month” means any of the monthly accounting periods of the Borrowers ending on last day of each calendar month.

“Fiscal Quarter” means any of the quarterly accounting periods of the Borrowers ending on last day of each calendar quarter.

“Fiscal Year” means any of the annual accounting periods of the Borrowers ending on December 31 of each year.

“Flood Insurance” means, for any Real Estate located in a Special Flood Hazard Area, Federal Flood Insurance or private insurance that (a) meets the requirements set forth by FEMA in its Mandatory Purchase of Flood Insurance Guidelines and (b) shall be in an amount equal to the full, unpaid balance of the Term Loan and any prior Liens on the Real Estate but not to exceed the maximum amounts required under the National Flood Insurance Program with deductibles as required under the National Flood Insurance Program.

“Floor” means three and one-half percent (3.50%).

“Foreign Benefit Plan” means each material plan, fund, program or policy established under the law of a jurisdiction other than the United States (or a state or local government thereof), whether formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which one or more of the Borrowers or their Subsidiaries have any liability with respect to any employee or former employee, but excluding any Foreign Pension Plan.

“Foreign Pension Plan” means a pension plan required to be registered under the law of a jurisdiction other than the United States (or a state or local government thereof), that is maintained or contributed to by one or more of the Borrowers or their Subsidiaries for their employees or former employees.

“Foreign Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not incorporated, organized or otherwise formed under the laws of the United States, any state thereof or the District of Columbia.

“Funds Flow Memorandum” shall have the meaning specified in Section 2.1(b).

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time, set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants, in the statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions and comparable stature and authority within the accounting profession) that are applicable to the circumstances as of the date of determination.  Subject to Section 10.3, all references to “GAAP” shall be to GAAP applied consistently with the principles used in the preparation of the financial statements described in Section 3.11(a).

“Governmental Authority” means any nation, sovereign or government, any state or other political subdivision thereof, any agency, authority or instrumentality thereof and any entity or authority exercising executive, legislative, taxing, judicial, regulatory or administrative functions of or pertaining to government, including any central bank, stock exchange, regulatory body, arbitrator, public sector entity, supra-national entity (including the European Union and the European Central Bank) and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (i) the stated or determinable amount of the primary payment obligation in respect of which such Guarantee is made and (ii) the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Guarantee, unless such primary payment obligation and the maximum amount for which such guaranteeing Person may be liable are not stated or determinable, in which case the amount of the Guarantee shall be such guaranteeing Person’s maximum reasonably possible liability in respect thereof as reasonably determined by MediaCo in good faith in consultation with the Term Agent.

“Guarantor” means collectively, each Subsidiary of MediaCo that becomes a party to a Guaranty Agreement, and “Guarantors” means any two or more of them.

“Guaranty Agreement” means the guaranty agreement, dated as of the Closing Date, by the Loan Parties in favor of the Term Agent, as the same may be amended, modified or supplemented from time to time in accordance with the terms thereof and of this Agreement, including Section 4.13 hereof.

“Hazardous Material” means any substance, material or waste that is classified, regulated or otherwise characterized under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning or regulatory effect, including, without limitation, petroleum or any fraction thereof, asbestos, polychlorinated biphenyls and radioactive substances.

“HPS” means HPS Investment Partners, LLC.

“Indebtedness” of any Person means, without duplication: (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of Property or services (including earn-out obligations, but excluding trade payables entered into in the Ordinary Course of Business); (c) the face amount of all letters of credit issued for the account of such Person and without duplication, all drafts drawn thereunder and all reimbursement or payment obligations with respect to letters of credit, surety bonds and other similar instruments issued by such Person; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of Property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property); (f) all Capital Lease Obligations; (g) the principal balance outstanding under any synthetic lease, off-balance sheet loan or similar off balance sheet financing product; (h) all obligations, whether or not contingent, to purchase, redeem, retire, defease or otherwise acquire for value any of its own Stock or Stock Equivalents (or any Stock or Stock Equivalent of a direct or indirect parent entity thereof) prior to the date that is 90 days after the date specified in clause (a) of the definition of Termination Date, valued at, in the case of redeemable preferred Stock, the greater of the voluntary liquidation preference and the involuntary liquidation preference of such Stock plus accrued and unpaid dividends; (i) all indebtedness referred to in clauses (a) through (h) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in Property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness; and (j) all Contingent Obligations described in clause (a) of the definition thereof in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (i) above.

“Indemnified Matters” has the meaning set forth in Section 8.6(a).

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrowers under any Loan Document and (b) Other Taxes.

“Indemnitees” has the meaning set forth in Section 8.6(a).

“Initial Term Loan” has the meaning set forth in Section 1.1(a)(i).

“Initial Term Loan Commitment” means, with respect to a Term Lender, such Term Lender’s Pro Rata Percentage of the Initial Term Loan.

“Insolvency Proceeding” means any proceeding commenced by or against any Person or entity under any provision of the Bankruptcy Code, as amended, or under any other Debtor Relief Law (domestic or foreign), including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, restructuring, receivership, insolvency, arrangement, or other relief.

“Intellectual Property” means all rights, title and interests in intellectual property and industrial property arising under any Requirements of Law and all IP Ancillary Rights relating thereto, including all Copyrights, Patents, Trademarks, Internet Domain Names and Trade Secrets.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the Closing Date, by and among the Term Agent and the Second Lien Agent.

“Interest Payment Date” means the first Business Day of each calendar month, commencing with May 1, 2024.

“Interest Period” means, in connection with a Term SOFR Loan, an interest period of one (1) month (a) initially, commencing on the date of Borrowing thereof; and (b) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period, and (iii) no Interest Period shall extend beyond the Termination Date. For purposes hereof, the date of a Term Loan or Borrowing initially shall be the date on which such Term Loan or Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Term Loan or Borrowing.

“Internet Domain Name” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to internet domain names.

“Inventory” means all of the “inventory” (as such term is defined in the UCC) of the Borrowers.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Stock of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person (including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guaranties Indebtedness of such other Person), or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person which constitute all or substantially all of the assets of such Person or of a division, line of business or other business unit of such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“Investments” has the meaning set forth in Section 5.4.

“IP Ancillary Rights” means, with respect to any Intellectual Property, as applicable, all foreign counterparts to, and all divisionals, reversions, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of, such Intellectual Property and all income, royalties, proceeds and Liabilities at any time due or payable or asserted under or with respect to any of the foregoing or otherwise with respect to such Intellectual Property, including all rights to sue or recover at law or in equity for any past, present or future infringement, misappropriation, dilution, violation or other impairment thereof, and, in each case, all rights to obtain any other IP Ancillary Right.

“IP License” means all Contractual Obligations (and all related IP Ancillary Rights), whether written or oral, granting any right, title and interest in or relating to any Intellectual Property.

“IRS” means the Internal Revenue Service of the United States and any successor thereto.

“LC Cash Collateral” has the meaning specified in Section 5.1(d).

“Lender Party” means U.S. Lender Party and Non-U.S. Lender Party.

“Lending Office” means, with respect to any Term Lender, the office or offices of such Term Lender specified as its “Lending Office” from time to time in writing to the Borrower Representative and the Term Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, Taxes, commissions (including brokerage commissions, fees and other similar compensation), charges, disbursements and expenses (including, without limitation, (a) Attorney Costs, and (b) those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means any mortgage, filing, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or otherwise), security interest or other security arrangement and any other preference, priority or preferential arrangement of any kind or nature whatsoever, including those created by, arising under or evidenced by any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Liquidity” means, at any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents of the Borrowers on deposit in Control Accounts subject to a Control Agreement. For the avoidance of doubt, (x) the undrawn amount of the DDTL Facility (if any) and (y) the amount of LC Cash Collateral, in each case shall not be included for purposes of calculating Liquidity.

“Loan” means an extension of credit by a Lender to the Borrowers under Article II in the form of a Term Loan.

“Loan Documents” means this Agreement, the Guaranty Agreement, the Term Notes, the Fee Letter, the SG Guaranty Agreement, the Collateral Documents, the Option Agreement, each Subordination Agreement, and all agreements, documents, instruments and certificates delivered from time to time to the Term Agent and/or any Term Lender in connection with any of the foregoing.

“Loan Parties” means the Borrowers and the Guarantors, and “Loan Party” means any of the foregoing.

“Mandatory Prepayment Event” has the meaning set forth in Section 1.7.

“Margin Stock” means “margin stock” as such term is defined in Regulation T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means an effect that results in or causes, or would reasonably be expected to result in or cause, a material adverse effect on any of (a) the financial condition, business, income, assets, operations or Property of the Borrowers taken as a whole; (b) the ability of the Borrowers taken as a whole to perform their obligations under any Loan Document; or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Term Agent, the Term Lenders and the other Secured Parties under any Loan Document.

“Material Contract” means (i) the Estrella Transaction Documents, (ii)  any contract or agreement of the Borrowers or their respective Subsidiaries set forth on Schedule 3.23 or any Material Indebtedness Agreement and (iii) any other (a) debt instrument (excluding the Loan Documents); (b) lease (capital, operating or otherwise), whether as lessee or lessor thereunder; (c) contract, commitment, agreement, or other arrangement with any of its “Affiliates” (as such term is defined in the Exchange Act) other than a Borrower or its Subsidiaries; (d) management or employment contract or contract for personal services with any of its Affiliates that is not otherwise terminable at will or on less than ninety (90) days’ notice without liability; (e) collective bargaining agreement; or (f) other contract, agreement, understanding, or arrangement with a third party; that, as to subsections (a) through (f) above, loss of which would reasonably be expected to cause a Material Adverse Effect.

“Material FCC License” means each FCC License with an appraised value in excess of $2,000,000.

“Material Optioned License” means each Optioned License with an appraised value (pursuant to the Specified Option Value) in excess of $2,000,000.

“Material Indebtedness Agreement” means any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing or entered into in connection with any Indebtedness of the Borrowers or any of their respective Subsidiaries equal to or in excess of the amount of $1,000,000.

“MediaCo” has the meaning specified in the preamble to this Agreement.

“Minimum MOIC Amount” means, with respect to any Term Lender, as of any date of calculation, the aggregate payments made to such Term Lender which provides 1.2x MOIC for such Term Loan.

“MNPI” has the meaning set forth in Section 8.10(a).

“MOIC” means, with respect to Term Lender with respect to a Loan made by such Term Lender, as of any date of calculation, the quotient (expressed as a decimal) obtained by dividing (i) the sum of all fees, original issue discount, interest (exclusive of any portion of such interest that accrued at the Default Rate), premiums, principal and other payments received in immediately available funds in cash by such Lender in respect of such Term Loan (including with accreted interest to be paid in immediately available funds in cash) of such Lender since the Closing Date  (or, if such Loan is advanced at a later date, the date such Loan is first advanced) (excluding, for the avoidance of doubt, any reimbursement of out-of-pocket costs or expenses and any indemnification payments made to the Term Lender not in respect of the Indebtedness), as the numerator and (ii) the highest principal amount at any time outstanding under this Agreement with respect to such Loan (including in such principal amount, any capitalized fees or interest, OID on such Loans) as denominator.

“MOIC Trigger Event” means the earliest of (a) the payment, prepayment, repayment or redemption of the obligations under the Loans in full, (b) the occurrence of the Termination Date, (c) any Term Loans are satisfied as a result of a foreclosure sale, deed in lieu or by any other means, (d) the relevant Obligations are accelerated in accordance with Section 6.2 or by operation of law, (e) a Bankruptcy Event, (f) there is a foreclosure or enforcement of any Lien on the Collateral pursuant to the Loan Documents, (g) there is a sale of the Collateral in any proceeding under Debtor Relief Laws, (h) there is a restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement in any proceeding under Debtor Relief Laws or (i) the termination of this Agreement for any reason.

“MOIC Fee” has the meaning set forth in Section 1.8(c).

“Moody’s” means Moody’s Investors Services Inc. and any other successor thereto.

“Mortgage” means any deed of trust, leasehold deed of trust, mortgage, leasehold mortgage, deed to secure debt, leasehold deed to secure debt or other similar document creating a Lien on Real Estate or any interest in Real Estate in favor of the Term Agent, for the benefit of the Secured Parties.

“Multiemployer Plan” means any multiemployer plan, as defined in Section 3(37) or 4001(a)(3) of ERISA, as to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“National Flood Insurance Program” means the program created by the U.S. Congress pursuant to the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973, as revised by the National Flood Insurance Reform Act of 1994, the Flood Insurance Reform Act of 2004, and the Biggert-Waters Flood Insurance Reform Act of 2012 and successor statutes thereto that, in some cases, mandates the purchase of flood insurance to cover real property improvements located in Special Flood Hazard Areas in participating communities.

“Net Proceeds” means (a) the cash proceeds received in respect of such event or transaction, including (i) any cash received in respect of any non-cash proceeds (including, without limitation, the monetization of notes receivables), but only as and when received or (ii) in the case of an Event of Loss, insurance proceeds, proceeds of a condemnation award or other compensation payments, in each case net of (b) the sum of (v) all reasonable fees and out-of-pocket expenses (including appraisals, and brokerage, legal, advisory, banking, title and recording tax expenses and commissions) paid by any Borrower or a Subsidiary to third parties (other than Affiliates) in connection with such event, (w) in the case of a sale or other Disposition, income taxes paid or reasonably estimated by the Borrowers (determined in good faith by a Responsible Officer of the Borrower Representative, on behalf of all the Borrowers) to be actually payable (including any payments made or expected to be made pursuant to Section 5.10(i)(iii) with respect thereto) as a result of any gain recognized in connection therewith; provided that, if the amount of any estimated taxes pursuant to subclause (b)(y) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Proceeds, (x) in the case of a sale or other Disposition or Event of Loss described Sections 1.7(b)(i) or (ii), the amount of all payments required to be made by any Borrower on any Indebtedness by the terms thereof (other than the Obligations and any Subordinated Indebtedness) secured by such asset to the extent the Lien in favor of the holder of such Indebtedness is permitted by Section 5.1(d); provided, further, that such payments made shall not exceed the lesser of the amount of cash proceeds received by such Borrower or the aggregate amount of such Indebtedness, (y) reserves in respect of purchase price adjustments and as otherwise required under GAAP, and (z) liabilities not assumed by the purchaser in connection with the Estrella Acquisition.

“Network Affiliation Agreements” means each of the TV Affiliation Agreement and Radio Affiliation Agreement.

“Non-U.S. Lender Party” means each of each Term Lender, each SPV and each participant, in each case that is not a United States person as defined in Section 7701(a)(30) of the Code.

“Obligations” means the Initial Term Loan, any Delayed Draw Term Loan and all other Indebtedness, advances (including, without limitation, any Protective Overadvances), any Erroneous Payment Subrogation Rights, debts, liabilities, obligations, fees, expenses (including Attorney Costs), any Exit Fee, covenants and duties owing by any Loan Party to any Term Lender, the Term Agent or any other Person required to be indemnified, that arises under any Loan Document, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, guaranty, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired (including, without limitation, the interest, fees, expenses and other amounts which accrue after the commencement of any Insolvency Proceeding under the Bankruptcy Code (or other Debtor Relief Law) by or against any Loan Party or any Affiliates of any Loan Party and whether or not such amounts are allowed or allowable in whole or in part in any such proceeding); provided, however, that the “Obligations” of a Loan Party shall exclude any Excluded Rate Obligations with respect to such Loan Party.

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Option” has the meaning assigned to such term in the Option Agreement.

“Option Agreement” means that certain Option Agreement dated as of the Closing Date, by and among MediaCo Operations LLC, as Option Holder (as defined therein), MediaCo, as Parent (as defined therein), Estrella, as the Company and the other parties party thereto, as amended consistent with the terms hereof.

“Option Closing” has the meaning assigned to such term in the Option Agreement.

“Optioned Licenses” means any governmental authorization, permit, license, approval, entitlement or accreditation for a main station license held by an Estrella Entity granted by the FCC pursuant to the Communications Act, or by any other Governmental Authority pursuant to Communications Laws, to such Estrella Entity or assigned or transferred to any Estrella Entity pursuant to Communications Laws.

“Option Holder” has the meaning assigned to such term in the Option Agreement.

“Ordinary Course of Business” means, in respect of any transaction involving any Person, the ordinary course of such Person’s business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in any Loan Document.

“Organization Documents” means, (a) for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation and any shareholder rights agreement, (b) for any partnership, the partnership agreement and, if applicable, certificate of limited partnership, (c) for any limited liability company, the operating agreement and articles or certificate of formation or (d) any other document setting forth the manner of election or duties of the officers, directors, managers or other similar persons, or the designation, amount or relative rights, limitations and preference of the Stock of a Person.

“Other Taxes” has the meaning set forth in Section 9.1(c).

“Patents” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to letters patent and applications therefor.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56.

“Payment Recipient” has the meaning assigned to it in Section 8.27(a).

“PBGC” means the United States Pension Benefit Guaranty Corporation and any successor thereto.

“Permits” means, with respect to any Person, any permit, approval, authorization, license, registration, certificate, concession, grant, franchise, variance or permission from, and any other Contractual Obligations with, any Governmental Authority.

“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured lender) business judgment of the Term Agent exercised in good faith.

“Permitted Indebtedness” has the meaning set forth in Section 5.5.

“Permitted Liens” has the meaning set forth in Section 5.1.

“Permitted Net Proceeds Retention Amount” has the meaning set forth in the First Amendment.

“Permitted Refinancing” means Indebtedness constituting a refinancing, renewal or extension of Indebtedness permitted under Sections 5.5(c) that (a) has an aggregate outstanding principal amount not greater than the aggregate principal amount of the Indebtedness being refinanced, renewed or extended, (b) has a weighted average maturity (measured as of the date of such refinancing or extension) and maturity no shorter than that of the Indebtedness being refinanced or extended, (c) is not entered into as part of a sale leaseback transaction, (d) is not secured by a Lien on any assets other than the collateral securing the Indebtedness being refinanced or extended, (e) the obligors of which are the same as the obligors of the Indebtedness being refinanced, renewed or extended, (f) is otherwise on terms not less favorable (taken as a whole) to the Borrowers and their Subsidiaries than those of the Indebtedness being refinanced, renewed or extended, and (g) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment or liens to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Term Agent and the Term Lenders as those that were applicable to the refinanced, renewed, or extended Indebtedness; provided, however, that such Indebtedness shall not constitute a “Permitted Refinancing” if, at the time such Indebtedness is incurred, created or assumed, a Default or Event of Default has occurred and is continuing or would result therefrom.

“Person” means any individual, partnership, corporation (including a business trust and a public benefit corporation), joint stock company, estate, association, firm, enterprise, trust, limited liability company, unincorporated association, joint venture and any other entity or Governmental Authority.

“Preferred Stock Articles” means the Articles of Amendment to MediaCo’s Amended and Restated Articles of Incorporation providing for the creation of a series of preferred stock of MediaCo designated as “Series B Preferred Stock” and providing for the designation, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions of such preferred stock.

“Pro Rata Percentage” means, as to any Term Lender, with respect to the Term Loan, the percentage equivalent of the principal amount of the Term Loan held by such Term Lender, divided by the aggregate principal amount of the Term Loan held by all Term Lenders.

“Property” or “Properties” means any interest in any kind of property or asset, whether real, personal or mixed, and whether tangible or intangible.

“Protective Overadvance” has the meaning set forth in Section 1.1(d).

“Qualified Equity Interests” means any Stock or Stock Equivalents that are not Disqualified Equity Interests.

“Radio Affiliation Agreement” means that certain Network Program Supply Agreement, dated as of the Closing Date, by and among MediaCo Operations LLC, Estrella and certain Subsidiaries of Estrella party thereto.

“Radio Segment” means the radio production and advertising sale business of the Loan Parties.

“Rate Contracts” means swap agreements (as such term is defined in Section 101(53B) of the Bankruptcy Code) and any other agreements or arrangements designed to provide protection against fluctuations in interest or currency exchange rates, including, without limitation, any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement.

“Real Estate” means any real property owned, leased, subleased or otherwise operated by any Borrower or any Subsidiary of any Borrower.

“Register” has the meaning set forth in Section 1.4(b).

“Related Persons” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article II) and other consultants and agents of or to such Person or any of its Affiliates.

“Releases” means any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material into or through the environment.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto.

“Remedial Action” means all actions under Environmental Laws required to (a) clean up, remove, treat or in any other way address any Hazardous Material in the indoor or outdoor environment, (b) prevent or minimize any Release so that a Hazardous Material does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre remedial studies and investigations and post-remedial monitoring and care with respect to any Hazardous Material.

“Required Lenders” means, as of any date of determination, Term Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan then outstanding; provided that, if at such time, there are two (2) or more Term Lenders, then Required Lenders shall mean two (2) or more Term Lenders then holding more than fifty percent (50%) of the sum of the aggregate unpaid principal amount of the Term Loan then outstanding (Term Lenders that are Affiliates of one another being considered one Term Lender for purposes of this proviso).

“Requirements of Law” means, with respect to any Person, the common law and any federal, state, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, legally binding guidelines, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities) and the interpretation or administration thereof by, and other legally binding determinations, directives, or requirements of, any Governmental Authority, in each case having the force of law and applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Reserves” means any of the following reserves which the Term Agent deems necessary, in its Permitted Discretion, to maintain: (i) reserves in respect of non-appealable judgments, non-interlocutory orders, decrees or arbitration awards involving in the aggregate a liability of $200,000 or more, (ii) reserves in respect of fines, penalties or other sanctions from the FCC involving in the aggregate a liability of $200,000 or more, (iii) reserves in respect of unpaid payroll taxes, (iv) reserves in respect of all past due rent and other amounts owing by a Borrower to any landlord and (v) reserves in respect of legal expenses expected to be required by an assignee to exercise any Optioned License under the Option Agreement, in the case of this clause (v), in an amount not to exceed an amount equal to $17,000 per Optioned License.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, the chief financial officer, the treasurer, the president or any vice president of a Borrower, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants or delivery of financial information or certifications of Solvency, the chief financial officer or the treasurer of a Borrower, or any other officer having substantially the same authority and responsibility.

“Restricted Payments” has the meaning set forth in Section 5.10.

“SG Guarantor” means Standard General GP LLC, as Guarantor under the SG Guaranty Agreement.

“SG Guaranty Agreement” means that certain Guaranty Agreement, dated as of the First Amendment Effective Date, delivered by the SG Guarantor in favor of the Term Agent, with respect to the First Amendment DDTL Obligations.

“S&P” means Standard & Poor’s Ratings Services LLC and any successor thereto.

“Sale” has the meaning set forth in Section 8.9(b).

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sanctions Target” means any Person: (a) that is the subject or target of any Sanctions; (b) named in any Sanctions-related list maintained by OFAC, the U.S. Department of State, the U.S. Department of Commerce or the U.S. Department of the Treasury, including the OFAC list of “Specially Designated Nationals and Blocked Persons,” or any similar list maintained by the United Nations Security Council, the European Union, His Majesty’s Treasury or any other relevant Governmental Authority (c) located, organized or resident in a country, territory or geographical region which is itself the subject or target of any Sanctions (including, as of the date of this Agreement, Cuba, Iran, North Korea, Syria, Crimea and so-called Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine) or (d) owned or controlled (as such terms are defined by the applicable Sanctions) by any such Person or Persons described in the foregoing clauses (a) through (c).

“Second Lien Agent” means HPS Investment Partners, LLC, in its capacity as “Term Agent” under and as defined in the Second Lien Term Loan Agreement.

“Second Lien Indebtedness” means any obligations or Indebtedness incurred under the Second Lien Term Loan Agreement.

“Second Lien Lender” means each “Lender” under and as defined in the Second Lien Term Loan Agreement.

“Second Lien Term Loan Agreement” means the Second Lien Term Loan Agreement dated as of the Closing Date, between the Loan Parties and the Second Lien Agent, as agent.

“Secured Party” means the Term Agent, each Term Lender, each other Indemnitee and each other holder of any Obligation.

“Security Agreement” means that certain Security Agreement, dated as of even date herewith, in form and substance reasonably acceptable to the Term Agent and the Loan Parties, made by the Loan Parties in favor of the Term Agent, for the benefit of the Secured Parties, as the same may be amended, restated and/or modified from time to time, together with each other security agreement executed and delivered by any other Loan Party in favor of the Term Agent, for the benefit of the Secured Parties.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the Benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Solvent” means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital.  In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Flood Hazard Area” means an area that FEMA’s then current flood maps indicate has at least a one percent (1%) chance of a flood equal to or exceeding the base flood elevation (a 100-year flood) in any given year.

“Specified Agreement” means (i) any Network Affiliation Agreement, (ii) the Option Agreement, (iii) the Second Lien Term Loan Agreement, and (iv) any Subordinated Indebtedness Document.

“Specified Option Value” means the value of the Option which is deemed to be an amount equal to the appraised value of each Optioned License in full force and effect subject to the Option Agreement based on the most recently delivered Acceptable Appraisal; provided that prior to the exercise of the Option under the Option Agreement, solely to the extent relating to a Material Optioned License, upon the occurrence of a Specified Option Event under clauses (b), (c) or (d) of the definition thereof, the Specified Option Value of such Optioned Licenses shall be immediately reduced to $0 (or such greater amount as the Term Agent may agree in its sole discretion) and the Borrower shall demonstrate before and after giving effect to such Specified Option Event pro forma compliance with the Borrowing Base Ratio.

“Specified Option Event” means the occurrence and continuation of any of the following:

(a)          the occurrence of a Bankruptcy Event with respect to any party to the Option Agreement;

(b)          the Disposition of any Optioned Licenses other than in accordance with the terms of such Option Agreement;

(c)          with respect to any applicable Optioned License, if the transfer thereof is not approved by a Governmental Authority within the later to occur of (x) 360 calendar days following the Closing Date and (y) 180 calendar days following the date on which the Option is exercised (which time period may be extended by the Term Agent in its sole discretion as to any FCC License); or

(d)          the loss, cancellation or non-renewal of any Optioned License.

“Sponsor Model” means the model delivered by Standard General L.P. to the Term Agent on March 12, 2024.

“SPV” means any special purpose funding vehicle identified as such in a writing by any Term Lender to the Term Agent.

“Standard General Controlled Fund” means a fund for which Standard General L.P. is the investment manager (and in that capacity has voting and investment control of such fund).

“Station” means any broadcasting station (including, without limitation any television or radio broadcasting station) now or hereafter owned or operated by a Loan Party or its Subsidiaries.

“Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting.

“Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

“Subordinated Creditor” means any Person that shall have entered into a Subordination Agreement with Term Agent, on behalf of the Secured Parties.

“Subordinated Indebtedness” means Indebtedness of any Borrower or any Subsidiary of any Borrower which is subordinated to the Obligations as to right and time of payment and as to other rights and remedies thereunder in accordance with a Subordination Agreement, and having such other terms as are, in each case, satisfactory to the Term Agent.

“Subordinated Indebtedness Documents” means all documents evidencing Subordinated Indebtedness and/or subject to a Subordination Agreement, including, without limitation, each subordinated promissory note or agreement issued by a Borrower to a Subordinated Creditor, and each other promissory note, instrument and agreement executed in connection therewith, all on terms and conditions reasonably acceptable to the Term Agent.

“Subordination Agreement” mean each subordination agreement by and among the Term Agent, the applicable Borrowers, the applicable Subsidiaries of the Borrowers and the applicable Subordinated Creditor, each in form and substance satisfactory to the Term Agent in its sole discretion and each evidencing and setting forth the senior priority of the Obligations over such Subordinated Indebtedness, as the same may be amended, restated and/or modified from time to time subject to the terms thereof.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture, limited liability company, association or other entity, the management of which is, directly or indirectly, controlled by, or of which an aggregate of more than fifty percent (50%) of the voting Stock is, at the time, owned or controlled directly or indirectly by, such Person or one or more Subsidiaries of such Person.  Unless otherwise specified, all references herein to a “Subsidiary” or “Subsidiaries” shall refer to a “Subsidiary” or “Subsidiaries” of a Borrower.

“Tax Affiliate” means, (a) each Borrower and its Subsidiaries and (b) any Affiliate of a Borrower with which such Borrower files consolidated, combined or unitary tax returns.

“Tax Returns” has the meaning set forth in Section 3.10.

“Taxes” has the meaning set forth in Section 9.1(a).

“Television Cash Flow” means, for any period, Consolidated EBITDA of the Television Segment for such period minus, to the extent added in calculating such Consolidated EBITDA for the Television Segment, (x) Television Segment expenses allocated to corporate level general and administrative expenses as described in the Sponsor Model and (y) Capital Expenditures related to the Television Segment.

“Television Segment” means the television production and advertising sale business of the Loan Parties.

“Term Agent” means WhiteHawk in its capacity as Term Agent and Term Agent for the Term Lenders hereunder, and any successor agent hereunder.

“Term Lender” has the meaning set forth in the preamble to this Agreement.

“Term Loan” means, collectively, the Initial Term Loan and the Delayed Draw Term Loans.

“Term Note” means a promissory note of the Borrowers payable to a Term Lender in substantially the form of Exhibit F hereto, evidencing Indebtedness of the Borrowers under the portion of the Term Loan owing to such Term Lender.

“Term SOFR” means the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the administrator of such Benchmark; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the administrator of such Benchmark and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the administrator of such Benchmark on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the administrator of such Benchmark so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day.

“Term SOFR Loan” means a Loan bearing interest at a rate determined by reference to Adjusted Term SOFR Rate.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means (x) with respect to the Initial Term Loans, the earliest to occur of (a) April 17, 2029, (b) the date on which the maturity of the Term Loan is accelerated or deemed accelerated and (c) the date that is ninety-one (91) days prior to the maturity date of any Indebtedness incurred and outstanding in excess of the Threshold Amount and (y) with respect to each Delayed Draw Term Loan, the earliest to occur of (a) two (2) years after the funding of such Delayed Draw Term Loan, (b) the date on which the maturity of the Delayed Draw Term Loan is accelerated or deemed accelerated and (c) the date that is ninety-one (91) days prior to the maturity date of any Indebtedness incurred and outstanding in excess of the Threshold Amount (with respect to this clause (c), other than the Emmis Subordinated Note to the extent repaid at maturity in accordance with Section 5.10(b)).

“Testing Date” has the meaning set forth in Section 5.22.

“Threshold Amount” means $1,000,000.

“Title IV Plan” means a pension plan subject to Title IV of ERISA, other than a Multiemployer Plan, to which any ERISA Affiliate incurs or otherwise has any obligation or liability, contingent or otherwise.

“Tower Site” means the broadcast tower (and the real property on which such tower is located) for the Station.

“Trade Secrets” means all right, title and interest (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to trade secrets.

“Trademark” means all rights, title and interests (and all related IP Ancillary Rights) arising under any Requirements of Law in or relating to trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers and, in each case, all goodwill associated therewith, all registrations and recordations thereof and all applications in connection therewith.

“TV Affiliation Agreement” means that certain Network Affiliation Program Agreement, dated as of the Closing Date, by and among MediaCo Operations LLC, Estrella and certain Subsidiaries of Estrella party thereto.

“UCC” means the Uniform Commercial Code of any applicable jurisdiction and, if the applicable jurisdiction shall not have any Uniform Commercial Code, the Uniform Commercial Code as in effect from time to time in the State of New York.

“UFCA” has the meaning set forth in Section 8.22(d).

“UFTA” has the meaning set forth in Section 8.22(d).

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling with IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender Party” means each of each Term Lender, each SPV and each participant, in each case that is a United States person as defined in Section 7701(a)(30) of the Code.

“United States” and “U.S.” each means the United States of America.

“Unused Line Fee” shall have the meaning specified in Section 1.8(b).

“Voting Power” means, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person. The holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“WhiteHawk” has the meaning set forth in the preamble to this Agreement.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

10.2        Other Interpretive Provisions.

(a)          Defined Terms.  Unless otherwise specified herein or therein, all terms defined in this Agreement or in any other Loan Document shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto.  The meanings of defined terms shall be equally applicable to the singular and plural forms of the defined terms.  Terms (including uncapitalized terms) not otherwise defined herein and that are defined in the UCC shall have the meanings therein described.

(b)          The Agreement.  The words “hereof”, “herein”, “hereunder” and words of similar import when used in this Agreement or any other Loan Document shall refer to this Agreement or such other Loan Document as a whole and not to any particular provision of this Agreement or such other Loan Document; and subsection, section, schedule and exhibit references are to this Agreement or such other Loan Documents unless otherwise specified.

(c)          Certain Common Terms.  The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.  The terms “include”, “includes” and “including” are not limiting and shall be deemed to be following by the phrase “without limitation.”  The term “Person” shall be construed to include such Person’s successors and assigns.

(d)          Performance; Time.  Whenever any performance obligation hereunder or under any other Loan Document (other than a payment obligation) shall be stated to be due or required to be satisfied on a day other than a Business Day, such performance shall be made or satisfied on the next succeeding Business Day.  In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.” If any provision of this Agreement or any other Loan Document refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be interpreted to encompass any and all means, direct or indirect, of taking, or not taking, such action.

(e)          Contracts.  Unless otherwise expressly provided herein or in any other Loan Document, references to agreements and other contractual instruments, including this Agreement and the other Loan Documents, shall be deemed to include all subsequent amendments, thereto, restatements and substitutions thereof and other modifications and supplements thereto which are in effect from time to time, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document.

(f)          Laws.  References to any statute or regulation may be made by using either the common or public name thereof or a specific cite reference and are to be construed as including all statutory and regulatory provisions related thereto or consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

(g)          Rounding.  Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

(h)          Time of Day.  Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

10.3          Accounting Terms and Principles.  All accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in accordance with GAAP.  No change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Borrowers shall be given effect for purposes of measuring compliance with any provision of Article V unless the Borrowers and the Term Agent agree to modify such provisions to reflect such changes in GAAP (and the Borrowers and the Term Agent agree to negotiate in good faith with respect thereto) and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP.  Notwithstanding anything other provision contained herein, to the extent any change, adjustment, reversal or the like that would result in any obligation that, under GAAP as in effect on the Closing Date would not be classified and accounted for as a Capital Lease, becoming classified and accounted for as a Capital Lease, such change shall be disregarded for purposes of determining “GAAP” under this Agreement.  Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article V shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary of any Borrower at “fair value.”

10.4          Payments.  The Term Agent may set up standards and procedures to determine or redetermine the equivalent in Dollars of any amount expressed in any currency other than Dollars and otherwise may, but shall not be obligated to, rely on any determination made by any Borrower.  Any such determination or redetermination by the Term Agent shall be conclusive and binding for all purposes, absent manifest error.  No determination or redetermination by any Secured Party or any Borrower and no other currency conversion shall change or release any obligation of any Borrower or of any Secured Party (other than the Term Agent and its Related Persons) under any Loan Document, each of which agrees to pay separately for any shortfall remaining after any conversion and payment of the amount as converted.  The Term Agent may round up or down and may set up appropriate mechanisms to round up or down, any amount hereunder to nearest higher or lower amounts and may determine reasonable de minimis payment thresholds.

10.5          Divisions.  For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Stock at such time.

10.6          Rates.  The Term Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Benchmark Replacement Conforming Changes.  The Term Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Base Rate, the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR Rate, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower.  The Term Agent may select information sources or services in its sole discretion to ascertain the Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR Rate or Term SOFR, or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, Term Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized Responsible Officers as of the day and year first above written.

BORROWERS:

MEDIACO HOLDING INC., as the Borrower Representative and a Borrower

By:	/s/ Ann Beemish
Name:Ann Beemish
Title:Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Amended and Restated Term Loan Agreement]

WHITEHAWK CAPITAL PARTNERS LP, as Term Agent

By:	/s/ Robert Louzan
Name: Robert Louzan
Title: Its Authorized Signatory

WHITEHAWK FINANCE LLC, as a Term Lender

By:	/s/ Robert Louzan
Name: Robert Louzan
Title: Its Authorized Signatory

[Signature Page to Amended and Restated Term Loan Agreement]

SCHEDULE 1.1

COMMITMENTS AS OF THE FIRST AMENDMENT EFFECTIVE DATE

Lender	Initial Term Loan Commitment	Delayed Draw Term Loan Commitment
WhiteHawk Finance LLC	$0	$7,500,000
TOTAL	$0	$7,500,000